As filed with the Securities and Exchange Commission on May 2, 2000
                                                       Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                    Southern States Cooperative, Incorporated
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Virginia
          ------------------------------------------------------------
                (State or other jurisdiction of incorporation or
                                  organization)

                                      5191
          ------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   54-0387200
          ------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                             6606 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-1000
          -------------------------------------------------------------
                  (Address and telephone number of registrant's
                           principal executive office)


                          N. HOPPER ANCARROW, JR., ESQ.
                  Vice President, General Counsel and Secretary
                        Southern States Cooperative, Inc.
                             6606 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-1205
          -------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                        F. CLAIBORNE JOHNSTON, JR., ESQ.
                            Mays & Valentine, L.L.P.
                              1111 East Main Street
                            Richmond, Virginia 23218
                                 (804) 697-1214

        Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement, as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------
                          Proposed       Proposed
   Title of Each Class     Maximum        Maximum      Proposed Maximum  Amount of
    of Securities to      Amount to    Offering Price       Aggregate   Registration
      be Registered     be Registered    Per Unit       Offering Price    Fee (1)
--------------------------------------------------------------------------------------
      Senior Notes       $50,000,000        100%           $50,000,000     $13,200
--------------------------------------------------------------------------------------

     (1) The registration fee was calculated in accordance with Section 6 of the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
----------------------



                                  $50,000,000
                   SOUTHERN STATES COOPERATIVE, INCORPORATED
                                 Senior Notes
             Due from Six Months to Seven Years From Date of Issue

                             --------------------



Southern States Cooperative, Incorporated:

 .    We are a regional farmers' supply and marketing cooperative. Our principal office is located at 6606 West Broad Street, Richmond, Virginia 23230, and our telephone number is 804-281-1000.



The Offering:

 .    Manner of Offering: Our offering is not underwritten by any broker-dealer.
     -------------------
     We will offer the Senior Notes through certain of our employees. We are not paying any commission or remuneration to these employees based on sales of the Senior Notes.

 .    Proceeds: Because this offering is not underwritten, we have no assurance
     ---------
     what amount of proceeds we may receive from the offering. If all of the Senior Notes offered are sold, we will receive approximately $49.25 million of the proceeds, after paying approximately $750,000 in offering expenses.

 .    Anticipated Trading Market: We do not expect there to be any trading market
     ---------------------------
     for the Senior Notes and we will not make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.



The Senior Notes:

 .    Form: The Senior Notes will be issued in certificated form.
     -----

 .    Denominations: The Senior Notes will be issued in minimum denominations of
     --------------
     $1,000, $10,000 or $100,000, and increments of $100, $500 and $1,000, respectively.

 .    Maturities: The Senior Notes will mature from six months to seven years
     -----------
     from date of issue.

 .    Interest Rates: Interest on each of the Senior Notes will be at fixed rates
     ---------------
     which we will establish as of the first business day of the month for Senior Notes issued during that month. Once a rate for a particular Senior
     Note is set, it will not be changed while that Senior Note is outstanding.

 .    Interest Payment Dates: Interest on the six month Senior Notes will be paid
     -----------------------
     at their maturity. Interest on all other notes will be paid quarterly. Interest will accrue from the date of original issuance of each Senior
     Note.

 .    Redemption: The Senior Notes may be redeemed by holders prior to maturity
     -----------
     subject to a mandatory interest penalty except in limited circumstances. The five and seven year Senior Notes are subject to redemption at the option of Southern States after two years from the date of issuance.

 .    Ranking: The Senior Notes will be unsecured and rank equally with all other
     --------
     unsecured and unsubordinated debt of Southern States.


This prospectus does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or solicitation of such offer or sale of the Senior Notes by any person, in any jurisdiction in which it is unlawful for such person to make an offer, solicitation or sale.

We urge you to carefully read the "Risk Factors" section beginning on page 3, where we describe specific risks associated with the offering, along with the rest of this prospectus, before you make your investment decision.

                             --------------------

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             --------------------

         The date of this preliminary prospectus is ___________, 2000.

You should rely only on the information contained in this document or to which we have referred you. Southern States has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the Senior Notes. The information in this document may only be accurate on the date of this document.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary..........................................................   1
Risk Factors................................................................   3
Use of Proceeds.............................................................   6
Selected Historical Consolidated Financial Information......................   7
Management's Discussion and Analysis of Financial Condition and
     Results of Operations..................................................  11
Southern States.............................................................  30
Business of Southern States.................................................  35
Management..................................................................  53
Description of the Senior Notes.............................................  63
Plan of Distribution........................................................  73
Absence of Public Market, Redemption and Market Risk........................  74
Legal Matters...............................................................  74
Experts.....................................................................  74
Available Information.......................................................  74
Disclosure Regarding Forward Looking Statements.............................  75
Index to Financial Statements............................................... F-1

                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire document before making your investment decision. Southern States Cooperative, Incorporated's fiscal year ends on June 30.

                    Southern States Cooperative, Incorporated

     Southern States is a regional farmers' supply and marketing cooperative.

     . As a supply cooperative, Southern States provides agricultural supplies and services to its members and others through its crops, feed, petroleum, retail farm supply, and farm and home divisions.

     . As a marketing cooperative, Southern States provides marketing services for its members through its grain marketing and livestock marketing divisions.

     For many years, Southern States has served a wide range of rural and urban customers in its traditional Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina. As a result of the acquisitions of Michigan Livestock Exchange in April 1998 and the Gold Kist Inputs Business in October 1998, Southern States also currently operates in Michigan, Ohio, Indiana, Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi and South Carolina.

     Southern States is owned by over 300,000 farmer and local cooperative members. It is the principal cooperative in a cooperative distribution system that encompassed over 700 retail locations as of December 31, 1999. Southern States operates through several divisions:

     . Crops division -- procures, manufactures and distributes fertilizer, seed and crop protectants to members and other customers.

     . Feed division -- procures, manufactures and distributes a wide range of dairy, livestock, equine, poultry, pet and aquaculture feeds.

     . Petroleum division -- sells petroleum products, including all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, as well as petroleum equipment.

     . Retail Farm Supply division -- operates company-owned and managed local cooperative retail farm supply locations throughout the Mid-Atlantic, Southeast and South Central regions of the United States.

     . Farm and Home division -- distributes farm and home products at wholesale to retail farm supply locations and at retail through urban and suburban retail locations.

     . Grain Marketing division -- operates a year-round market for produced grains, primarily corn, soybeans, wheat and barley.

     . Livestock Marketing division -- operates livestock auction facilities and swine buying stations in Michigan, Ohio, Indiana and Kentucky.

                                 The Offering

         We are offering several series of notes (the Senior Notes) in this prospectus. You must invest the minimum amounts set forth in the following table to purchase each Senior Note:

                                                              Minimum           Initial
                              Series                    Initial Investment   Interest Rate
------------------------------------------------------ -------------------- ---------------
Six month maturity, Series A (Standard Certificate)         $   1,000              %
Six month maturity, Series B (Large Certificate)               10,000              %
Six month maturity, Series C (Jumbo Certificate)              100,000              %

One year maturity, Series D (Standard Certificate)              1,000              %
One year maturity, Series E (Large Certificate)                10,000              %

Two year maturity, Series F (Standard Certificate)              1,000              %
Two year maturity, Series G (Large Certificate)                10,000              %

Five year maturity, Series H (Standard Certificate)             1,000              %
Five year maturity, Series I (Large Certificate)               10,000              %

Seven year maturity, Series J (Standard Certificate)            1,000              %
Seven year maturity, Series K (Large Certificate)              10,000              %

     We are not using an underwriter to offer the Senior Notes. Instead, designated employees of Southern States will be selling the Senior Notes on our behalf. Our employees will not receive any commission or remuneration based on sales of the Senior Notes.

     The Senior Notes will rank equally with all of our unsecured and unsubordinated debt obligations. Interest on each of the Senior Notes will be determined as we describe in "Description of the Senior Notes--Interest Rates." We will redeem the Senior Notes upon your request subject to an interest penalty except in limited circumstances. We will also have the option to redeem the five and seven year maturity Senior Notes, after two years from the dates of issuance, prior to their maturity. See "Description of the Senior Notes--Redemption at the Option of Southern States."

                                 RISK FACTORS

     You should read carefully the following risk factors and the other sections of this prospectus before purchasing any Senior Notes.

Risk Factors Relating to the Senior Notes

There is no public trading market for the Senior Notes.

     There is no present market for the Senior Notes. We do not intend to create or encourage a trading mechanism for the Senior Notes, and it is highly unlikely that any secondary trading market will develop. We do not intend to apply for a listing of the Senior Notes on any securities exchange. Any secondary market which might develop for, and the market value of, the Senior Notes will be affected by a number of factors which are independent of our creditworthiness. These factors include the level and direction of interest rates, the remaining period to maturity of the Senior Notes, our right to redeem the Senior Notes, our right to issue Senior Notes at interest rates higher than the rates for the Senior Notes previously issued, the aggregate principal amount of the Senior Notes and the availability of comparable investments. In addition, the market value of the Senior Notes may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Southern States specifically.

     There is no assurance that in the event we redeem your Senior Notes, you will be able to reinvest the proceeds in comparable securities at an effective interest rate as high as that of the Senior Notes. You should rely solely on our ability to repay at maturity the principal of the offered Senior Notes as the source for liquidity in this investment. See "Description of the Senior Notes--Interest Rates," "--Redemption at the Option of Holders" and "--Redemption at the Option of Southern States."

Holders of the Senior Notes will have redemption rights but we will impose an interest penalty for early redemption under most circumstances.


     You may redeem your investment in the Senior Notes prior to maturity. Early redemption without any interest penalty is permitted in the case of death of a holder of Senior Notes or if the holder is holding a Senior Note in an individual retirement account established under section 408 of the Internal Revenue Code and the redemption is necessary to satisfy mandatory withdrawal requirements. We will impose an interest penalty for redemptions made at your request prior to maturity for reasons other than death or IRA withdrawals. In the case of six month and one year Senior Notes, the penalty will be equal to three months' interest. In the case of Senior Notes with a maturity date of more than one year, the interest penalty will be equal to six months' interest. The penalty could exceed the amount of interest paid or accrued on the Senior Note to the redemption date, and result in a redemption price that is less than the principal amount of the Senior Note. The effect of the interest penalty is more fully described under "Description of the Senior Notes--Redemption at the Option of Holders." Depending on your investment objective, the imposition of interest penalties may make these Senior Notes an unsuitable investment for you.

Your ability to transfer the Senior Notes will be limited.

     You may transfer your interest in a Senior Note, in whole but not in part, and only upon the delivery to the transfer agent of a written instrument of transfer which is duly executed by the holder of the Senior Note(s) to be transferred or by the holder's duly authorized attorney or legal representative.

Risk Factors Relating to Southern States

Restrictions in our credit facilities could affect our ability to pay interest and principal on these Senior Notes.

     Our credit facilities relating to our senior debt contain financial covenants. Violation of these financial covenants or any other breach relating to our senior debt, including payment defaults, would create a default on our senior debt. If a default occurs, we may not be able to draw on our credit facilities in order to make payments of principal and interest on the Senior Notes.

As a cooperative, we have limited ability to raise equity in the capital markets.

     As a cooperative, we raise equity primarily through the retention of a portion of our patronage refunds and through retention of net savings (retained earnings) generated from transactions with non-members.

Declining commodity prices have resulted in lower revenues and significant reductions in our net savings in fiscal 1998 and 1999.

     Our recent operating results have been adversely affected by significant declines in a wide range of agricultural commodity prices. Net savings for the fiscal year ended June 30, 1998 were $10.7 million. We experienced a loss for the fiscal year ended June 30, 1999 of $2.1 million. These results were significantly below the net savings of $27.5 million achieved for the year ended June 30, 1997 and the $27.6 million achieved for the year ended June 30, 1996. These reductions in net savings in fiscal 1998 and 1999 were attributable to significant price declines in petroleum products, grains, livestock and fertilizer coupled with volume reductions in petroleum and grain marketing as a result of warmer than usual weather during the heating season and drought and flood conditions that adversely affected grain harvests.

     We expect lower than usual commodity prices in many of our product lines to continue for some time in the future. As a result, our operating results in fiscal 2000 and future periods will continue to be adversely affected until prices return to more normal levels.

The cyclical and often unpredictable nature of the agriculture business can reduce our revenues and our ability to meet our payment obligations under the Senior Notes.

     Agriculture is generally cyclical in nature. Agricultural commodities experience wide fluctuations in price, based largely on the supply of farm commodities and demand for raw or processed products.

     The cyclical nature of the agriculture business is something over which we have no control; at times it negatively affects our revenues and operating results. Currently, the agriculture industry is experiencing a period of depressed prices for a wide variety of commodities. This has affected our operating results in terms of lower sales, lower net savings and increased credit risk among some of our customers. In addition, a portion of our business is dependent on the demand of farmers for particular products, which is influenced by the general farm economy and the success of particular crops.

     The cyclical nature of our operations related to various commodities can result in significant variations from year to year and over a period of years in sales volume, cost of goods and cost of raw materials. These variations could negatively affect our net income and reduce our ability to meet our payment obligations with respect to the Senior Notes.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Weather conditions impact the demand for our products and services.

     Historically, weather conditions have had a significant impact on the farm economy and, consequently, our operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which in turn has an impact on our prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. In recent years, we have experienced unusually severe weather conditions, including ice storms, floods and wind damage, and a summer dearth of water and pasture in some states. Weather conditions also directly affect the demand for petroleum products, particularly during the winter heating season. Adverse weather conditions can also impact the financial position of agricultural producers who do business with us. This, in turn, may adversely affect the ability of the producers to repay their obligations to us in a timely manner. Accordingly, the weather can have a material effect on our business, financial condition, and results of operations.

Competition in the agribusiness industry could materially adversely affect our business and operating results.

     We compete against large national and regional manufacturers and suppliers as well as small independent businesses operating in our territory for sales of feed, fertilizer, seed, grain, livestock, petroleum and farm supplies. Competition with other suppliers is based primarily on price and service. Agriculture, and the entire food industry, is consolidating rapidly. The potential inability to compete successfully would result in a loss of customers, which could have a material adverse effect on our business, financial condition, and results of operations. For example, some of our competitors may offer supplies or services on more favorable terms, and some may have capital resources, research and development staffs, facilities or name recognition that may be greater than ours. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Competition."

Exposure to environmental liabilities could materially adversely affect our business.

     The use and handling of fertilizer, crop protectants and petroleum products sometimes result in environmental contamination. We are governed by stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations impose liability for the cleanup of environmental contamination. Because we use and handle hazardous substances in our business, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition and results of operations. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Matters Involving the Environment."


                                USE OF PROCEEDS

     We are offering for sale $50 million principal amount of Senior Notes. The offering is not underwritten and no assurance can be provided as to the amount of net proceeds Southern States may receive as a result of this offering. If all of the Senior Notes offered are sold, we will receive no more than approximately $49.25 million of the proceeds from the sale of the Senior Notes, after paying approximately $750,000 in offering expenses. Southern States intends to use the net proceeds from the sale of the Senior Notes to repay other senior indebtedness, including but not limited to indebtedness under Southern States' $200 million three-year revolving credit facility with various commercial banks that matures in January, 2002. At December 31, 1999, Southern States had $138.5 million outstanding under this facility. Interest rates under this facility are determined by Southern States under one of three options: on a competitive bid process, LIBOR plus .95%, or a base rate which is the higher of the prime rate or the federal funds rate plus .50%. As of December 31, 1999, interest rates on advances under that facility varied from 6.22% to 7.60% per annum. Amounts are drawn under this facility to fund general working capital needs. If substantially less than the maximum proceeds are obtained from the sale of the Senior Notes, and to the extent cash flow from future operations is not sufficient, Southern States will borrow any necessary additional funds under its revolving credit facility or other credit facilities or from other lenders.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

            The following selected historical consolidated financial data, except wholesale volume data, for Southern States are derived from the unaudited financial statements of Southern States as of and for the six months ended December 31, 1999 and 1998, and from the audited financial statements of Southern States as of and for each of the years in the five-year period ended June 30, 1999. The selected historical financial data, except wholesale volume data, for the Gold Kist Inputs Business are derived from the audited statements of operations and cash flows of the Gold Kist Inputs Business for the two years ended June 27, 1998, and June 28, 1997. Since October 1998, the Gold Kist Inputs Business has been operated as part of and incorporated into the financial statements of Southern States. The following selected historical financial data should be read together with information appearing in the respective consolidated financial statements and accompanying notes included in prospectus.

Southern States Cooperative, Incorporated

                                                        As of and for the
                                                        Six Months Ended
                                                          December 31           As of and for the Fiscal Year Ended June 30
                                                      --------------------      --------------------------------------------
                                                      1999            1998            1999            1998       1997
                                                      ----            ----            ----            ----       ----
                                                            (unaudited)                    (Amounts in thousands)
Summary of Operations:
Net purchases by patrons..........................    $547,033     $  438,109        $1,286,224    $1,026,630    $1,097,174
Net marketings for patrons........................      38,948         42,773            76,541        92,863       115,972
Other operating revenue...........................       1,434          2,092             3,595         3,793         2,954
                                                      --------     ----------        ----------    ----------    ----------
        Total revenue.............................    $587,415     $  482,975        $1,366,360    $1,123,287    $1,216,100
Cost of products purchased and
       marketed...................................     470,013        392,567         1,114,783       931,436     1,014,440
                                                      --------     ----------        ----------    ----------    ----------
Gross margin......................................     117,402         90,407           251,577       191,851       201,659
Selling, general & administrative.................     128,153        108,578           247,635       175,784       166,132
                                                      --------     ----------        ----------    ----------    ----------
       (Loss) savings on operations...............    (10,751)       (18,171)             3,942        16,067        35,527

Other deductions (net)............................       6,317          2,740             5,392         2,496         2,025
                                                      --------     ----------        ----------    ----------    ----------
       (Loss) savings before income taxes.........    (17,068)       (20,911)           (1,450)        13,571        33,502
Distributions on trust preferred securities.......     (1,200)
Income taxes (benefit)............................     (7,151)        (5,494)             (597)         2,961         6,036
Undistributed (loss) earnings of
       Statesman Financial Corporation,
       net of tax.................................       (252)          (176)           (1,222)            57            35
Cumulative effect of change in
       accounting method, net of tax..............       1,590           ---               ---            ---           ---
                                                      --------     ----------        ----------    ----------    ----------
       Net (loss) savings                             $(9,779)     $ (15,592)        $  (2,075)    $   10,667    $   27,501
                                                      ========     ==========        ==========    ==========    ==========
Distribution of Net Savings (Loss):
Dividends on stock................................    $    888     $      278        $    1,008    $      961    $      805
Patronage refunds payable in cash.................         ---            ---               ---         2,379         6,884
Patronage refund allocations......................         ---            ---               ---         3,703        10,591
Retained in the business..........................    (10,667)       (15,870)           (3,083)         3,624         9,221
                                                      --------     ----------        ----------    ----------    ----------
       Net savings (loss).........................    $(9,779)     $ (15,592)        $  (2,075)    $   10,667    $   27,501
                                                      ========     ==========        ==========    ==========    ==========

Statement of Cash Flows and Other
     Statement of Operations Data:
Cash flow from operating activities...............    $ 16,292     $   90,749        $  143,917     $  33,602    $   31,430
Cash flow used by investing activities............       2,578       (230,460)         (268,090)      (43,833)      (20,981)
Cash flow from (used by)  financing
      activities..................................       2,434        178,950           127,563         8,730      (11,881)

                                            As of and for the Fiscal Year Ended June 30

                                            -------------------------------------------

                                                         1996          1995
                                                         ----          ----
                                                       (Amounts in thousands)
Summary of Operations:
Net purchases by patrons..........................     $1,008,841   $  911,449
Net marketings for patrons........................        110,667       99,185
Other operating revenue...........................          3,141        3,093
                                                       ----------   ----------
        Total revenue.............................     $1,122,649   $1,013,727
Cost of products purchased and
       marketed...................................        926,753      835,139
                                                       ----------   ----------
Gross margin......................................        195,896      178,588
Selling, general & administrative.................        157,809      150,678
                                                       ----------   ----------
       (Loss) savings on operations...............         38,087       27,910
Other deductions (net)............................          3,483        4,780
                                                       ----------   ----------
       (Loss) savings before income taxes.........         34,604       23,130
Distributions on trust preferred securities.......
Income taxes (benefit)............................          7,049        4,926
Undistributed (loss) earnings of
       Statesman Financial Corporation,
       net of tax.................................             39           39
Cumulative effect of change in
       accounting method, net of tax..............            ---          ---
                                                       ----------   ----------
       Net (loss) savings                              $   27,594   $   18,243
                                                       ==========   ==========
Distribution of Net Savings (Loss):
Dividends on stock................................     $      989   $    1,108
Patronage refunds payable in cash.................          6,669        3,812
Patronage refund allocations......................         10,306        5,961
Retained in the business..........................          9,630        7,362
                                                       ----------   ----------
       Net savings (loss).........................     $   27,594   $   18,243
                                                       ==========   ==========

Statement of Cash Flows and Other
     Statement of Operations Data:
Cash flow from operating activities...............     $   25,631   $   19,560
Cash flow used by investing activities............        (19,690)     (21,537)
Cash flow from (used by)  financing
      activities..................................           (141)       4,859

EBITDA (1) .......................................  $   12,951   $      3,060         $  47,969     $  48,104     $  65,704

Interest expense..................................      16,293         13,357            28,413        16,859        15,566
Depreciation and amortization.....................      12,592         10,374            22,394        17,612        16,598
CF Industries, Inc.
     patronage dividend (2).......................         ---            ---               ---         5,513        13,128
Capital expenditures..............................      20,162         24,529            46,603        33,905        19,945

EBITDA (1) .......................................  $  66,150    $  53,297

Interest expense..................................     15,237       14,798
Depreciation and amortization.....................     16,267       15,327
CF Industries, Inc.
     patronage dividend (2).......................     12,729        4,846
Capital expenditures..............................     18,529       17,333

                                                 As of and for the
                                                 Six Months Ended        As of and for the Fiscal Year Ended June 30
                                                    December 31          -------------------------------------------
                                                  ---------------
                                                  1999       1998     1999        1998       1997       1996       1995
                                                  ----       ----     ----        ----       ----       ----       ----
                                                    (unaudited)                   (Amounts in Thousands)
Balance Sheet Data:
Working capital...............................  $137,658   $148,501   $153,507  $ 90,098   $108,682   $103,911   $ 92,154
Property, plant and equipment (net)...........   197,645    183,082    189,118   129,193    104,002    101,549     99,535
Investments...................................   119,153    106,782    114,786   103,874     82,369     71,549     63,849
Total assets..................................   697,273    747,160    681,748   462,296    409,160    385,551    343,173
Long-term debt................................   183,827    267,524    276,562   136,041    109,902    107,523     99,580

Selected Ratios:
Ratio of earnings to combined fixed charges
   and preferred stock dividends (3)..........      ---        ---        ---      1.63x      2.76x      2.89x      2.30x
Ratio of EBITDA to interest expense...........      .80x        .23      1.69x     2.85x      4.22x      4.34x      3.60x
Long-term debt/EBITDA.........................     14.19      87.43      5.77x     2.83x      1.67x      1.63x      1.87x
Current ratio (4).............................      1.59      1.50x      1.73x     1.71x      2.00x      2.00x      2.11x
Long-term debt to total capitalization (5)....       .41x       .62x       .61x     0.43x      0.38x      0.40x      0.40x

Wholesale Volume Data ('000's):
Supply
     Feed--tons...............................       678        589      1,276       917        924        895        875
     Fertilizer--tons.........................       505        357      1,891     1,155      1,137      1,054      1,021
     Seed -pounds, 100 wt.....................     1,042        947      1,948     1,673      1,384      1,305      1,412
     Petroleum--gallons.......................   177,719    150,309    325,527   314,614    349,863    340,556    306,874
Marketing
     Grain marketing-bushels..................    11,888     11,649     22,456    24,830     29,380     27,637     28,517
     Livestock marketing-head
        Cattle................................       332        300        596       642        599        N/A        N/A
        Swine.................................       634        793      1,466     2,689      2,516        N/A        N/A
        Other.................................        77         77        136       136        120        N/A        N/A

Statesman Financial Corporation (6):
Total assets..................................  $238,079   $183,353   $287,559  $236,143   $152,400   $168,971   $144,384
Receivables financed..........................   204,620    104,978    252,312   202,908    127,717    140,158     97,167
Debt..........................................   203,850    146,250    250,452   200,795    133,230    150,024    126,409
Total equity..................................    34,749     32,133     35,541    31,574     18,349     18,078     17,050
Net interest income (expense) and fee
   income ....................................     1,385      1,635      (397)     4,152      3,793      3,560      2,980
Net (loss) income ............................     (736)      (501)    (3,611)       134         85         86         84

Gold Kist Inputs Business

                                                                           For the Fiscal Year Ended
                                                             -------------------------------------------------------
                                                                     June 27, 1998             June 28, 1997
                                                                     -------------             -------------
                                                                             (Amounts in thousands)
Summary of Operations:
Net sales ..................................................             $480,542                  $488,409

Cost of sales...............................................              393,711                   389,798
                                                                        ---------                  --------
     Gross margin...........................................               86,831                    98,611
Distribution, administrative and general....................              105,291                    98,456
                                                                        ---------                  --------
     Savings (loss) on operations...........................              (18,460)                      155

Other deductions (net)......................................                1,465                     2,746
                                                                        ---------                  --------
     Loss before income taxes...............................              (19,925)                   (2,591)

Income tax benefit .........................................               (7,576)                     (972)
                                                                         ---------                 ---------
     Net loss ..............................................             $(12,349)                 $ (1,619)
                                                                         =========                 =========

Other Data:
EBITDA (1) .................................................             $ (1,062)                 $ 14,877

Interest expense............................................               12,675                    11,282
Depreciation and amortization...............................                6,188                     6,186
CF Industries, Inc. patronage dividend (2)..................                3,696                    10,108
Capital expenditures........................................                4,729                     9,375

                                                                           For the Fiscal Year Ended
                                                             -------------------------------------------------------
                                                                     June 27, 1998               June 28, 1997
                                                                     -------------               -------------
Selected Ratio:
Ratio of EBITDA/interest expense............................              (0.08)x                     1.32x


Wholesale Volume Data ('000's):
Supply
     Feed--tons..............................................                 272                       272
     Fertilizer--tons.......................................                1,126                     1,127
     Grain--bushels handled.................................               10,563                    13,862
     Cotton--bales ginned...................................                  102                       110
     Peanut--tons handled...................................                   35                        57

---------------
(1) EBITDA is defined as savings (loss) before income tax plus interest, depreciation and amortization expenses after the cumulative effect of change in accounting method, net of tax. EBITDA should not be considered as an alternative to net savings (as determined in accordance with generally accepted accounting principles), as a measure of operating performance or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. Southern States believes that EBITDA is a measure commonly reported and widely used by investors as a measure of operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to interest, taxes, depreciation and amortization, which can vary significantly depending upon capitalization structure, tax status (particularly when comparing a cooperative company to a non-cooperative company), accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information and the related other EBITDA ratios, including ratio of EBITDA to interest expense and long term debt/EBITDA has been disclosed in this prospectus to permit a more complete comparative analysis of operating performance relative to companies within and outside of the industry and of Southern States' debt servicing ability. However, EBITDA, EBITDA to interest expense and long term debt/EBITDA may not be comparable in all instances to other similar types of measures used by other companies in the agricultural industry.

(2) For further information concerning Southern States' relationship to CF Industries, Inc., see "Business of Southern States--Investments in Other Companies and Cooperatives."

(3) In the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of net savings before income taxes and the cumulative effect of accounting changes plus interest expense on indebtedness, amortization of financing costs and the portion of rental expense representative of the interest factor. Fixed charges consist of interest expense on indebtedness before deduction of capitalized interest, amortization of financing costs, the portion of rental expense representative of the interest factor and the pre-tax earnings required to cover preferred stock dividends. Earnings were insufficient to cover fixed charges by $18.4 million and $21.0 million for the six months ended December 31, 1999 and 1998, respectively, and by $2.6 million for the year ended June 30, 1999.

(4) Current ratio is defined as total current assets divided by total current liabilities.

(5) Total capitalization is defined as the total of long-term debt, Capital Securities, Series A, mandatorily redeemable preferred stock, preferred stock, capital stock and patrons' equity.

(6) Southern States owns 38.4% of the common stock of Statesman Financial Corporation. Statesman purchases significant amounts of receivables from Southern States and provides agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans and other loans to and financing for customers of Southern States. See "Business of Southern States--Affiliated Financing Services."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read together with the consolidated financial statements and accompanying notes included in this prospectus.

General

     Management's discussion of sales, operating margins (or losses) and other factors affecting Southern States' pretax net savings (or losses) during the six month periods ended December 31, 1999 and 1998 and during the fiscal years ended June 30, 1999, 1998 and 1997, is based upon the following tables. Operating margins, as utilized in the tables below, consist of divisional (segment) operating results, including an allocation of interest expense based upon divisional assets employed and excluding any allocation of general corporate overhead.

Divisional Sales and Operating Margins
(in thousands)

                                                             Sales for                             Operating Margins for
                                                       the fiscal year ended                       the fiscal year ended
                                                --------------------------------------        ------------------------------
                                                    1999           1998           1997        1999         1998         1997
                                                    ----           ----           ----        ----         ----         ----
Crops                                         $  193,745     $  154,825     $  160,448     $12,422      $16,866      $26,609
Feed                                             181,287        145,582        161,940      11,826        6,121        6,302
Petroleum                                        165,645        193,098        250,260           6        1,650        7,108
Retail Farm Supply                               532,287        336,260        336,044        (519)       4,855        5,855
Farm and Home                                    209,564        196,116        188,426       8,326        5,967        7,173
Marketing                                         79,637         94,517        116,211        (380)       1,782        3,585
Other                                              4,194          2,889          2,771      (1,169)        (527)        (198)
                                              ----------     ----------     ----------     -------      -------      -------
     Total                                    $1,366,359     $1,123,287     $1,216,100      30,512       36,714       56,434
                                              ==========     ==========     ==========

              General corporate overhead                                                   (31,962)     (23,143)     (22,894)
              Income tax benefit (expense)                                                     597       (2,961)      (6,039)
              Undistributed (loss) earnings of Statesman Financial Corp., net of tax        (1,222)          57           35
                                                                                           --------     -------      -------
                   Net (loss) savings                                                      $(2,075)     $10,667      $27,501
                                                                                           ========     =======      =======
                                                         Sales for                             Operating Margins for
                                             the six months ended December 31              the six months ended December 31
                                           ------------------------------------            --------------------------------
                                                   1999           1998                          1999           1998
                                                   ----           ----                          ----           ----
Crops                                          $  42,948      $  44,810                       $    18      $ (1,072)
Feed                                              91,689         84,536                         5,572         5,865
Petroleum                                        122,130         76,320                         3,045        (5,403)
Retail Farm Supply                               204,750        145,660                        (7,845)       (5,618)
Farm and Home                                     84,475         85,923                           661            76
Marketing                                         40,214         44,625                          (697)          123
Other                                              1,209          1,101                          (508)         (534)
                                               ---------      ---------                       --------     ---------
     Total                                     $ 587,415      $ 482,975                           246        (6,563)
                                               =========      =========


              General corporate overhead                                                      (18,514)      (14,347)
              Undistributed (loss) earnings of Statesman Financial Corp., net of tax             (252)         (176)
              Cumulative effect of change in accounting method, net of tax                      1,590           ---
              Income tax benefit                                                                7,151         5,494
                                                                                              --------     --------
                   Net loss                                                                   $(9,779)     $(15,592)
                                                                                              ========     ========

     Agriculture is both seasonal and cyclical in nature. As a result, our sales and operating margins fluctuate greatly on a quarterly basis. The first quarter is typically the weakest for both sales and operating margins, and losses are expected. The second quarter also typically results in operating losses, although sales are stronger than in the first quarter due principally to increased sales of petroleum products. The third and fourth quarters are the largest contributors to both sales and profitability for the year. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Seasonality."

     A major portion of Southern States' business is dependent on the demand of farmers for the purchase of supplies and services, which is influenced by weather, the general farm economy and the success of particular crops. Prices of agricultural supplies are sensitive to world-wide economic and political factors. Commodities marketed by Southern States on behalf of its members fluctuate in price, based on the supply of such commodities and the demand for the raw or processed products.

Acquisition and Integration of the Gold Kist Inputs Business

     Effective October 1998, Southern States acquired the agriservices (or "inputs") business formerly operated by Gold Kist Inc., a major southeastern agricultural cooperative organization. Through this acquisition, Southern States acquired an inputs business that was very similar to its own agricultural supply operations, enabling it to:

  . expand its agricultural supply activities and services into the geographically contiguous, eight-state Gold Kist territory;

  .  increase its purchasing power with vendors;

  .  distribute its products through expanded distribution channels;

  . increase the opportunity to provide livestock marketing services in the area served; and

  . achieve efficiencies and economies of scale, capitalizing on its operating expertise as it combines the Gold Kist Inputs Business with Southern States' operations.

     The acquisition of the Gold Kist Inputs Business significantly enlarged Southern States' operations, increasing its assets at the date of acquisition by approximately $220 million and its membership base by approximately 29,000, and on a pro forma basis, its sales by more than 40% at that time. This acquisition solidified Southern States' position as a principal supplier of agricultural inputs east of the Mississippi River.

     Prior to the acquisition, Southern States developed a business plan to improve the operating performance and reduce the operating losses the Gold Kist Inputs Business had experienced in recent years under Gold Kist's management. This plan contemplated that Southern States would:

  . substantially reduce unprofitable business locations, particularly in the West Texas and Mississippi Delta regions, through divestiture, closure or other appropriate remedial steps;

  . implement Southern States' credit underwriting standards and practices, which require more stringent policies and controls over the approval and monitoring of credit transactions;

  .  implement Southern States' commodity price risk management policies;

  . reduce administrative costs through centralization of procurement, accounting and administration; and

  . develop and expand the Southern States private dealer network in the Gold Kist territory.

     The Gold Kist Inputs Business is now operated as an integral part of Southern States, and separate financial statements are no longer produced. Southern States believes it has made substantial progress toward achieving a number of its objectives, even though its operations in the former Gold Kist territory for the year ended June 30, 1999 were still disappointing.

     Consistent with Southern States' business plan for reducing the pre-acquisition losses of the Gold Kist Inputs Business, through March 31, 2000, we have closed or otherwise disposed of 30 store locations acquired as part of the Gold Kist Inputs Business. These included all of our seven retail locations in West Texas which we leased to an unrelated third party for a three year period, also providing the lessee the option to purchase the properties. Costs to exit these businesses were approximately $1.3 million. Pursuant to EITF 95-3, these costs were accrued in the opening balance sheet. Southern States recorded closure costs of approximately $200,000 in the year ended June 30, 1999, and approximately $1.1 million in the first quarter of fiscal 2000.

     Southern States anticipated that the implementation of more stringent credit underwriting standards, although beneficial in the long run, initially would adversely impact sales in the former Gold Kist territory because a number of patrons would no longer qualify for credit approval. For this reason, Southern States had anticipated an approximate 10% reduction in sales in the former Gold Kist territory from those in the same period for the prior year. Actual sales in the former Gold Kist territory for the year ended June 30, 1999, were 30% lower (by approximately $70 million) than sales during the same period in the prior year.

     This decline was attributable to several factors, as drought conditions reduced crop yields and low commodity prices reduced dollar sales volume to a degree much greater than originally anticipated. Although it is difficult to separate the impact of weather, low prices and more stringent credit standards, Southern States believes that the imposition of tougher credit standards was the predominant reason for the lower than expected sales in this territory.

     Southern States anticipates a portion of the lost sales in the former Gold Kist territory will be replaced as leased land is turned over to financially stronger farmers, as sales to existing customers are expanded through cross-selling techniques available through new computer systems and as Southern States achieves an increasing market share through expanded product offerings in the former Gold Kist territory through a new distribution facility in central Alabama. In addition, there is substantial sales potential with the addition of many private dealers and independent cooperatives in the former Gold Kist territory, most of whom were signed up after the 1999 selling season ended.

     While it is still too early to draw conclusions regarding the performance of the receivables portfolio originated by Southern States in the former Gold Kist territory, Southern States believes these receivables ultimately will perform at delinquency rates similar to Southern States' historical standards.

     Losses in the Gold Kist Inputs Business from unfavorable commodity futures contracts were eliminated for the year ended June 30, 1999 through the implementation of Southern States' commodity price risk management policies concurrent with the date of acquisition. Losses from such transactions in the former Gold Kist Inputs Business were $4.1 million for the year ended June 27, 1998.

     In addition, Southern States achieved savings of approximately $7.0 million as of June 30, 1999 in procurement, accounting and administration functions through the immediate consolidation of these functions into Southern States' existing operations resulting in reduced employment levels as compared to historical. The consolidation of these functions resulted in reducing the number of employees in these areas from approximately 1,450 which were employed at Gold Kist just prior to the purchase to approximately 900 as of June 30, 1999.

     Southern States has rapidly expanded its private dealer network into the former Gold Kist territory. As of December 31, 1999, 107 new private dealer locations in this new territory, including 30 independent cooperative locations, had completed the Southern States certification process and were purchasing product from Southern States. Five others, including three independent cooperatives, were in various stages of that process. Approximately 40 other private dealers and independent cooperatives throughout the Gold Kist territory have been identified as prospective private dealers for Southern States.

     Overall, although Southern States did not achieve its sales goals or its operating performance goals for the former Gold Kist territory for the year ended June 30, 1999, it continues to believe that the acquisition of the Gold Kist Inputs Business enhances Southern States' strategic position and that over time the business in the new territory will make a significant positive contribution to Southern States' business. Through savings in employee costs, avoided credit losses and savings in other areas such as shrinkage, insurance expenses and the use of precision ag (which is the use of satellite technology to map areas for the application of fertilizer), Southern States made substantial progress in reducing the Gold Kist Inputs Business operating losses of $18.5 million in 1998 to less than $10 million in 1999.


Historical Results of Operations

     Six Months Ended December 31, 1999 Compared to Six Months Ended December 31, 1998

     While sales and operating margins are typically weak during the first six months of the fiscal year, they are usually mitigated by sales of petroleum products. In 1999, sales and operating margins in petroleum products were greatly improved due to overall net increases in worldwide petroleum prices. This improvement partially reduced exposure to operating losses within other segments (particularly the Retail Farm Supply division which includes the Gold Kist Inputs Business) at a time when results are typically weak.

     Net sales of $587.4 million for the six months ended December 31, 1999, reflected a 21.6% increase of $104.4 million from $483.0 million for the comparative 1998 period. Despite the inclusion of the net sales of the Gold Kist Inputs Business since its October, 1998 acquisition, net sales were lower than anticipated primarily as a result of lower Fertilizer, Feed and Marketing volumes. These volumes have continued to be impacted negatively by worldwide supply and demand factors for fertilizer and grain products. Average unit price varied from a 34.2% decrease in Fertilizer to an increase of 52.1% in Petroleum.

     The net loss for the six months ended December 31, 1999 of $9.8 million was $5.8 million lower than the $15.6 million loss for the corresponding six months ended December 31, 1998. Improved profitability in Southern States' Petroleum segment due to increased volume at higher prices was primarily responsible for the reduced company-wide loss. A gain of approximately $1.6 million resulting from the cumulative effect of an accounting change also favorably impacted overall results. Effective July 1, 1999, Southern States changed its method of accounting for refunds from the Southern States Insurance Exchange. In addition to the $1.6 million gain, this change also resulted in the recognition of an insurance refund reducing insurance expense by $2.3 million in Southern States operating results for the period ended December 31, 1999.

  Crops

     Sales in the Crops division decreased $1.9 million (4.2%) from $44.8 million for the six months ended December 31, 1998 to $42.9 million for the comparative 1999 period. The decrease occurred in the seed and crop protection product lines and was due to a unit volume decrease in seed and overall decrease in crop protection products. Seed prices also decreased slightly. Increased sales of fertilizer due to an increase in volume primarily in the acquired Gold Kist Inputs Business territory offset, in part, the lower seed and crop protection product sales. Fertilizer prices declined during this period.

     Operating margin for the Crops division of $18,000 represented a $1.1 million improvement compared to the same period in the prior year. The primary reasons for this improvement were an improved gross margin and increased miscellaneous and finance income, partially offset by higher selling, general and administrative expenses.

  Feed

     Feed division sales increased $7.2 million (8.5%) from $84.5 million for the six months ended December 31, 1998, to $91.7 million for the comparative 1999 period. The increase was caused primarily by a 15% increase in tonnage, partially offset by a 4.5% decrease in average unit selling prices. Most of the increased tonnage is attributable to the acquisition of the Gold Kist Inputs Business in October 1998.

     The operating margin for the Feed division decreased approximately $.3 million from $5.9 million for the six months ended December 31, 1998, to $5.6 million for the comparative 1999 period. The decrease in operating profit resulted from the increased delivery costs and compensation expense from the acquisition of the Gold Kist Inputs Business. This was offset in part by a higher gross margin.

  Petroleum

     Petroleum division sales increased $45.8 million (60.0%) from $76.3 million for the six months ended December 31, 1998, to $122.1 million for the comparative 1999 period. The overall sales revenue increase resulted from a 52.1% average unit price increase and a 16.9% increase in gallons sold.

     The Petroleum division's operating margin increased $8.4 million from a loss of $5.4 million for the six months ended December 31, 1998, to a profit of $3.0 million for the 1999 period. Higher unit prices not only produced higher sales revenues but also resulted in an increased gross margin both in total and on a per gallon basis for gasoline and fuel oil products. The improved unit margin was due to selling inventory purchased at prices lower than current market prices. Margin improvements were realized in gasoline and fuel oil operations. However, replacement costs for inventory purchases subsequent to December 31, 1999, were at higher prices and will have a negative impact on operating margin. In 1998, Southern States recorded a $3.0 million provision for environmental remediation, which negatively impacted results last year. Lower operating expenses in the current year also contributed to the improved operating margin.

  Retail Farm Supply

     Sales of the Retail Farm Supply division increased $59.1 million (40.6%) from $145.7 million for the six months ended December 31, 1998, to $204.8 million for the comparative 1999 period. The substantial sales increase is primarily attributable to the sales increase in the acquired Gold Kist Inputs Business territory of approximately $61.8 million, which having been acquired on October 13, 1998, had no sales in the first three and one half months last year. Sales in the acquired Gold Kist territory did not meet Southern States' expectations because of continued price deflation and drought conditions in portions of the Southeast, as discussed above in "--Acquisition and Integration of the Gold Kist Inputs Business."

     Retail Farm Supply's operating loss at $7.8 million was $2.2 million higher than the $5.6 million operating loss recorded last year. The operating loss for the current six-month period was due to a loss of $8.5 million in the acquired Gold Kist Inputs Business territory. In the comparable prior year period, the Gold Kist locations, which were operated by Southern States only for approximately two and one half months of the six-month period, lost $2.2 million. Higher salaries and related compensation costs, an increase in allocated interest expense as well as additional expenses for leased equipment coupled with lower than expected volume produced the loss in the current year. In addition, the reserve for environmental remediation liabilities was increased by $1.1 million which decreased operating profits by the same amount. Gross margin increases in crop protection, seed and fertilizer products offset the higher level of expense. The operating loss was partially offset by approximately $.8 million, representing this division's portion of the insurance refund discussed above.

  Farm and Home

     Sales of the Farm and Home division decreased $1.4 million (1.7%) from $85.9 million for the six months ended December 31, 1998, to $84.5 million for the 1999 period. This decrease is primarily the result of a $1.9 million (8.1%) decrease in the sales recorded at Wetsel, Inc., an independently-operated wholly-owned subsidiary of Southern States. The decrease was primarily attributable to reduced grass and farm seed selling prices.

     Operating margin for the Farm and Home division increased $.6 million from $.1 million for the six months ended December 31, 1998, to $.7 million for the 1999 period. The increased operating margin resulted from a gain from the disposal of fixed assets, improved gross margins for both Farm and Home and Wetsel and reduced operating expenses at Wetsel.

  Marketing

     Sales in the Marketing division, including Michigan Livestock Exchange, decreased $4.4 million (9.9%) from $44.6 million for the six months ended December 31, 1998, to $40.2 million for the 1999 period. This decrease is primarily attributable to reduced soybean sales volume at lower selling prices within the Grain Marketing Division. Sales of wheat also were lower in the current period due to both a decline in volume and decreased selling prices. The decline in grain marketing revenue resulted from a combination of influences. Drought conditions in the summer of 1999 impacted the quality and the quantity of wheat and corn produced in Southern States' Mid-Atlantic territory and resulted in a lower than anticipated volume in bushels marketed. In addition, a strong western United States harvest caused a $.41 (12.1%) reduction in the average unit price per bushel for grain marketed. Sales for the Michigan Livestock Exchange increased slightly.

     Operating margin for the Marketing division decreased $.8 million from $.1 million profit for the six months ended December 31, 1998, to a $.7 million loss for the 1999 period. The decrease in operating margin was primarily attributable to the closure of operations of a significant customer of Michigan Livestock Exchange, as well as reduced bushel volume and pricing.

  General Corporate Overhead

     General corporate overhead, consisting primarily of general and administrative costs not allocated to the divisions (such as information systems, human resources and central management costs offset by various miscellaneous income items), increased $4.2 million, from $14.3 million for the six months ended December 31, 1998, to $18.5 million for the comparative 1999 period. The increase was due mainly to higher compensation expenses related to the acquired Gold Kist Inputs Business. Depreciation, contractual services and travel expense also increased.

     Company-wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased approximately $2.9 million (22.0%) from $13.4 million for the six months ended December 31, 1998, to $16.3 million for the 1999 period. Receivables from the additional sales generated by the Gold Kist acquisition resulted in additional discounts from receivables sold to Statesman Financial Corporation, which are classified as interest expense.


  Interest Income and Service Charges


     Interest income including finance charges increased $.5 million due to Southern States benefiting from owning the accounts receivable acquired from Gold Kist for the entire six-month period this year as compared to approximately three months for the comparable period last year.

  Miscellaneous Income, net

     Miscellaneous income, net decreased $1.1 million from $3.7 million for the six months ended December 31, 1998 to $2.6 million for the comparative 1999 period. The current year includes a $.3 million loss on discontinued programs. The amount recorded in the prior year was insignificant. The prior year included contract settlement income totalling $1.3 million from the closure of operations of a significant customer. These unfavorable variances were partially offset by an increase in the gain on the disposal of fixed assets in the current year.

  Provision for Income Tax Benefit

     The income tax benefit for the six months of fiscal year 2000 increased to $7.2 million from the income tax benefit of $5.5 million in fiscal year 1999, an increase of $1.7 million. The Company has assumed patronage refunds will not be paid during fiscal year 2000 and has not recognized the related tax benefit; therefore, the effective tax rate increased to 39.2% from 26.2% for the same period in fiscal year 1999.

Fiscal 1999 Compared to Fiscal 1998

     Net sales of $1.4 billion increased approximately $243 million (21.6%) from $1.1 billion in 1998. The higher net sales, which is reflected in the Retail Farm Supply, Feed and Crops divisions, were due to the additional volume from the acquisition of the Gold Kist Inputs Business in October, 1998. These increases were partially offset in the Petroleum, Marketing and Feed divisions which experienced decreases in average commodity prices ranging from 4.9% in fertilizer to 20.6% in petroleum. Net loss for 1999 amounted to $2.1 million, a decrease of approximately $12.8 million from a net savings of $10.7 million in 1998. Petroleum and grain prices in particular were related to world-wide supply and demand factors.

  Crops

     Sales of the Crops division increased $38.9 million (25.1%) from $154.8 million in 1998 to $193.7 million in 1999. Fertilizer sales, which comprise approximately 68.6% of Crops division sales, increased approximately 45.6%. A 63.8% increase in fertilizer tonnage was partially offset by a 4.9% decline in selling prices. The majority of this increase in tonnage resulted from increased sales of fertilizer and crop protection products primarily in the former Gold Kist Inputs Business territory. Sales of seed, which comprise approximately 12.8% of

Crops division sales, were flat. Sales of crop protection products, which comprise approximately 18.6% of Crops division sales, increased by 14.7% from 1998 to 1999.

     Operating margin for the Crops division decreased by $4.4 million from $16.9 million in 1998 to $12.4 million in 1999. The decrease was the result of higher employee costs ($3.7 million), increased allocated interest ($2.0 million) and lease expense ($1.1 million) in the seed and crop protection areas and are attributable to the acquisition of the Gold Kist Inputs Business in October, 1998.

  Feed

     Sales of the Feed division increased $35.7 million (24.5%) from $145.6 million in 1998 to $181.3 million in 1999. This increase resulted primarily from a 39.2% increase in tonnage, partially offset by a 13% decrease in the average unit-selling price. The majority of the increased tonnage is attributable to the acquisition of the Gold Kist Inputs Business in October, 1998.

     Operating margin for the Feed division increased $5.7 million from $6.1 million in 1998 to $11.8 million in 1999. The increase in operating profit primarily resulted from the increase in tonnage. This was partially offset by the lower selling prices and increased employee expenses resulting from the acquisition of the Gold Kist Inputs Business. Feed division operating margin as a percentage of sales for the 1999 fiscal year increased from 4.2% for the prior period to 6.5% for the comparative 1999 period. This increase in profit primarily resulted from a 16% decrease in the cost of raw materials which was partially offset by a 13% reduction in average selling prices.

  Petroleum

     Sales of the Petroleum division decreased $27.5 million (16.6%) from $193.1 million in 1998 to $165.6 million in 1999. The overall sales revenue decline resulted from the net impact of an average unit selling price decrease of approximately 20.6%. In addition, the decrease in heating degree-days in 1999 led to significantly less demand for heating oil. This was partially offset by a volume increase of 3.5%. Higher gasoline sales produced most of this increase.

     The Petroleum division's operating margin decreased from $1.7 million for 1998 to break even ($0 operating margin) for 1999. In the second quarter of fiscal 1999, the Petroleum division recorded a $3.0 million provision related to the estimated cost to remediate ground water contamination at an operating site. Offsetting this were improvements in the gross margin due to favorable purchase variances when compared to the prior year as well as a reduction in retail operating expenses.

  Retail Farm Supply

     Sales of the Retail Farm Supply division increased $196 million (36.8%) from $336.3 million in 1998 to $532.3 million in 1999. The increase in sales was primarily attributable to sales in the former Gold Kist Inputs Business of approximately $206 million in revenue since its acquisition in October, 1998. The addition of the Gold Kist Inputs Business increased unit volume in seed, fertilizer and crop protection products. These increases were slightly offset by a decrease in petroleum revenues due to the net decline in worldwide petroleum pricing compared to the corresponding 1998 period.

     Operating margin for the Retail Farm Supply division decreased $5.4 million from $4.9 million for 1998 to a loss of $.5 million for 1999. The increase in operating losses was primarily attributable to losses in the acquired Gold Kist Inputs Business territory of approximately $5 million since its acquisition in October, 1998. These increased losses mainly resulted from increased employee related costs, additional operating lease expense and depreciation resulting from the acquisition.

  Farm and Home

     Including sales of Wetsel, Inc., sales of the Farm and Home division increased $13.5 million (6.9%) from $196.1 million for 1998 to $209.6 million for 1999. This increase resulted from the higher sales volume of Wetsel, Inc., which grew by $2.3 million (4.0%), as well as higher sales in the urban and suburban area stores over the same period.

     Farm and Home operating margin increased by $2.3 million from $6.0 million in 1998 to $8.3 million in 1999. The increase in operating profit primarily resulted from higher sales volume at a flat margin percentage in both the urban and suburban stores and at Wetsel, Inc.

  Marketing

     Sales of the Marketing division decreased $14.9 million (15.8%) from $94.5 million in 1998 to $79.6 million in 1999. Livestock marketing revenues of $10.9 million, attributable to the acquisition of Michigan Livestock Exchange on April 1, 1998, served to partially offset the decrease. Grain bushels marketed decreased 9.6% from 1998 to 1999 with large decreases in wheat, corn and barley bushels marketed, which were partially offset by an increase in soybean bushels marketed.

     Operating margin for the Marketing division decreased $2.2 million, from $1.8 million in 1998 to a loss of $.4 million in 1999. Decreased profitability primarily resulted from lower grain marketing volume and a relative increase in the cost of marketing which combined to produce a $1.3 million decrease in the gross margin. In addition, increased employee related expenses and administrative expenses unfavorably impacted the results for the Michigan Livestock Exchange.

  General Corporate Overhead

     General corporate overhead increased approximately 37.3% from $23.3 million for 1998 to $32.0 million for 1999. The increase resulted primarily from increased employee related expenses ($8.2 million) and higher retail support services, ($1.0 million). Company wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased $11.6 million (68.6%) from $16.9 million in 1998 to $28.4 million in 1999. This was primarily as a result of higher borrowing levels to finance the acquisition of the Gold Kist Inputs Business.

  Interest Income and Service Charges


     Interest income, including finance charges, increased $3.4 million due to the growth of the Company's accounts receivable portfolio which resulted in increased finance charges of approximately $2.6 million. The growth in accounts receivable was mainly due to the addition of receivables purchased in the acquisition of the Gold Kist Inputs Business on October 13, 1998. Interest income increased approximately $856,000 due to accrued interest on the purchase price adjustments relating to the Gold Kist acquisition.

  Miscellaneous Income, net

     Miscellaneous income, net increased by $5.2 million from $6.6 million in fiscal 1998 to $11.8 million in 1999. The increase reflects a $1.3 million increase in the gain on the disposal of fixed assets in the current year, a $1.3 million increase in contract settlement income from the closure of operations of a significant customer and $2.0 million increase from numerous sources, none of which, individually, was material.

  Provision for Income Tax Expense (Benefit)

     Income taxes in 1999 were a benefit of $.6 million, a decrease of $3.6 million from $3.0 million expense in 1998 primarily due to a $15.0 million decrease in pretax net savings. The effective income tax rate was 41.2% in 1999 versus 21.8% in 1998. Because the Company did not pay patronage refunds during fiscal year 1999, the effective tax rate increased from the corresponding period in 1998. Also, see Note 12 of Notes to the Southern States Consolidated Financial Statements for an analysis of the differences between the statutory income tax rate and Southern States' effective income tax rate.

  Undistributed (Loss) Earnings of Statesman Financial Corporation

     During 1999, Southern States' undistributed loss from its interest in Statesman Financial Corporation, net of income taxes, was $1.2 million as compared to a small gain on its investment in 1998 of $56,721, net of taxes. The primary reasons for the drop in Southern States' equity earnings in Statesman Financial Corporation are a decrease in net interest income, including the provision for credit losses, and an increase in general and administrative expenses.


  Fiscal 1998 Compared to Fiscal 1997

     Net sales of $1.1 billion decreased approximately $96 million (7.9%) from $1.2 billion in 1997. The decrease in net sales primarily reflected lower volumes in the Petroleum, Marketing and Feed divisions as well as lower unit prices in all divisions. These divisions experienced 12 month average decreases in prices from a minimum of 6.0% in fertilizer to a high of 18.0% in petroleum. Net savings for 1998 amounted to $10.7 million, a decrease of approximately $16.8 million (61%) from $27.5 million for 1997. Petroleum and grain prices in particular were related to world-wide supply and demand factors.

  Crops

     Sales of the Crops division decreased $9.4 million (5.9%) from $160.4 million in 1997 to $151 million in 1998. Fertilizer sales, which comprise approximately 62% of Crops division sales, decreased approximately 4.5%, with fertilizer selling prices declining approximately 6.0%, partially offset by a 1.5% increase in tonnage. Sales of seed, which comprise approximately 17% of Crops division sales, increased approximately 2.2% due to unit volume increases of 20.8%, which were mostly offset by decreases in average selling price of 18.6%. Sales of crop protection products, which comprise approximately 21% of Crops division sales, increased by 4.6% from 1997 to 1998.

     Operating margin for the Crops division decreased by $9.7 million from $26.6 million in 1997 to $16.9 million in 1998. The decrease resulted primarily from a decrease of $7.6 million in the patronage refund from CF Industries, a fertilizer supply cooperative owned by the Company and 10 other regional cooperatives, as well as from decreased fertilizer operating margins driven by lower fertilizer selling prices.

  Feed

     Sales of the Feed division decreased $16.3 million (10.1%) from $161.9 million in 1997 to $145.6 million in 1998. This decrease resulted primarily from lower unit prices and decreases in volume of 9.2% and 0.8%, respectively.

     Operating margin for the Feed division decreased $0.2 million from $6.3 million in 1997 to $6.1 million in 1998. This decrease in profit primarily resulted from lower selling prices partially offset by a $500,000 reduction in central management expense during 1998.

  Petroleum

     Sales of the Petroleum division decreased $57.2 million (22.8%) from $250.3 million in 1997 to $193.1 million in 1998. Petroleum gallons decreased by 35.3 million (10%), primarily due to lower commercial gasoline and fuel oil sales. In addition, the decrease in heating degree-days led to significantly less demand for heating oil. Average unit selling prices decreased 18% from 1998, also contributing to the lower sales revenue.

     The Petroleum division's operating margin decreased by $5.4 million from $7.1 million for 1997 to $1.7 million for 1998. The decline in operating margin resulted from both decreases in worldwide petroleum prices, which led to inventory write-downs, and decreases in sales volume.

  Retail Farm Supply

     Sales of the Retail Farm Supply division remained relatively consistent with the prior year, increasing only slightly from $336.0 million in 1997 to $336.3 million in 1998. Increased unit volume in crop protection products and seed was offset by both lower unit volume and pricing in feed and petroleum. Volume increases in seed were the result of a later growing season in 1998 and greater demand for soybean seed.

     Operating margin for the Retail Farm Supply division decreased $1.0 million from $5.9 million for 1997 to $4.9 million for 1998. The decrease in operating margin resulted primarily from an increase in operational expenses principally due to the acquisition of the two private dealer operations in Kentucky, which was partially offset by higher margins resulting mainly from more favorable fertilizer pricing.

  Farm and Home

     Including sales of Wetsel, Inc., sales of the Farm and Home division increased $7.7 million (4.1%) from $188.4 million for 1997 to $196.1 million for 1998. This increase resulted from the higher sales volume of Wetsel, Inc., which grew by $6.4 million (12.9%), as well as higher sales in the urban and suburban area stores over the same period.

     Farm and Home operating margin decreased by $1.2 million from $7.2 million in 1997 to $6.0 million in 1998. The decrease in operating margin primarily resulted from higher operating expenses in both the urban and suburban stores and at Wetsel, Inc.

  Marketing

     Sales of the Marketing division decreased $21.7 million (18.7%) from $116.2 million in 1997 to $94.5 million in 1998. Livestock marketing revenues of $3.2 million for the three months ended June 30, 1998, attributable to the acquisition of Michigan Livestock Exchange on April 1, 1998, served to partially offset the decrease. Grain bushels marketed decreased 15.5% from 1997 to 1998 with large decreases in corn and soybean bushels marketed, which were partially offset by an increase in wheat bushels marketed.

     Operating margin for the Marketing division decreased $1.8 million, from $3.6 million in 1997 to $1.8 million in 1998. Decreased profitability primarily resulted from lower grain marketing volume due to depressed corn and bean acreage yields and reduced corn drying revenue due to a drought during the summer of 1997.

  General Corporate Overhead

     General corporate overhead increased approximately 1.7% from $22.9 million for 1997 to $23.3 million for 1998. The increase resulted primarily from increased employee related expenses partially offset by an increase in service charge revenue. Company wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased $1.3 million (8.3%) from $15.6 million in 1997 to $16.9 million in 1998 primarily as a result of higher borrowing levels.

  Miscellaneous Income, net

     Miscellaneous income, net increased $0.7 million from to $5.9 million in fiscal 1997 to $6.6 million in 1998. The increase reflects changes in a number of non-operating accounts, none of which are material in either period.

  Provision for Income Tax Expense

     Income taxes in 1998 were $3.0 million, a decrease of $3.0 million (50%) from $6.0 million in 1997 primarily due to a 59% decrease in pretax net savings. The effective income tax rate was 21.8% in 1998 versus 18.0% in 1997. See Note 12 of Notes to the Southern States Consolidated Financial Statements for an analysis of the differences between the statutory income tax rate and Southern States' effective income tax rate.

  Liquidity and Capital Resources at December 31, 1999

     In January, 1999, Southern States entered into a new $200 million three-year revolving credit facility with various commercial banks that matures in January, 2002. This facility replaced the $140 million in short-term and long-term facilities with CoBank, ACB that were in place at December 31, 1998, and the $92 million in uncommitted facilities with various commercial banks. Under the terms of this new facility, Southern States must maintain a ratio of funded indebtedness to capitalization of not more than .50 to 1, have tangible net worth of at least $256 million plus 25% of net income in each fiscal year and at the end of each fiscal quarter, have a ratio of consolidated cash flow to consolidated interest expense and distribution on trust preferred securities of greater than 1.50 to 1. Interest rates under this facility are determined by Southern States under one of three options: on a competitive bid basis; LIBOR plus .95%, or base rate which is the higher of the prime rate or the Federal Funds Rate plus .50%. There is also a facility fee of .30% on this revolver. Amounts are drawn under this facility to fund general working capital needs. On December 31, 1999, Southern States had $138.5 million outstanding under this facility, with interest rates on advances under this facility varying from 6.22% to 7.60% per annum.

     At December 31, 1999, Southern States also had outstanding $33 million in term notes held by CoBank that are payable at various dates with a final maturity of November 1, 2004. Amortization on this term loan is $2 million due on November 1, 2000, $7 million due on November 1, 2001 and November 1, 2002, $9 million due November 1, 2003 and $8 million due November 1, 2004. Interest on this term loan is at: fixed quoted rates, variable quoted rates or at LIBOR plus
 .95%. Interest rates on this term loan vary from 5.9% to 7.5%. Proceeds of this term loan were used for general working capital purposes. The financial covenants are the same as those under the three-year revolving credit facility discussed above.

     At December 31, 1999, Southern States also had outstanding balances of approximately $11.8 million in three industrial revenue bonds. These bonds carry variable rates of interest that at December 31, 1999, ranged from 5.0% to 5.75%. A $2.1 million bond has a final maturity date of August 1, 2004, a $3.0 million bond has a final maturity date of September 1, 2005, and the $6.7 million bond has a final maturity date of January 1, 2016.

     In October, 1998, Southern States borrowed $218.3 million under a 180-day "bridge" loan facility with NationsBank, N.A., First Union National Bank and CoBank to finance the purchase of the Gold Kist Inputs Business. In January, 1999, this facility was paid down by $118.3 million utilizing proceeds of the new Southern States' syndicated three-year revolving credit facility discussed above. On September 7, 1999, this facility was further paid down by $25.9 million. Funds used to retire this debt were primarily proceeds from the final purchase price settlement relating to the Gold Kist acquisition. On October 5, 1999, the remaining outstanding balance of approximately $74 million was paid off through the sale of securities by Southern States and Southern States Capital Trust I pursuant to the financing commitment with Gold Kist described below.

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $60 million liquidation amount of Step-Up Rate Capital Securities, Series A ("Series A"), for which it received $59.4 million in gross proceeds, net of a placement fee of $600,000. Distributions on the Series A securities are cumulative at a rate of 8% per annum, increasing to 8.5% on July 5, 2000, and to 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Also on October 5, 1999, Southern States issued to Gold Kist $40 million liquidation amount of Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"), for which it received $39.2 million in gross proceeds, net of a placement fee of $800,000. Cash dividends on the Series B securities are cumulative at an initial rate of 7.5% per annum, increasing to 8% on July 5, 2000, and to 8.25% on July 5, 2001.

     Distributions on the Series A securities and dividends on the Series B securities are both payable quarterly, in arrears, on January 5, April 5, July 5 and October 5 of each year.

     The proceeds from the sale of both the Series A and the Series B securities were used to reduce Southern States' indebtedness and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

     The Series A and Series B securities are subject to mandatory redemption for so long as they are held by Gold Kist, at a redemption price equal to the liquidation amount of the securities redeemed plus all unpaid and accumulated amounts distributable with respect to the securities, from the proceeds of any sale by Southern States of substantially similar securities. To the extent Southern States places with other purchasers capital and/or equity securities similar to the Series A and Series B securities in an amount less than $100 million, the Series A and Series B securities owned by the Gold Kist shall be redeemed correspondingly on a dollar-for-dollar basis.

     Southern States' wholly-owned subsidiary, Wetsel, Inc., maintains separate credit facilities. Wetsel has an uncommitted short term credit facility with CoBank that fluctuates from $8 million in amount during the period from March 1, 2000, to June 30, 2000; to $4 million from July 1, 2000, to December 31, 2000, to $8 million from January 1, 2001 through February 28, 2001. The facility matures on February 28, 2001. This facility had a $2.8 million outstanding balance at December 31, 1999 and an interest rate of 4.65%. On July 1, 1999, Wetsel's credit facilities were revised. In addition, the subsidiary has a committed $5 million long-term revolver that matures February 28, 2002. This revolver carries a facility fee of .30%. Interest rates on these lines are, at the subsidiary's option, at CoBank's National Variable Rate plus .25%, quoted fixed rates or at a preset rate of LIBOR plus 1.05%. Wetsel also has a $2 million term note with CoBank with $1 million maturing January 15, 2000 and $1 million maturing January 15, 2001. Interest rates on this term loan vary from 6.65% to 6.90%.

     Southern States and Statesman Financial Corporation are parties to an agreement under which Statesman purchases receivables from Southern States without recourse. Under the terms of the agreement, Southern States pays fees on receivables sold to Statesman. Receivables sold to Statesman totaled approximately $537.8 million and $498.2 million for six months ended December 31, 1999 and 1998, respectively. Statesman pays volume incentive fees to Southern States at the end of the fiscal year in connection with the purchase of receivables. In addition, under the terms of the agreement, Southern States was obligated to maintain a computed minimum investment in Statesman's preferred stock of $22.7 million and $16.4 million at December 31, 1999 and 1998, respectively. See Note 5 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

     Cash and cash equivalents at December 31, 1999 were $40.0 million, which represents a decrease of $14.6 million from $54.6 million at December 31, 1998. Net cash provided by operating activities for the six months ended December 31, 1999 and 1998 amounted to $16.3 million and $90.7 million, respectively. The decrease in net cash provided by operating activities resulted from decreases in accounts payable and accrued expenses. Undistributed earnings of finance companies and joint ventures also negatively impacted cash flow from operating activities. Net cash provided by investing activities for the six months ended December 31, 1999, amounted to $2.6 million, an increase of $233.0 million over the comparable period last year. In October of 1998, the company invested $203.1 million for acquisition of the Gold Kist Inputs business which resulted in a cash outflow from investing activities totaling $230.5 million for the six months ended December 31, 1998. In the current six-month period, Southern States received a $19.9 million purchase price adjustment relating to the return of accounts receivable to Gold Kist. In addition, capital expenditures decreased in the current year by $4.4 million. Net cash provided by financing activities for the six months ended December 31, 1999, of $2.4 million was primarily the result of net borrowing activities. For the six months ended December 31, 1998 cash provided from financing activities was $179.0 million due to proceeds from a bridge loan of $218.3 million to finance the Gold Kist acquisition.

     Cash and cash equivalents at June 30, 1999 were $18.7 million, which represents an increase of $3.3 million from $15.4 million at June 30, 1998. Net cash provided by operating activities for the year ended June 30, 1999 and 1998 amounted to $143.9 million and $33.6 million, respectively. The increase in net cash provided by operating activities resulted from an increase in accounts payable and a decrease in net receivables partially offset by a decrease in advances from managed local cooperatives, an increase in inventories and lower net savings. Net cash used in investing activities for the year ended June 30, 1999 amounted to $268.1 million, an increase of $224.3 million from cash used in investing activities in the corresponding 1998 period. This increase resulted primarily from investment in Gold Kist ($218.3 million) and a $12.7 million increase in capital expenditures over the prior year. Net cash provided by financing activities for the year ended June 30, 1999, of $127.6 million and net cash used by financing activities for the year ended June 30, 1998, were primarily the result of net borrowing activities.

     Capital expenditures for the six months ended December 31, 1999, totaled $20.2 million. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $2.5 million at December 31, 1999. Southern States also maintains a reserve for environmental expenditures which totaled $3.4 million at December

31, 1999. See Note 13 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

     Capital expenditures for the year ended June 30, 1999, totaled $46.6 million which compares to $33.9 million in capital expenditures for the year ended June 30, 1998. Of this 1999 amount, approximately $1.02 million related to compliance with environmental regulations. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $2.2 million at June 30, 1999 and approximately $7.1 million at June 30, 1998. Southern States also maintains a reserve for environmental expenditures which totaled $3.2 million at June 30, 1999 and $2 million at June 30, 1998.

     Southern States anticipates capital expenditures of approximately $42.5 million in the fiscal year ending June 30, 2000. Also, included in projected capital expenditures is $1.0 to $2.0 million in anticipated costs for environmental remediation projects in the year ending June 30, 2000.

     Management believes that Southern States' cash on hand, anticipated funds from operations, and amounts currently available under its various credit facilities will be sufficient to cover its working capital needs, capital expenditures, debt service requirements and tax obligations. Southern States intends to maintain and further strengthen its financial condition and, in its efforts to do so, may from time to time consider other possible transactions, including acquisitions, other capital market transactions or dispositions of businesses that no longer meet its strategic objectives.

New Accounting Standards

     In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. Southern States will adopt SFAS No. 133 in fiscal year 2001. Southern States is currently evaluating any impact of the derivatives standard.

Market Risks from Changing Commodity Prices and Interest Rates

     The principal market risks affecting Southern States are exposure to changes in commodity prices and changes to interest rates on borrowings. Although Southern States has international sales volume and related accounts receivable for foreign customers, Southern States considers the foreign currency exchange risk in such activities to be immaterial.

     Interest Rate Risk. Southern States uses interest rate swaps to hedge interest rate changes on a portion of its borrowings. At December 31, 1999, Southern States had outstanding nine variable to fixed interest rate swaps with a $180 million notional amount and a fair market value of $5.1 million with terms ranging from three to seven years. The swaps carried coupons with a weighted average rate of 6.02% and 6.18% at December 31, 1999 and 1998, respectively. Assuming December 31, 1999 variable rates and borrowings, a one-hundred-basis-point change in interest rates would impact Southern States' net interest expense by approximately $970,385 on an annualized basis, net of the effect of the swaps.

     Commodities Risk. The table below provides information about Southern States' petroleum, grain and agricultural commodity inventories and related futures contracts that are sensitive to changes in commodity prices. For inventories, the table presents the carrying amount and fair value at December 31, 1999. For futures contracts, the table presents the notional amounts in the unit of measure for the particular item that is being hedged, the weighted average of the contract prices and the fair value of those contracts. Contract amounts are used to calculate the contractual payments and quantity of commodity to be exchanged under the futures contracts.

           On-Balance Sheet Commodity Position and Related Derivatives
           -----------------------------------------------------------

                                                               December 31, 1999
                                                               -----------------
Balance Sheet Position                            Carrying Amount               Fair Value
----------------------                            ---------------               ----------
Petroleum.................................         $  13,046,972            $    9,159,247
Grain.....................................            12,361,844                12,361,844
Feed......................................             7,265,823                 8,089,791

                                                Expected Maturity
Futures Contracts (Short)                           Year 2000                   Fair Value
-------------------------                           ---------                   ----------
Petroleum Contract - Gallons..............             3,150,000                       N/A
Petroleum Contract Amount.................        $    2,121,000            $    2,113,545

Grain Contract - Bushels..................             4,604,462                       N/A
Grain Contract Amount.....................        $   15,884,287            $   15,272,605

Agriculture Commodities - Bushels                              0                         0
Agriculture Commodities Contract
   Amount.................................                     0                         0

                                             Expected Maturity
Futures Contracts (Long)                         Year 2000                      Fair Value
------------------------                         ---------                      ----------
Petroleum Contract - Gallons..............               924,000                       N/A
Petroleum Contract Amount.................         $     426,818            $      490,728

Grain Contract - Bushels..................             2,103,427                       N/A
Grain Contract Amount.....................         $  15,710,927            $    5,366,665

Agriculture Commodities - Bushels                        341,891                       N/A
Agriculture Commodities Contract
   Amount.................................         $     830,795            $      699,167

See "Business of Southern States--Other Factors Affecting the Business of Southern States--Commodity Price Hedging Activities" for information concerning hedging activities utilized by Southern States to minimize the risk of change in commodity prices on various commodities bought and sold in its business.

                                SOUTHERN STATES

General

     Southern States is a regional farmers' supply and marketing cooperative. With fiscal 1999 sales of $1.4 billion, we are one of the largest agricultural cooperatives east of the Mississippi River. We serve a wide range of rural and urban customers in our traditional six-state Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina and, more recently in Michigan, Ohio and Indiana. We also expanded our operations in October, 1998 into the Southeastern and South Central states through the acquisition of the Gold Kist Inputs Business. We are owned by over 300,000 farmer and local cooperative members. We are the principal cooperative in a cooperative distribution system that now encompasses over 700 retail locations serving farmer members and other customers through both company-owned facilities and a network of local agricultural cooperatives and private dealers. See "--The Southern States Distribution System" below.

     Founded in 1923, Southern States operated for many years exclusively as a supply (or "inputs") cooperative, procuring, manufacturing, processing and distributing fertilizer, crop protectants, feed and seed and other farm supply items on behalf of its farmer members. Since 1977, we also have marketed grain for members and currently market approximately 25 to 30 million bushels of grain annually, primarily in our traditional Mid-Atlantic territory. In 1998, we entered the livestock marketing business through the acquisition of Michigan Livestock Exchange, a 75-year old, livestock marketing cooperative operating in the four-state territory of Michigan, Ohio, Indiana and Kentucky. As a result, we believe that we are one of the largest livestock marketing cooperatives in the United States.

     Our members must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Business with members is conducted on a cooperative basis, and patrons who are members or who are eligible to be members are qualified to receive patronage refunds out of net savings on their business. See "Farm Cooperatives" and "Southern States--Cooperative Structure." We also engage in supply and marketing transactions with other customers who are not eligible for membership and who do not qualify for patronage refunds. In addition, we engage in non-cooperative activities through several subsidiaries.

The Southern States Distribution System

     We are the principal cooperative in a cooperative distribution system that serves our farmer members in our Mid-Atlantic territory and the Southeastern and South Central states through:

  . 217 company-owned retail farm supply and petroleum outlets and 25 company-owned urban and suburban retail locations,

  . 70 local agricultural or petroleum cooperatives operating at 87 locations under standardized management contracts with Southern States,

  . 47 independently owned and operated local retail cooperatives that distribute Southern States supplies and products at 73 locations, and

  . A network of 321 private dealers operating approximately 340 locations who sell Southern States supplies and products at retail under retail distribution agreements with Southern States.

     Unless specifically noted otherwise, all location numbers are given as of March 31, 2000.

     Company-Owned Facilities. As described in greater detail below, we sell a significant portion of our product and service volume through our retail farm supply locations, urban and suburban retail locations and retail petroleum facilities. To support this retail distribution network, we operate a number of owned and leased bulk manufacturing and distribution facilities. See "Business of Southern States--Agricultural Inputs and Services--Petroleum," "--Retail Farm Supply" and "--Farm and Home." In fiscal 1999, Southern States sold approximately 54% of its total product and service volume through these company-owned facilities.

     Managed Local Cooperatives. The 70 managed local cooperatives, usually organized on a county level, are a significant component of our distribution system. The managed local cooperatives have their own local membership and locally-elected boards of directors, but each is a member of Southern States and each operates under a standardized management agreement with Southern States. In almost all instances, the managed local cooperatives use the name "Southern States" in their operations. Sales to the managed local cooperatives accounted for approximately 16% of our total product and service volume in fiscal 1999.

     We have no equity interest in the managed local cooperatives and no representation on the boards of directors, but we manage day to day operations and recommend policies to their boards of directors. The standardized management agreements are renewed annually, and may be canceled by either party at the end of any year provided there is no outstanding indebtedness owed Southern States. We assess a management, accounting and administrative fee which approximates the actual cost of service. No management agreements with local cooperatives have been canceled in our history other than as a result of mergers of local cooperatives into Southern States or, in a few cases, liquidation of a local managed cooperative.

     Private Dealers. We also distribute supplies and products through a network of 321 independent, privately-owned dealers, operating a total of approximately 340 dealer locations. These dealers agree to sell our supplies and products at retail to our members and others and to maintain adequate records of sales in order that we may allocate any patronage refund to these members. Sales to private dealers accounted for approximately 10% of our total product and service volume in fiscal 1999. We have expanded our private dealer system into the former Gold Kist territory.

     Independent Cooperatives. We also distribute supplies and products to 47 independently owned and operated local cooperatives operating 73 locations. These cooperatives are members of Southern States and use Southern States as a major supply source, but do not operate under a management contract with Southern States and do not use the "Southern States" name. Sales to independent cooperatives represented approximately 3% of our total product and service volume in fiscal 1999.

     Commercial and Other Accounts. In addition to the component parts of the Southern States distribution system within our territory, we sell products to over 4,000 commercial and other accounts, including other cooperatives located outside our territory, who purchase supplies from us. Commercial accounts include resellers who do not have a private dealer agreement with us, as well as non-agricultural consumers. Commercial accounts are not eligible for membership in Southern States and are not eligible for patronage refunds. Other accounts include producers of agricultural products who purchase on a wholesale basis and other regional cooperatives. These accounts are eligible for membership and for wholesale patronage refunds. Sales to commercial and other accounts in fiscal 1999 accounted for approximately 17% of our total product and service volume.

Cooperative Structure

     Members and Membership Stock. Members of Southern States must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Members must own at least one share of membership stock. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Under Virginia law and our articles of incorporation and bylaws, the issuance or transfer of our membership common stock is limited to:

  .  bona fide agricultural producers who use our services or supplies, and

  .  cooperatives whose membership is comprised of such persons.

     Each member, regardless of the number of shares of membership common stock registered in the member's name, is entitled to only one vote in the affairs of Southern States. Under various circumstances, like the death of a stockholder, we repurchase common stock from our members at par value ($1 per share) plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of our assets, the holders of common stock, after satisfaction of obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of the $1 per share par value plus declared and unpaid dividends, if any, for each share of common stock held. Our board of directors may from time to time issue any and all of the authorized but unissued common stock without first offering such shares to existing holders of common stock, on such terms as it deems advisable, but not for less than par value.

     Governance. The members of Southern States annually elect on a staggered basis members of the board of directors to serve for three-year terms. Only our members or members of a retail agricultural purchasing cooperative handling supplies of Southern States are eligible to be elected by the members to serve on the board of directors. At the present time, the board of directors consists of 23 persons, 17 of whom are member-elected. Six additional directors, designated by statute as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in our traditional Mid-Atlantic territory. Public directors need not be members or stockholders of Southern States. See "Management--Directors."

     Our bylaws provide for a division of the territory in which we operate into nine or more election districts. These election districts are determined on the basis of the annual volume of business done with Southern States by customers, with consideration given to the business done with members in, and geographical area of, each election district. The bylaws further provide that the Board may modify and redistrict whenever, in its discretion, it is advisable in order to maintain substantial equality in the volume of business done in the different districts.

     Under our bylaws, each election district is to be represented on the board by one director, elected at an election district meeting by delegates to the meeting. The members served by each private agency, each retail branch of Southern States, and each retail agricultural supply cooperative handling supplies of Southern States are entitled to vote in the election of delegates to election district meetings. Delegates are elected by our membership and the membership of the retail agricultural purchasing cooperatives at their local annual meetings. The directors elected by each election district are then presented to the annual meeting of our members. Our bylaws only permit voting in person at election district meetings.

     Our officers are elected by our board of directors to serve on a full-time salaried basis.

     Patronage Refunds. As a cooperative, we operate for the benefit of our members and other patrons. We are obligated by our bylaws to return at the end of the fiscal year all net savings from patronage-sourced business, after payment of dividends on capital stock and additions to reserves, to the members and other patrons eligible for membership in proportion to their respective purchases. These net savings are the equivalent of profits and are allocated to each member patron and each patron eligible for membership in the form of patronage refunds on the basis of each person's percentage patronage.

     In fiscal 1999, approximately two-thirds of our supply business was with members and subject to patronage refunds. We also engage in supply and marketing transactions with other customers who are not eligible for membership and who therefore do not qualify for and do not receive patronage refunds. In addition, through several subsidiaries, we engage in non-cooperative activities that do not generate patronage refunds.

     Patronage refunds are normally paid partially in cash and partially in the form of non-interest bearing patronage refund allocations. Beginning with the fiscal year ended June 30, 1974, the policy of the board of directors regarding patronage refunds changed from payment of the non-cash portion of the refund in shares of membership capital stock or debentures to payment in the form of patronage refund allocations, which are participations not bearing interest or paying dividends. Since 1974, patronage refunds have been paid 40% in cash and 60% in patronage refund allocations. The Internal Revenue Code requires a minimum cash component of 20%.

     We believe our policy of paying a higher cash component than is required by law contributes to continued patronage. See "Description of the Senior Notes--Covenants and Restrictions on Payments--Restrictions on Payments" for restrictions on the redemption of patronage refund allocations in the event of a default on the Senior Notes.

     Our bylaws further require that issuance of patronage refund allocations be in annual series, and identified by year issued. The bylaws require that the redemption of patronage refund allocations take place proportionately in the order of issuance when the board of directors determines that sufficient funds are available. An exception is made to this policy for redemption upon the death of a holder or to settle amounts in default owed to Southern States.

     In February 1996, we redeemed our 1974 patronage refund allocations, which totaled slightly over $6 million. In February 1997, we redeemed our 1975 patronage refund allocations, which also totaled approximately $6 million. In March 1998, we redeemed our 1976 patronage refund allocations, which totaled approximately $4.6 million. To provide continued support to our equity base, in 1997 and 1998, a number of our managed local cooperatives exchanged approximately $1.2 million and $800,000, respectively, of their revolved patronage refund allocations for an equivalent value in shares of Southern States' membership common stock. In fiscal 1999, we did not redeem any patronage refund allocations.

     Our bylaws require that all of our debts shall be entitled to priority over patronage refund allocations. In the event of operating losses, these losses may be charged in the order of issuance by years to patronage refund allocations and to operating capital reserves. We are deemed to have a lien upon and security interest in patronage refund allocations as collateral for any indebtedness owed to Southern States by the holder.

     Operating Capital. Annually, from fiscal year net savings, our board of directors has made additions to operating capital. These reserves are used for general purposes and are analogous to retained earnings. The equities of member patrons in such additions are recognized by Southern States. Further, our bylaws provide that in the event the board of directors determines these reserves have served their purpose, if any balance remains, it shall be returned to the member patrons in proportion to their interests. Otherwise, these reserves will be returned to the member patrons only upon dissolution of Southern States.

     Cooperative Taxation. A cooperative is a corporation for federal income tax purposes. We compute our taxable income and federal income tax liability in essentially the same manner as any ordinary corporation. However, to the extent that we, as a cooperative, declare and pay patronage refunds to our members, we are allowed to deduct those amounts from our pre-tax income. Patronage refunds may be paid in the form of cash or credits, which are sometimes referred to as patronage refund allocations, or a combination of both.

     A cooperative may deduct from its pre-tax income both the amount of the cash patronage refund and the face amount of any credits or noncash patronage refund allocations. A cooperative's members, however, must recognize both those amounts in the computation of their respective taxable incomes. In order to qualify for the federal income tax deduction for patronage refunds, the cooperative must pay at least 20% of the patronage refund in cash. Our board of directors determines the amount and form in which we pay our patronage refunds. See "--Patronage Refunds" above.

     To the extent that we distribute notices of allocation that do not qualify for the federal income tax deduction for patronage refunds, have income from transactions with nonmember customers or have income from non-patronage sources, we are taxed at the normal corporate rate. We have subsidiaries that are not cooperatives; all the income of these subsidiaries is subject to corporate income taxes.


                           BUSINESS OF SOUTHERN STATES

     We are both a supply and a marketing cooperative. We function as a supply cooperative providing agricultural inputs and services to our members and others through our Crops, Feed, Petroleum, Retail Farm Supply, and Farm and Home divisions. We function as a marketing cooperative marketing our members' products through our Grain Marketing and Livestock Marketing divisions. In addition to providing products and services to its members, we provide products and services to our managed local cooperatives and to numerous independent dealers and cooperatives.

Business Strategy

     As a farmer-owned agricultural cooperative, our primary function is to enhance our members' economic welfare and bargaining power. To fulfill this function, Southern States pursues business initiatives that increase its purchasing power with vendors, lower its production, processing and distribution costs, increase its customer base and capitalize upon its management expertise. Our ultimate objective is to position ourself as the business of choice for meeting the needs of our members and other customers for products and value-added services. To achieve this goal, we seek to:

  . Offer a Full Line of Superior Products and Services: Southern States offers a full selection of high quality products and services at competitive prices designed to meet the diverse needs of its farmer membership base. The ability to use its purchasing power and its manufacturing/processing expertise allows it to be price competitive within its defined market areas.

  . Develop Value-Added, Technologically Advanced Products and Services: In addition to its more traditional services, such as fertilizer spreading, crop protectant application and insect scouting, Southern States offers technologically advanced services, supported by reliable equipment and highly trained service technicians in order to increase market share with existing customers and attract new customers. For example, Southern States' Growmaster program uses Global Positioning Satellites and computerized delivery vehicles in selected locations to optimize the application of plant nutrients on farmers' fields, maximizing production in an environmentally responsible manner. In addition, Southern States completed a research and development program in the field of aquaculture, one of the fastest growing segments in the agriculture industry, in order to provide its farmer members with a viable alternative product line, including fish stock, fish feed and guaranteed grower payment to farmer producers for harvested fish. We are now actively marketing this program.

  . Use Multiple Distribution Channels to Maximize Market Penetration: Southern States uses a variety of distribution channels to create multiple outlets for its product offerings in order to generate increased business volumes and economies of scale. The use of several diverse distribution channels enables Southern States to reach many different types of customers and maximize market penetration.

  . Access State-of-the-Art Products and Technology through Partnerships and Strategic Alliances: Southern States seeks to access products and technology through partnerships and strategic alliances, thereby significantly expanding Southern States' scope with minimal additional capital requirements. Investments with other interregional cooperatives in the U.S. and abroad afford Southern States access to world class sources of fertilizer products, seeds, animal genetics, and other ingredients required for Southern States' operations. The recent acquisition of Michigan Livestock Exchange is expected to lead to alliances up and down the food chain, from the producer to the retailer.

  . Evaluate Opportunities to Enter New Markets and Achieve Operating Efficiencies and Maximize Buying Power: Southern States has and will continue to capitalize on acquisition opportunities that will enable it to enter new markets, increase its scale of operations and achieve operating efficiencies in order to better service the economic interests of its farmer-members. For example, in 1986 through acquisition, Southern States entered the North Carolina market which, according to United States Department of Agriculture statistics, currently ranks fourth in farm income in the United States. In 1998, through its acquisition of Michigan Livestock Exchange, Southern States became one of the largest cooperative marketers of livestock in the United States and now is able to offer Michigan Livestock Exchange's marketing and other value-added services, such as genetics, specialized financing programs and feeding and animal health programs, to Southern States' customers in its traditional mid-Atlantic territory.

  . Adapt its Business in Selected Locations to Accommodate Changing Demographics and the Increasing Urbanization of its Customer Base: Many rural areas have become urban or suburban markets, reflecting well-documented demographic changes. Southern States continues to adapt its business to better serve this changing customer base. Products and services sold through the Farm and Home and Retail Farm Supply divisions cater to the needs of the urban and suburban consumer, and include lawn and garden supplies, pet supplies and homeowner services. Sales of these products and services to urban and suburban consumers can, in part, offset the cyclical nature of Southern States' agricultural operations.

Agricultural Inputs and Services

     We operate our agricultural inputs and services business through six operating divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. Our purchase of the Gold Kist Inputs Business has significantly bolstered these operating divisions. We have integrated the Gold Kist Inputs Business into our pre-existing operating divisions as described below. The results for each division below include each division's allocated portion of the Gold Kist Inputs Business for the period from October 13, 1998 to June 30, 1999. We do not prepare separate financial statements for the Gold Kist Inputs Business.

  Crops

     Through its Crops division, we procure, manufacture, process and distribute fertilizer, seed, and crop protectants to our members and others through the Southern States distribution system. We believe that we are the largest provider in our Mid-Atlantic territory for fertilizer, seed and crop protectants in large part as a result of our ability to custom-supply fertilizer, seed and crop protectant products and our extensive and diverse distribution system. Sales of the Crops division in fiscal 1999 were $193.7 million.

     We distribute granular, blended and liquid fertilizer and fertilizer materials in bagged and bulk form. Our annual fertilizer sales volume is approximately 2.0 million tons, with approximately 1.3 million tons sold through company-owned retail facilities and the managed local cooperatives. The remainder is shipped directly to private dealers, independent cooperatives and commercial accounts. See "Southern States--The Southern States Distribution System."

     Our Crops division has an annual production capacity of approximately 2 million tons of fertilizer at 10 strategically located plants. We procure approximately 50% of the fertilizer we sell from CF Industries, Inc., a cooperative owned by 9 regional cooperatives including Southern States, which produces and supplies fertilizer materials to its members. See "--Investments in Other Companies and Cooperatives" below. CF Industries is one of North America's largest commercial fertilizer manufacturers and distributors. We purchase the remainder of our fertilizer materials from more than 40 other suppliers.

     Through our Crops division, we produce and sell field and vegetable seeds, including small grains, soybeans, grasses, and legumes. We also procure, manufacture and distribute crop protection products such as herbicides and pesticides through our Retail Farm Supply and Farm and Home divisions and to other cooperatives and dealers. Sales of crop protectants are enhanced by our ability to cross-sell seed products and offer superior application services through quality equipment and highly trained personnel.

     The Crops division operates five bulk crop protectant storage facilities in the former Gold Kist territory and distributes agricultural and specialty crop protectants, including pesticides, growth regulators and surface-active agents that it purchases from approximately 15 manufacturers. Competition for sales of crop protectants is primarily on the basis of price and service since most retailers have access to the same inventory of products produced by the major manufacturers. The Crops division also provides aerial application of fertilizer for forestry customers and ground application of fertilizer and crop protectants for turf customers.

     The Crops division has successfully applied licensed genetic technology to finished products, for example, by incorporating the Roundup(R) resistant gene into its soybean seed products so that Roundup(R) destroys weeds but not the plant. This ability, coupled with the division's access to Southern States' extensive and diverse distribution system, makes us an attractive partner for bio-tech firms. For instance, we are a member-owner of FFR, Incorporated, which is owned by Southern States and three other regional cooperatives. FFR, Incorporated employs skilled plant breeders who use various facilities and regional test stations to develop improved varieties of corn, soybeans, alfalfa, clover, grass and sorghum-sudan.

  Feed

     Through our Feed division, we procure and manufacture dairy, livestock, equine, poultry, pet and aquacultural feeds. Our feed products are manufactured in 15 feed mills, four of which were acquired in the purchase of the Gold Kist Inputs Business. Feed products are distributed at wholesale and retail throughout our territory. See "Southern States--The Southern States Distribution System." Approximately 65% of the feed distributed in fiscal 1999 was delivered in bulk form directly from the feed mill to the farm with the remainder sold in bag form.

     Fiscal 1999 production of the mills was approximately 1.3 million tons, with resulting sales of $181.3 million. We believe that we are the largest feed company in our Mid-Atlantic territory. We are currently ranked in the top ten commercial feed companies in the United States.

     Our feed mills are batch process mills in which ingredients are weighed. These mills are capable of precision feed mixing. Our mill operations produce and market approximately 7,500 different feeds, including custom blended feeds and feeds containing various medications. Pro Way is a dairy feed sold through a special program which includes survey and analysis of feed ingredients needed for a particular herd.

     Feed ingredients are purchased in the marketplace from many sources, including major grain companies. Feed formulation is based on the cost of various alternative ingredients in a given week. Our Feed division partners with others in the industry in order to have access to national brands and technological developments in the field without incurring substantial capital outlays and the associated risks. In November 1996, we joined with six other cooperatives in a pet food joint venture in Ohio, known as Pro Pet. In February, 1998, we completed a cooperative milling joint venture in Pennsylvania with Agway Inc., a large Syracuse, New York based supply cooperative. In addition, we participate with eight other cooperatives in Cooperative Research Farms, a network of two research farms, each devoted to a specified branch of animal husbandry. Cooperative Research Farms provides extensive feed research permitting its members to formulate improved feeds and feeding programs and is one of the largest private research efforts in the world for large animal feeding.

     As a result of the acquisition of the Gold Kist Inputs Business, the Feed division also markets dog food under the Pay Day, Pro Balanced and Performance Plus trademarks through independent dealers, under the Gold Kist and Pro Balanced trademarks through company-owned retail stores, and under the Gold Kist and Top Notch trademarks through grocery wholesalers and retail chain stores. Pro Balanced cat food is also marketed through independent dealers, company-owned retail stores and grocery wholesalers and retail chain stores. Pro Balanced, Pay Day, Gold Kist, Top Notch, and Performance Plus were registered trademarks of Gold Kist, all of which, except for the name Gold Kist, were purchased by Southern States under the asset purchase agreement.

  Petroleum

     Through our Petroleum division, we distribute all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, and other related petroleum products. Approximately 70% of petroleum sales in fiscal 1999 were made to non-members of the cooperative. Our farm delivery services distinguish us from our competition in the petroleum business. The division experiences seasonal increases in sales and working capital requirements in the fall and winter months, as a result of its emphasis on oil and propane heating fuels.

     Approximately 65% of the Petroleum division's products were purchased on a contract basis, with the balance purchased on the spot market. We own two bulk terminals with aggregate storage capacity of approximately 6.5 million gallons of product. We manage the throughput of our products at 26 dedicated storage terminals.

     We also own and operate 19 retail petroleum distribution locations and distribute petroleum products through four managed local cooperatives. Current sales volume for the division approximates 326 million gallons annually. Petroleum sales for fiscal 1999 were $165.6 million.

  Retail Farm Supply

     We distribute agricultural supplies through our Retail Farm Supply division, which through March 31, 2000, operated approximately 200 company-owned and managed local cooperative retail farm supply locations in its Mid-Atlantic territory and, as of March 31, 2000, an additional 89 retail locations in its Southeastern and South Central territory. The retail store locations act as distribution centers, supplying members and others with agricultural production materials procured or manufactured through our Crops, Feed and Petroleum divisions.

     Although the retail stores may vary considerably from location to location, the typical store is a complete farm supply center offering for sale many agricultural products including feeds, animal health products, fertilizers, pesticides, seeds, petroleum, farm supplies and equipment. The typical store also offers farm delivery and crop protectant application services, precision farming, customized fertilizer spreading, field mapping, soil testing, insect scouting and agronomic and animal nutrition advice. Approximately 50 locations sell petroleum products.

     The retail farm supply stores sell supplies and services to our members, other farmers and to a lesser extent to contractors and home owners. Southern States believes the quality "on the farm" services provided by the Retail Farm Supply division in conjunction with the products sold through them, in essence offering "one-stop-shopping," distinguish our retail farm supply operations from other options available to our customer base.

     As a result of the acquisition of the Gold Kist Inputs Business and as of March 31, 2000, the Retail Farm Supply division operates 16 receiving and storage facilities, with an aggregate storage capacity of approximately seven million bushels, for handling unprocessed farm commodities such as soybeans, corn and other grains. Nearly all of these storage facilities are licensed by the federal or state government and can issue negotiable warehouse receipts.

     In addition, as a result of the acquisition of the Gold Kist Inputs Business, the Retail Farm Supply division acquired and now operates five cotton ginning and storage facilities at various locations in the former Gold Kist territory through which we provide ginning and storage services to members and non-members.

     The Retail Farm Supply division accounts for approximately 39% of our total product and service volume at June 30, 1999. Sales through these facilities in fiscal 1999 were $532.3 million.

  Farm and Home

     The Farm and Home division distributes farm and home products at wholesale and retail. Sales of the Farm and Home division for fiscal 1999 were $209.6 million.

     Wholesale. The division provides wholesale purchasing and distribution of farm and home products through centralized purchasing and four distribution centers. In fiscal 1999, approximately 40% of the Farm and Home division's sales volume was generated through its distribution centers, with the remaining 60% of its sales volume attributed to direct shipments from the vendor to customer. The largest customers of Farm and Home wholesale operations are our Retail Farm Supply stores, which accounted for approximately 43% of Farm and Home sales volume in fiscal 1999, and the independent private dealers, which accounted for approximately 32% of its sale volume for the same period. Other customers include the Farm and Home retail stores discussed below and a number of diversified U. S. commercial and international accounts.

     Retail. The Farm and Home division also operates 25 urban and suburban retail locations. These locations, which are in the process of converting to the trade name of Garden South, offer a wide array of products and services, including lawn and garden supplies and tools, power equipment, pet food, bird seed, hunting and equestrian supplies and landscape consulting services. These urban retail stores also provide technical and sales services in the form of knowledgeable in-store assistance and home delivery, which help distinguish Southern States' Farm and Home retail operations from its competitors.

     Wetsel. Wetsel, Inc., an independently-operated, wholly-owned subsidiary of Southern States, also serves as a wholesale distributor of agronomic supplies to dealers and commercial accounts in several eastern and midwestern states. Sales to lawn and garden centers in fiscal 1999 accounted for approximately 49% of Wetsel's sales, with the balance of its sales made to the turf industry (22%), greenhouse industry (15%) and farms (14%). Wetsel also operates one retail store in Harrisonburg, Virginia.

Marketing Services

  Grain Marketing

     Through our Grain Marketing division, we purchase corn, soybeans, wheat and barley from our members and market these grain products, assuming all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

     The Grain Marketing division, centrally managed from Richmond, Virginia, consists of 13 grain elevators located primarily along the eastern seaboard and at a single location in central Kentucky. Storage capacity for those grain elevators as of March 31, 2000 was approximately 10.1 million bushels. The division markets approximately 25 million bushels of grain annually, primarily corn, soybeans, and wheat and barley, selling approximately 15% of this volume to our

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

Feed division. The balance is sold to other customers which include large commercial grain buyers. Grain Marketing sales for fiscal 1999 were $68.5 million.

  Livestock Marketing

     Effective April 1, 1998, we acquired, through merger, Michigan Livestock Exchange, a 75-year old, Michigan livestock marketing cooperative with approximately 60,000 members in its four-state territory of Michigan, Indiana, Ohio and Kentucky. The addition of Michigan Livestock Exchange provides us with an expanded membership base and cross-selling opportunities for our other farm products in a territory outside, but contiguous to our Mid-Atlantic territory. Moreover, as a supplier of agricultural inputs to farmers, we intend to use our livestock marketing operations as a means to further integrate ourself into the conception-to-consumption system which is emerging in the food industry. This coordinated system links inputs, producers, processors, distributors and the ultimate consumer to promote operational efficiency and product consistency and to enhance farmer profitability.

     Through Michigan Livestock Exchange, which has become the Livestock Marketing division, Southern States operated 11 traditional livestock auction facilities and 16 swine buying stations as of March 31, 2000. We also offer a vertically coordinated approach intended to help farmers produce and market their products through the packers to the customers. We do so by providing inputs to the livestock producer in an efficient, low-cost manner and then by marketing the livestock products to meet the expectations of the ultimate consumers for uniform, high-quality products.

     In addition to providing livestock marketing services for members on a commission basis and through purchases as principal, the division provides price contracts, financial services for lending and investing in livestock and livestock facilities, animal health sales, related real estate services and livestock marketing strategies. During the six months ended December 31, 1999, Michigan Livestock Exchange marketed approximately 634,000 butcher hogs and 300,000 head of cattle.


Acquisition of the Gold Kist Inputs Business

     In October 1998, Southern States purchased from Gold Kist Inc., a major southeastern marketing and supply cooperative, the Gold Kist Inputs Business. Through this portion of its business, Gold Kist purchased, manufactured and processed a wide range of farm supply items for distribution and sale in the eight-state territory of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, South Carolina and Texas. The assets acquired in October 1998 included:

  .  four fertilizer plants, one of which is leased;

  .  four crop protectant distribution centers, one of which is leased;

  .  23 grain elevators, five of which are leased;

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  .  15 peanut buying stations, six of which are leased;

  .  five cotton gins, two of which are leased;

  .  four feed mills;

  .  one seed processing plant; and

  .  approximately 100 retail farm supply stores and branch facilities.

     The acquisition also included a number of owned and leased distribution and storage facilities and substantially all inventory and other agreed upon assets associated with the Gold Kist Inputs Business. The purchased assets did not involve the existing Gold Kist poultry, pork, acquaculture, seed marketing, cotton marketing and other businesses.

     As described above, the Gold Kist Inputs Business has been integrated into Southern States' various operating divisions. We do not compile separate financial statements for the Gold Kist Inputs Business. For a discussion of our efforts to integrate the Gold Kist Inputs Business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition and Integration of the Gold Kist Inputs Business."

     Representations and Warranties. The asset purchase agreement contains customary representations and warranties concerning the status of the Gold Kist Inputs Business and the assets purchased. Most representations and warranties survived the closing and do not expire until June 30, 2001. Gold Kist has agreed to indemnify Southern States for losses arising out of environmental representations and warranties for a ten year period following the closing, up to an aggregate maximum of $35 million. The Gold Kist indemnity for environmental claims will be effective only when the aggregate amount of Southern States' losses for each individual claim exceeds $25,000. Gold Kist has agreed to indemnify Southern States for any loss other than environmental loss arising from breaches of the representations and warranties to the extent that such losses do not exceed $10 million. There is a $500,000 threshold for losses other than environmental losses before a claim may be asserted against Gold Kist.

     Non-Competition. Under the asset purchase agreement, Gold Kist agreed to a five-year non-competition agreement within the territory in which Gold Kist presently does business.

     Financing Commitment. In connection with the closing of Southern States' purchase of the Gold Kist Inputs Business, Southern States and Gold Kist entered into a separate agreement under which Gold Kist agreed to purchase on or before April 5, 1999 (later extended to October 5, 1999), up to $100 million of preferred stock or other specified equity-type securities from Southern States or an affiliated entity of Southern States if Southern States had not been able to sell an equal amount of similar securities by that date. As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources at December 31, 1999," on October 5, 1999, Southern States sold to Gold Kist pursuant to this commitment $40 million liquidation amount of preferred stock and $60 million of capital securities issued by Southern States Capital Trust I.

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Properties

     Our principal operating facilities are our feed mills, fertilizer plants, petroleum storage and distribution facilities, our other farm supply storage and distribution facilities and our retail store facilities. These facilities are described elsewhere in this prospectus in the sections describing our various operating divisions. See "--Agricultural Inputs and Services" and "--Marketing Services" above.

     Our corporate headquarters building, containing approximately 200,000 square feet of office space, is located on 11.8 acres in Richmond, Virginia. An unrelated third-party constructed the headquarters building on land owned by Southern States and leased to the owner of the building for a 70-year period expiring in 2048. We lease and occupy approximately 170,000 square feet of the building. See Note 13 of the Notes to the Southern States Consolidated Financial Statements for additional information concerning Southern States' lease arrangement for its corporate headquarters and for other operating leases.

Information Systems

     The information systems used to support our business operations consist of a number of networked computer components running a mixture of internally developed and purchased software applications. Our strategy has been to move away from large mainframe systems towards smaller, more flexible minicomputer and server based systems. This allows us to take advantage of new technology, and provides us the flexibility to tailor computing needs to the application, and ultimately to the needs of the business units such technology supports. This strategy permits us to upgrade or expand only where it is needed and avoid excess capacity where it is not needed, resulting in cost efficiencies for the processes that require support.

     We still have a variety of older applications that are processed under a timesharing agreement on a mainframe computer. The timesharing agreement has enabled us to significantly reduce operating costs and to maintain a core application solution as we focus on other prioritized applications. We now own and utilize in excess of 300 file servers in support of our Retail Store operations and over 30 file servers to support other applications used throughout Southern States. Other integrated computer systems support our distribution and manufacturing functions, our feed, fertilizer, petroleum, grain and related functions, and financial, payroll and human resources systems.

     We believe that our information systems are sufficient to meet our current needs and future expansion plans.

Affiliated Financing Services

     Through two affiliated entities, Statesman Financial Corporation and Statesman's wholly-owned subsidiary, Michigan Livestock Credit Corporation, Southern States provides a variety of financing programs to its members and other customers. These programs, which are intended to enhance "one-stop-shopping" services, support our ability to sell our products, generate profits and provide an important source of liquidity through the purchase of significant amounts of receivables from Southern States. Through our direct investments in Statesman and Michigan

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

Livestock Credit and our financing services agreements with each of them, we are exposed to credit and interest rate risk resulting from the ongoing operations of Statesman and Michigan Livestock Credit.

  Statesman Financial Corporation

     Statesman Financial Corporation is owned 38.4% by Southern States and 36.1% by 62 of the managed local cooperatives. The remaining 25.5% is owned by Land O'Lakes, Inc., a regional farm supply cooperative headquartered in Minneapolis, Minnesota; MFA, Incorporated, a regional farm supply cooperative headquartered in Columbia, Missouri; and MFA Oil Company, a regional petroleum cooperative headquartered in Columbia, Missouri. Southern States accounts for its ownership in Statesman by the equity method.

     Statesman engages in a variety of financing programs with us and our customers. These programs include accounts receivable financing, consumer retail financing, leasing services, asset based financing and agrifinancing. The consumer retail financing receivables, asset-based loans, and agrifinancing receivables are primarily obligations of customers of Southern States. See Note 5 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

     Statesman and Southern States have entered into a financing services and contributed capital agreement setting forth the terms under which Statesman purchases accounts receivable from us and defining other financing programs that Statesman may provide to our customers. Under the terms of the agreement, we are obligated to maintain a computed minimum investment in Statesman's noncumulative preferred stock, based on the average daily balances of receivables sold to Statesman. The amount of this preferred stock held by Southern States was $23.4 million as of December 31, 1999.

     The parties have entered into this financing services and contributed capital agreement so that, by selling these receivables to Statesman, we are able to obtain more favorable financing than if we held these obligations for our own account and financed those additional assets ourself.

     Accounts Receivable Financing. From time to time and subject to acceptance by Statesman, Statesman purchases the following types of receivables from us:

     .  retail customer accounts receivable;

     .  grain marketing customer accounts receivable;

     . advances that we make to managed member cooperatives under the management agreement between us and each managed member cooperative; and

     .  wholesale customer accounts receivable.

     Under the terms of the financing services and contributed capital agreement, we sell these receivables to Statesman on a discounted basis. These discounts provide Statesman with revenues sufficient to cover anticipated interest charges and average historical charge-offs.

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

These discounts are calculated based on historical credit losses, current delinquency status and the anticipated cost of carrying the purchased accounts receivable. The credit losses component of the discount rate has a minimum percentage provision that may be modified from time to time as agreed by Statesman and Southern States. For the six month period ended December 31, 1999, these discounts ranged from .05% to .35% of the receivables purchased.

     Receivables purchased by Statesman through December 31, 1999 and 1998 totaled approximately $537.8 million and $498.2 million, respectively. Statesman paid volume incentive fees to Southern States related to this program of approximately $1.9 million and $1.3 million for the years ended June 30, 1999 and 1998, respectively.

     Consumer Retail Financing. Through its consumer retail financing arm, Statesman provides a private label credit card program for retail customers who may present their credit cards at our retail branch locations, managed member cooperative locations, and participating independent market locations. Statesman assesses a merchant discount ranging from 1.25% to 1.75% of the transaction amount. Customers may elect to revolve their balances and pay finance charges at an APR no greater than 18% based on the average daily balance. Statesman assesses late payment fees of up to $14.50 each month against customers who fail to make payments within the terms of the program. All merchant discounts, finance charges and late payment fees constitute income to Statesman.

     Statesman also offers an installment sales financing program for retail customers who wish to finance single purchase transactions over a period ranging from three to sixty months. These transactions are documented on installment sales contracts that are offered to Statesman for purchase. Finance charges do not exceed 24% APR. This is a seldom used program. The volume outstanding under this program at any one time rarely exceeds $250,000.

     Statesman's consumer retail finance charge income was approximately $1.4 million for each of the years ended June 30, 1999 and 1998. In addition, Statesman's merchant discount and late payment fee income totaled approximately $266,000 and $224,000 for the years ended June 30, 1999 and 1998, respectively. Statesman paid no volume incentive fees to Southern States related to this program for the years ended June 30, 1999 and 1998.

     Leasing Services. Statesman, as lessor, has entered into operating leases with Southern States and our patrons for computer equipment, liquid propane tanks, credit bureau terminals and agricultural equipment. The net book value of the equipment was approximately $5.1 million and $7.0 million as of June 30, 1999 and 1998, respectively. This program generated revenues for Statesman of approximately $2.1 million and $2.5 million for the years ended June 30, 1999 and 1998, respectively. Our payments to Statesman for leasing services amount to approximately 97% of Statesman's total leasing revenue. Statesman paid volume incentive fees to Southern States related to this program of approximately $175,000 and $295,000 for the years ended June 30, 1999 and 1998, respectively.

     Asset Based Financing. Statesman offers working capital financing to credit-approved private dealers of our products and independent cooperatives through a revolving line of credit program collateralized by the debtor's accounts receivable and inventories. Interest is charged

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

on a floating interest rate basis and these contract maturities are periodically reviewed for renewal. This program generated revenues of approximately $748,000 million and $1.0 million for the years ended June 30, 1999 and 1998, respectively.

     Agrifinancing. Statesman offers nonrecourse extended crop, livestock and feed financing for one to five year periods to our selected customers. The notes are collateralized by the debtor's real estate, livestock or other tangible holdings. This program generated revenues of approximately $157,000 and $123,000 for the years ended June 30, 1999 and 1998, respectively.

     Croptime financing. Statesman provides collateralized operating loans to approved borrowers that require financing beyond inputs for crop farming. Croptime loans may be used for land rent, custom spraying, harvest costs, labor, irrigation and other expenses related to crop production. Payment is timed to harvest and/or marketing dates. The program began in January 1999 and has generated revenues of approximately $427,000 for the year ended June 30, 1999. Volume incentive fee paid to Southern States related to this program was $110,000 for the year ended June 30, 1999.

  Michigan Livestock Credit Corporation

     Effective April 1, 1998, Michigan Livestock Credit, all of whose shares of common stock were owned by Michigan Livestock Exchange, was merged into a wholly-owned subsidiary of Statesman coincident with the merger of Michigan Livestock Exchange with Southern States. Upon the effective date of the merger, the name of the Statesman subsidiary was changed to Michigan Livestock Credit Corporation.

     Michigan Livestock Credit was organized in 1989 for the purpose of assuming various lending operations previously conducted by Michigan Livestock Exchange. The primary lines of business are loans (primarily for buildings, equipment, livestock and operating needs), a livestock feeding program, a beef improvement program and livestock leasing. Its loans are substantially collateralized by livestock, buildings or other property. As of June 30, 1999, the building loan portion of the portfolio was approximately $46 million, or 77% of Michigan Livestock Credit's total portfolio. The Livestock Feeding Program is a bailment program in which the livestock are owned by Michigan Livestock Credit and the farmers/producers house and feed the animals in their facilities. Livestock Feeding Program loans aggregated $11.7 million at June 30, 1999. At June 30, 1999, the beef improvement and livestock leasing programs amounted to only $700 thousand.

     Southern States has a financing support agreement with Michigan Livestock Credit similar to the agreement it has with Statesman. Under the terms of the agreement, we are obligated to maintain a computed minimum investment in Michigan Livestock Credit preferred stock, based on the average balance of receivables outstanding at Michigan Livestock Credit. The amount of preferred stock held by Southern States under this agreement was $14.2 million at December 31, 1999.

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

Investments in Other Companies and Cooperatives

     Apart from our interest in our affiliated financing companies, we have substantial investments, totaling approximately $83.1 million as of December 31, 1999, in other companies and cooperatives. Our largest investments are in other cooperatives from which we purchase supplies or services and from which we in turn receive patronage dividends. The patronage dividends received from these investments can vary greatly from year to year depending on the performance of the underlying cooperative.

     Our largest single investment is in CF Industries. See "--Agricultural Inputs and Services--Crops" above. At June 30, 1999, Southern States' investment in CF Industries was $43.5 million, represented by ownership of preferred stock issued to Southern States and other members in accordance with a base capital plan that is based upon each member's purchases from CF Industries over a rolling 5-year period. Under the plan, annual adjustments are made to each member's required preferred stock ownership. Our preferred stock ownership represented approximately 5.6% of the outstanding preferred stock of CF Industries at June 30, 1999. There was no patronage refund paid to us by CF Industries for the fiscal year ended June 30, 1999. The patronage refund paid to us by CF Industries was $5.5 million and $13.1 million for each of the fiscal years ended June 30, 1998 and 1997, respectively.

     Our second largest investment in other companies and cooperatives, apart from our affiliated financing companies, is in Southern States Insurance Exchange (the Exchange). The Exchange is a Virginia-domiciled insurance reciprocal licensed to write lines of insurance in Southern States' Mid-Atlantic territory and Pennsylvania. The Exchange provides a wide-range of property and casualty coverages for its subscribers (policyholders). Subscribers of the Exchange include Southern States, the managed local cooperatives, private dealers and other parties. At the discretion of the Advisory Committee, the Exchange pays cash dividends from its operating income to its subscribers and allocates its remaining net income to individual subscriber accounts in accordance with the subscriber agreement. In addition, the Exchange returns prior years' subscriber savings when, in the judgment of its board of directors, it is prudent to do so.

     At June 30, 1999, our investment in the Exchange was $12.5 million, representing the accumulated unreturned savings in Southern States' subscriber account. Southern States recorded cash dividends and undistributed savings of $4.0 million, $3.4 million and $2.9 million for each of the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The Insurance Exchange is operated by its attorney-in-fact and manager, Southern States Underwriters, Inc., a subsidiary of Southern States. The Insurance Exchange carries A.M. Best's highest rating of A+ Superior.

     As of June 30, 1999, we reported total investments in other companies and cooperatives including CF Industries and the Insurance Exchange, of $78.4 million. Our investments are stated at cash invested plus unpaid qualified written notices of allocation. See Note 6 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

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

Other Factors Affecting the Business of Southern States

  Seasonality

     Our business is highly seasonal. The first and second fiscal quarters historically have lower sales revenue and unit volume than the third and fourth quarters. The majority of sales and greatest demand for working capital for our agricultural operations occur in late winter and spring, which represents the prime planting season for our customer base.

     For the Retail Farm Supply and Farm and Home divisions, with an emphasis on farm-related and yard and garden products, the majority of sales and the greatest demand for working capital also occur in late winter and spring. A majority of our sales in our Crops division occurs in the spring.

     Offsetting such seasonal effects to some degree, sales related to our grain and feed operations tend to be highest during fall and winter. In addition, we place a product emphasis on oil and propane heating fuels in the late fall and early winter months. The grain, feed and petroleum operations create seasonal increases in sales and working capital requirements during the fall and winter months.

  Competition

     We are one of the principal suppliers of agricultural input east of the Mississippi River. We are also one of the largest livestock marketing cooperatives in the United States in terms of the number of head of livestock sold for member producers.

     Competition in feed, fertilizer, seed, grain, livestock, petroleum and farm supplies exists with large national and regional manufacturers and suppliers as well as small independent businesses operating in our territory. However, major competitors vary from area to area. No single competitor competes throughout our entire territory. We believe we have a competitive advantage because through our extensive and diverse distribution system, we offer a full line of basic farm supplies and services at locations convenient to patrons rather than limiting our sales to a single line such as feed, seed or fertilizer. We believe that member ownership, name recognition, reputation for quality service and value, competent personnel and a long tradition of leadership enhance our competitive position.

  Employee Relations

     As of March 31, 2000, we employed approximately 5,425 persons. Additionally, the managed local cooperatives employed approximately 900 persons. Approximately 60 company employees at two locations are members of labor unions. There have been no work stoppages in the past 17 years. We consider our relationship with employees to be good.

  Matters Involving the Environment

     We are subject to stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge, disposal and cleanup

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

of hazardous materials as well as those governing the use, labeling and disposal of crop protectants, fertilizers and seed products. We believe that our operations are in substantial compliance with all applicable environmental laws and regulations as currently interpreted and that we have obtained or applied for the necessary permits to conduct its business. Because we use regulated substances and generate hazardous materials in our business, from time to time we are involved in administrative or judicial proceedings and inquiries relating to environmental matters. Changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition or results of operations.

     As of December 31, 1999, Southern States had four sites at which environmental investigation and remediation is ongoing and costs may be significant. At one site, we are investigating and remediating soil and groundwater petroleum contamination under an order issued by the Kentucky Department for Environmental Protection. All necessary permits have been obtained and the remediation plan has been implemented. As of March 31, 2000, we believe that future investigation and remediation costs at this site will be between $1.5 million and $3.1 million.

     At a second site, we continue to monitor nitrate contamination of the soil and groundwater under a consent agreement under the Virginia Voluntary Remediation Program. We have completed a soil remediation program related to the immediate site and are in discussions with the Virginia Department of Environmental Quality regarding the appropriate scope of investigation of possible groundwater contamination relating to the site. Based on the information presently known, we believe that as of March 31, 2000 future monitoring and remediation costs at this site will be in the range of $571,000 to $1.1 million.

     At the third site, we expect that we will incur expenses of approximately $30,000 per year for an as yet undetermined period on future operations and maintenance costs associated with a groundwater remediation system implemented to address nitrate contamination. The costs for the third site are subject to reimbursement by the prior owner of the site pursuant to an indemnification agreement.

     At a fourth site, formerly used by Southern States as a petroleum bulk storage plant, on-going remediation and monitoring activities have resulted in a decision to implement a more aggressive plan of remediation. The anticipated costs of this plan of remediation were, at March 31, 2000, in the range of $462,000 to $1.6 million.

     During fiscal 1997, 1998 and 1999, Southern States incurred expenditures of approximately $477,447, $872,306 and $2,247,512, respectively, for environmental investigation and remediation at all owned or leased properties. As of December 31, 1999, we had reserved $3.38 million for future investigation and remediation costs associated with all currently or formerly owned or leased properties, including the three sites discussed above. Based on current information and regulatory requirements, we believe that the accruals established for environmental expenditures are adequate. As of March 31, 2000, we have reserves of $3.44 million for future environmental investigation and remediation costs.

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

     In addition, as a result of off-site disposal activities, we have been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 at two sites that are listed on the Superfund National Priorities List. CERCLA imposes joint and several liability on specified parties for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. Southern States has executed de minimis settlement agreements for both of these sites. The de minimis agreements provide us with statutorily authorized protection from private actions by third parties seeking to recover site clean-up costs, and further provide that the EPA will not institute proceedings against us relating to the clean-up of the sites. The agreements can be set aside by the EPA only if we failed to disclose material facts with respect to our involvement in the sites or if aggregate site clean-up costs exceed a dollar threshold specified in the agreements, which is ordinarily set at a multiple of anticipated clean-up costs.

     Under the agreement to purchase the Gold Kist Input Business, Southern States acquired 20 properties specifically identified as having potential environmental liabilities. Gold Kist has agreed to assume responsibility for these liabilities, and has agreed, during the 10 years following the acquisition, to indemnify Southern States for environmental claims when the aggregate amount of Southern States' losses for each individual claim exceeds $25,000, up to a maximum limit of $35 million in the aggregate. We do not consider our risk of incurring material environmental costs with respect to these properties to be significant in light of its indemnification agreement with Gold Kist.

     We have expended, and expect in the future to expend, funds for compliance with environmental laws and regulations. These expenditures may impact Southern States' future net income. We do not anticipate, however, that our competitive position will be adversely affected by these expenditures or by new environmental laws and regulations. Environmental expenditures are capitalized when the expenditures provide future economic benefits.

     During fiscal 1999, Southern States had environmental capital expenditures of approximately $1.02 million. We estimate that environmental capital expenditures for fiscal 2000 will be in the range of $1.0 million to $2.0 million and that excluding capital expenditures associated with properties acquired as a part of the Gold Kist Inputs Business, reasonably foreseeable future levels of capital expenditures for environmental compliance will be comparable. However, there can be no assurance that expenditures will not be higher because of continually changing environmental compliance standards and technology.

  Government Regulation

     Southern States' business is impacted by numerous federal, state and local laws that have been enacted to promote fair trade practices, safety, health and welfare. We believe that our operating procedures conform to the intent of these laws and that we are currently in substantial compliance with all of these laws, the violation of which could have a material adverse effect on us.

     In addition to the environmental laws discussed in the preceding section, policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers for our

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

products or which may impact the methods by which our operations are conducted. These policies may impact our farm supply and grain storage and marketing operations.

     In 1996, the Federal Agriculture Improvement and Reform Act ("FAIR") was signed into law. The FAIR legislation, which is sometimes referred to as the 1996 "Freedom to Farm" law, represented the most significant change in government farm programs in more than 60 years. Under FAIR, the former system of variable price-linked subsidy payments to farmers was replaced by a program of fixed payments which decline over a seven-year period. In addition, FAIR eliminated federal planting restrictions and acreage controls. Southern States believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced government influence on the agricultural sector. Whether this legislation favorably impacts the agriculture sector or our business depends in large part on whether U.S. agriculture becomes more competitive in world markets as the agriculture industry moves toward greater market orientation, the extent to which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture are increased.

     In October 1998, Congress passed legislation that temporarily increased the subsidy payments that were being phased out by the 1996 FAIR legislation. The 1998 legislation was enacted in response to a variety of world-wide economic conditions adversely affecting agriculture, including substantial decreases in the prices of various farm commodities from levels prevailing at the time the FAIR legislation was enacted. We are not able to predict how this most recent legislation might affect our business.

     In late 1999, Congress enacted legislation providing $8.7 billion in emergency relief for farmers impacted by low commodity prices and natural disasters. This legislation further undercut the philosophy that motivated passage of the FAIR legislation in 1996.

  Commodity Price Hedging Activities

     We use commodities futures contracts to minimize the risks associated with the fluctuation in market prices of grains and petroleum products. These futures contracts are commitments to either purchase or sell designated amounts and varieties of grain and petroleum products at a future date, and may be settled in cash or through delivery. We maintain hedged positions on our petroleum products on a periodic basis. With respect to grain, however, our strategy is to maintain fully hedged positions to the greatest extent possible. Our hedging activities are for the sole purpose of eliminating the risk of market price fluctuations. No futures contracts are purchased or sold for purely speculative purposes. For additional information on commodity price hedging, see Note 15 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

     Southern States maintains hedged positions on petroleum products inventory to protect against price declines from the time it purchases product to the time the product is sold. Due to historical market behavior, which results in high market prices eventually returning to more normalized levels, we perceive our risk from a decrease in market prices as being greater as the level of market price increases. For that reason, we seek to hedge a larger proportion of product "imbalance" when prices are high. A product imbalance occurs when Southern States has entered into an agreement to sell more product (inventory) than it has purchased (i.e., a short position) or when Southern States has purchased more product (inventory) than it has agreements to sell (i.e., a long position). For example, at a price level below $.50/gal., Southern States typically hedges only 10%-20% of the product imbalance; at a price level of $.75/gal., Southern States ordinarily hedges approximately 80% of the imbalance. The hedge is usually a contract to sell either Number 2 heating oil or gasoline. The term of the contract is usually 30 to 60 days. Average inventory held by Southern States ranges from approximately 10 to 12 million gallons. Company policy limits the maximum number of gallons that can be hedged at any one time to 12.6 million gallons or 300 contracts.

     We also seek to minimize price risks inherent in our grain marketing operations by engaging in hedging activities in which we enter into obligations to both purchase grain for a set price on a specific date and to sell grain at a set price on a specific date to protect the value of open purchase contracts, open sales contracts and grain inventory from adverse price changes in the corn, wheat and soybean markets. Company policy limits the aggregate unhedged position in wheat, corn and soybeans to a maximum of 100,000 bushels. Any imbalance resulting from the receipt of more or less grain than anticipated is hedged the day immediately following receipt through the use of additional futures contracts or through balancing against other receipts or sales. During harvest periods when deliveries are at their heaviest volume, we will "pre-hedge" the day's projected receipts to avoid large unhedged overnight positions. A pre-hedge contract is a management decision to sell short in the market in anticipation of overnight purchases. Receipts are anticipated based upon discussions with local growers about their anticipated delivery date and time and also based upon specific crop harvest knowledge in a given region. Commodity futures are traded only on regulated exchanges such as the Chicago Board of Trade.

     We are also a purchaser of agricultural commodities used for the manufacture of feeds. We use commodity futures for hedging purposes to reduce the effect of changing commodity prices on a portion of our commodity inventories and related purchase and sale contracts. We typically enter into contracts to sell 30% to 35% of our feed inventory at a future date for a set price. Feed ingredients futures contracts, primarily corn and soybean meal, are recognized when closed and are accounted for at market. Gains and losses on the transactions are recorded as a component of product cost. At June 30, 1999, the fair value of our outstanding commodity futures positions for feed ingredients was not material.

  Legal Proceedings

     Southern States is involved in various legal proceedings that arise in the normal course of business. Based upon its evaluation of the information currently available, we believe that the ultimate resolution of these proceedings will not have a material adverse effect on our financial position, liquidity or results of operations.

     We maintain general liability and property insurance and an umbrella and excess liability policy in amounts we consider adequate and customary for our business. However, we expect that from time to time we will experience legal claims in excess of our insurance coverage or claims that ultimately will not be covered by insurance. Several insurance coverages carried by Southern States are underwritten by Southern States Insurance Exchange. See "--Investments in Other Companies and Cooperatives" above.

                                  MANAGEMENT
Directors

     The board of directors of Southern States presently consists of 23 persons. Our members annually elect, on a staggered basis, members of the board of directors to serve for three year-terms. Members are elected through an election district process, on a district representation basis. The districts are redrawn from time to time by the board of directors to provide for equitable representation of members in our territory. At the present time, 17 of the 23 members of the board of directors are member-elected, or member-designated. The other six current members of the board, designated by Virginia law as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in our traditional Mid-Atlantic territory. Public directors need not be members of Southern States.

     The directors of Southern States are as follows:

                                                                          Expiration     Years
                          Age as of                                       of Present     Served
                         December 31,                                      Term as         as
Name                        1999                Position(s) Held           Director     Director            Residence
----                        ----                ----------------           --------     --------            ---------
Earl L. Campbell             58              Chairman of the Board;           2000         14           Danville, Kentucky
                                               Executive Committee

John Henry Smith             49            Vice Chairman of the Board;        2000          8           Rosedale, Virginia
                                          Executive Committee, Chairman

Michael W. Beahm             48               Member & Institutional          2002          3            Roanoke, Virginia
                                                Relations Committee

Cecil D. Bell, Jr.*          59             Audit Committee, Chairman         2001         10          Georgetown, Kentucky

Floyd K. Blessing            72          Executive and Budget Committees      2001         15            Houston, Delaware

Jere L. Cannon               58                  Audit Committee              2002         24         Flemingsburg, Kentucky

William F. Covington*        74               Member & Institutional          2000         13         Mebane, North Carolina
                                           Relations Committee, Chairman;
                                                Executive Committee

George E. Fisher             67                Member & Institutional         2002         12         Gordonsville, Virginia
                                                 Relations Committee

R. Bruce Johnson             48                   Budget Committee            2000          5          West Point, Virginia


James A. Kinsey*             50                  Executive and Audit          2000          8        Flemington, West Virginia
                                                      Committees



J. Wayne McAtee              55                 Budget Committee              2000         17             Cadiz, Kentucky


Richard F. Price             69              Executive and Member &           2001         31            Phoenix, Maryland
                                       Institutional Relations Committees

William G. Pridgeon          47         Member & Institutional Relations      2000          1          Montgomery, Michigan
                                                    Committee

Curry A. Roberts*            42                  Audit Committee              2001          7        Charlottesville, Virginia

James A. Stonesifer*         56                 Budget Committee              2002          3         Union Bridge, Maryland

William W. Vanderwende*      66            Budget Committee, Chairman         2002         18          Bridgeville, Delaware

Wilbur C. Ward               61                  Audit Committee              2001          6        Clarkton, North Carolina


Charles A. Wilfong           41         Member & Institutional Relations      2001          4         Dunmore, West Virginia
                                                    Committee

John B. East                 48         Member & Institutional Relations      2002    Elected Nov.       Leesburg, Alabama
                                                    Committee                             1999
Raleigh O. Ward, Jr.         48         Member & Institutional Relations      2002    Elected Nov.   Effingham, South Carolina
                                                    Committee                             1999
H. Michael Davis             48                 Budget Committee              2000          1            Valdosta, Georgia

Herbert A. Daniel, Jr.       48                  Audit Committee              2001          1            Claxton, Georgia

James E. Brady, Jr.          64          Executive and Audit Committees       2001          1             Marion, Alabama

     * Messrs. Bell (Kentucky), Covington (North Carolina), Kinsey (West Virginia), Roberts (Virginia), Stonesifer (Maryland) and Vanderwende (Delaware) are designated public directors.


     In connection with the April, 1998, acquisition of Michigan Livestock Exchange, which expanded our operations into the states of Michigan, Ohio and Indiana, the board of directors was expanded by one seat. William Pridgeon, formerly the chairman of the board of directors of Michigan Livestock Exchange, was designated by the membership of Michigan Livestock Exchange to represent the Michigan Livestock Exchange territory on the board of directors for a term expiring in 2000.

     In connection with the October, 1998, acquisition of the Gold Kist Inputs Business, the board of directors was expanded by six additional seats. Under the terms of the agreement for the purchase of the Gold Kist Inputs Business, Southern States amended its bylaws to provide for the election by the board of directors of Gold Kist Inc., sitting as delegates to a special election district for the Gold Kist territory, of six additional directors for staggered terms from among the new members in the Gold Kist territory.

     Under the staggered terms, two directors initially will serve for one year, two for two years, and two for three years. Upon the expiration of these terms, two directors from the Gold Kist territory will be elected annually for three-year terms. Messrs. Davis, Daniel, and Brady each of whom previously served as and will continue to serve as a director of Gold Kist, and Messrs. R.Ward and East, have been elected as directors from the territory formerly served by the Gold Kist Inputs Business. A sixth individual, Mr. W. P. Smith, Jr., was elected to serve as a director for Southern States from the Gold Kist territory for a two year term, but died unexpectedly in November, 1998. The vacancy on the board created by Mr. Smith's death has not been filled.

     During the past five years, each of the directors has owned and/or managed substantial farming operations, producing a wide range of agricultural products. While the size and type of products produced on, and the number of personnel employed at, each of the director's farms varies, each director's business activities have been primarily related to owner-managed agribusiness enterprises.

     There are no family relationships among any of the directors and executive officers.

     Mr. Price is a member of the board of directors of CoBank, ACB, which has various lending relationships with Southern States. Mr. Kinsey is a member of the board of directors of Agfirst Bank, FCB, a farm credit bank that participates in CoBank's commitments under Southern States' revolving credit facility. Mr. Brady is a director of The Perry County Bank, Marion, Alabama; Mr. Price is also a director of Sparks State Bank, Sparks, Maryland; Mr. Bell is a director of Farmers Capital Bank Corporation, Frankfort, Kentucky; and Mr. Wilfong is a director of Farm Family Holdings, Inc., Glenmont, New York.

Compensation Committee Interlocks and Insider Participation

     Messrs. J. H. Smith (Chairman), Campbell, Blessing, Covington, Brady and Pridgeon, serve as members of our executive committee which functions as our compensation committee. None of these directors, nor any of our executive officers, has any of the relationships to Southern States that is required to be disclosed by the regulations of the Securities and Exchange Commission.

Director Compensation

     Our bylaws provide that compensation and expense reimbursement policies for directors shall be established periodically by the board of directors. Currently, directors receive a per diem of $400, with the chairman receiving a per diem of $600, plus expenses incurred while traveling to and from and attending meetings of the board of directors or other official meetings or conferences.

     Directors Deferred Compensation Plan. The Southern States directors deferred compensation plan permits non-employee directors to defer all or part of their meeting fees, retainers or other remuneration received. The amount to be deferred and the period for deferral is specified by an election made prior to the beginning of each calendar year. Payments begin under the plan generally upon the director's death or the date specified by the director in his deferral election. The director's deferred account balance is credited with interest at a rate determined by the administrator for each deferral cycle. Distributions are made in quarterly installments over 10 years. All amounts accrued under the plan have been funded in a trust which is secure against all contingencies except insolvency of Southern States.

Transactions With Directors Who Are Members and Customers

     Our members, including our directors, are also our customers and/or customers of our affiliated financing companies. They purchase products from us in the normal course of operating their farm businesses and may sell certain agricultural products to us at market price. The prices, terms and conditions of any purchase or sale transaction are on the same basis for all of our members.

Executive Officers

     The executive officers of Southern States are as follows:

                           Age as of
Name                        Dec. 31,          Positions and Offices Held
----                          1999            --------------------------
                              ----
Wayne A. Boutwell              55      President and Chief Executive Officer --
                                       Mr. Boutwell began his career in 1970
                                       with the USDA in Washington, D.C. He
                                       served as President and CEO of the
                                       National Council of Farmer Cooperatives
                                       from 1983 until 1996. In September 1996,
                                       Mr. Boutwell was named President and
                                       Chief Executive Officer - Elect of
                                       Southern States. Mr. Boutwell serves on
                                       the board of CF Industries, Inc., the
                                       National Council of Farmer Cooperatives,
                                       Mississippi State University Agribusiness
                                       Institute, and the International Food and Agribusiness Management Association. Mr.
                                       Boutwell received his B.S. and M.S.
                                       degrees in Agricultural Economics from
                                       Mississippi State University and his
                                       Ph.D. from Virginia Tech.

K. Gene McClung                56      Group Vice President, Marketing &
                                       Logistical Services - Mr. McClung
                                       commenced his career with Southern States in 1964. He has served in a variety of local, regional and headquarters managerial positions. He was promoted to his present position effective April 1, 1998, after serving as Vice President of Planning, Logistics and Business
                                       Development. Mr. McClung also served
                                       Southern States for a number of years as Director, Credit and Financial Services and as President of Statesman Financial
                                       Corporation. Mr. McClung received his
                                       B.A. degree from Tri-State Baptist
                                       College.

George W. Winstead             57      Group Vice President, Ag Inputs &
                                       Services -- Mr. Winstead began his career with Southern States in 1968. He has been in his present position since July 1, 1993, having previously served in a variety of local, regional and headquarters managerial positions. Mr.
                                       Winstead serves as
                                       chairman of the board of Universal
                                       Cooperatives Inc. and Cooperative
                                       Milling, Inc. Mr. Winstead received his
                                       B.S. from East Carolina University.

Jonathan A. Hawkins            60      Senior Vice President and Chief Financial
                                       Officer -- Mr. Hawkins was named to his
                                       current position in 1990. He joined
                                       Southern States in 1980 and was promoted to Vice President and Treasurer in 1983.
                                       Prior to joining Southern States, Mr.
                                       Hawkins served as a Vice President of
                                       Bank of Virginia in Richmond, Virginia.
                                       He currently serves as Chairman of the
                                       Board of the Institute of Cooperative
                                       Financial Officers. Mr. Hawkins received his B.A. in Mathematics from the University of Richmond.

Gene R. Anderson               59      Senior Vice President, Corporate and
                                       Member Services -- Mr. Anderson joined
                                       Southern States on May 1, 1986, as Vice
                                       President for Human Resources. He was
                                       promoted to his present position on
                                       October 15, 1998, having previously
                                       served in several headquarters managerial capacities. Before joining Southern
                                       States, Mr. Anderson worked for 23 years for E.I. Du Pont de Nemours & Co. Mr.
                                       Anderson has a B.A. in Industrial
                                       Relations from the University of North
                                       Carolina.

C.A. Miller                    60      Senior Vice President, Corporate
                                       Information and Support Services -- Mr.
                                       Miller joined Southern States as Director of Information Systems in 1979 and was later promoted to Vice President. Mr.
                                       Miller was promoted to his current
                                       position on October 15, 1998. Prior to
                                       joining Southern States, Mr. Miller
                                       served as Vice President of Deposit
                                       Guaranty National Bank in Jackson,
                                       Mississippi, and then as Senior Vice
                                       President of the First National Bank of
                                       Birmingham, Alabama. Mr. Miller has a
                                       B.A. in Banking and Finance and an M.B.A.
                                       in Finance and Economics from the
                                       University of Mississippi.

N. Hopper Ancarrow, Jr.        54      Vice President, General Counsel and
                                       Secretary -- Mr. Ancarrow joined Southern
                                       States' legal staff in 1971 and from 1972 until 1987 served as Assistant Secretary of Southern States. In 1987, he was named
                                       Vice President, General Counsel and
                                       Secretary. Mr. Ancarrow earned his B.A.
                                       from the University of North Carolina and his J.D. from the College of William &
                                       Mary - Marshall Wythe School of Law.

Richard G. Sherman             52      Vice President, Human Resources -- Mr.
                                       Sherman joined Southern States in June
                                       1988 as Director of Human Resources at
                                       the central office in Richmond, Virginia.
                                       He was promoted to his current position
                                       in August 1989. Before joining Southern
                                       States, Mr. Sherman worked for Texas City
                                       Refining Inc. and Agway Inc. He has a
                                       B.A. in Economics and Business from Rider
                                       College, an M.A. in Human Resources from the University of Houston and holds a Senior Professional in Human Resources designation.

     Our officers serve for a term of one year and until their successors are elected by the board of directors. During the past five years the principal occupation of each of the above named executive officers, other than Mr. Boutwell, has been as an officer or employee of Southern States.

  Executive Compensation

     The following table shows, for the fiscal years ended June 30, 1999, 1998 and 1997, all compensation paid or accrued by Southern States and its subsidiaries to its chief executive officer and each of the four other most highly compensated executive officers.

     You should read the following information with the data in the table below:

  . "Salary" reflects salary before pretax contributions under the Southern States thrift plan and before pretax contributions under the Southern States flexible benefits plan.

  . "Bonus" reflects share of earnings fund and executive bonus, if any, accrued for each of the fiscal years under the Southern States deferred compensation plan, including the incentive compensation awards in addition to the deferral rights. The various incentive compensation awards are described below. For Mr. Boutwell, $29,615 was paid, or electively deferred, from his incentive account for the fiscal year ended June 30, 1998 under the CEO incentive program under the Southern States deferred compensation plan. For the fiscal years ended June 30, 1999 and 1998, $286,714 and $61,115 was subtracted from Mr. Boutwell's incentive account as a result of incentive shortfalls for the respective years. However, the balance is not reduced below $0, and effective for fiscal years beginning on or after July 1, 1999, there will be no further subtractions from Mr. Boutwell's incentive account as a result of incentive shortfalls. Any balance in the incentive account is subject to forfeiture. See "--Bonus Compensation--CEO Incentive Program" below.

  . "Other Annual Compensation" reflects, in the case of Messrs. Hawkins and Ancarrow, that portion of the interest earned under the Southern States deferred compensation plan above 120% of the applicable federal rate in those accounts not deemed invested in externally managed investments, as well as amounts attributable to Southern States' payment of certain taxes on their behalf. Other than such amounts, for the fiscal years ended June 30, 1999, 1998 and 1997 no amount of "Other Annual Compensation" was paid to any of the executive officers listed in the table, except for perquisites and other personal benefits which for each named executive officer did not exceed the lesser of $50,000 or 10% of the amounts reported as salary and bonus for such individual.


                                                        Annual Compensation
                                              ---------------------------------------
                                        Year
                                       Ending                          Other Annual      All Other
    Name and Principal Position        June 30     Salary     Bonus    Compensation    Compensation
    ---------------------------        -------     ------     -----    ------------    ------------
Wayne A. Boutwell                       1999      $419,910    $  ---         ---         $11,500(1)
President and Chief Executive           1998       381,429    29,615         ---          13,033(1)
Officer (1)                             1997       278,250       ---         ---               ---

George W. Winstead                      1999      $180,512   $   ---         ---         $ 7,873(2)
Group Vice President                    1998       169,778    15,826         ---           7,471(2)
Ag Inputs & Services                    1997       160,116    46,495         ---           8,865(2)

K. Gene McClung                         1999      $166,292   $   ---         ---          $7,152(3)
Group Vice President                    1998       133,428    17,712         ---           6,877(3)
Marketing & Logistical Services         1997       109,080    26,343         ---           8,035(3)

Jonathan A. Hawkins                     1999      $172,008   $   ---       $2,150         $9,208(4)
Senior Vice President and               1998       154,591    25,630        1,924          9,168(4)
Chief Financial Officer                 1997       139,784    43,430        1,733         10,834(4)

N. Hopper Ancarrow, Jr.                 1999      $150,128   $24,986       $1,160         $5,937(5)
Vice President, General Counsel         1998       144,409    22,731        1,046          5,853(5)
and Secretary                           1997       138,229    41,262          954          7,465(5)

     (1) Mr. Boutwell became president and chief executive officer effective February 1, 1997. Reflects $2,400 and $3,934 contributed or matched by Southern States or its subsidiaries for fiscal years 1999 and 1998, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

     (2) Reflects $2,867, $2,465 and $3,859 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

     (3) Reflects $2,644, $2,369 and $3,528 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

     (4) Reflects $2,520, $2,481 and $4,147 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

     (5) Reflects $2,218, $2,134 and $3,746 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

Deferred Compensation

     The Southern States deferred compensation plan permits executive employees designated to defer all or part of their salary and all or part of their bonus compensation. The amount to be deferred and the period for deferral is specified by an election made before the beginning of each fiscal year. Payments begin under the plan generally upon the executive's death or disability or at cessation of employment, or upon election, not later than that executive's 65th birthday. The executive's deferred account balance is credited with earnings and losses based on deemed investments selected by the executive from the same funds available for actual investment under the Southern States thrift plan. Distributions are made in quarterly installments over 10 years. All vested amounts accrued under the plan have been funded in a trust which is secure against all contingencies except insolvency of Southern States. Amounts deferred pursuant to the plan for the accounts of the named individuals during the fiscal years ended June 30, 1997, 1998 and 1999 are included under the salary and bonus columns in the cash compensation table.

Bonus Compensation

     Earnings Fund Program. All regular employees other than the chief executive officer who are designated as eligible by the board are entitled to a proportionate share of the earnings fund under the deferred compensation plan for each fiscal year. The earnings fund share provided to each employee is dependent upon the employee's position, the employee's fiscal year end salary and the performance of Southern States for the fiscal year. The earnings fund includes amounts by which Southern States exceeds a threshold level of performance. Distributions under this program are made annually after the close of the fiscal year. For the fiscal year ending on June 30, 2000, the chief financial officer and the two group vice presidents are entitled to the greater of their proportional share of the Earnings Fund Program or any award granted under the CFO and Group Vice Presidents Incentive Program described below.

     Executive Bonus. Each executive designated by the board is also eligible for an executive bonus, if any, in the amount determined by, and in the discretion of, the chief executive officer. Executive bonuses are awarded based on an assessment of the executive's performance during the preceding 12 months and are payable after the close of the fiscal year. For fiscal years beginning on and after July 1, 2000, the executive bonus may not exceed 15% of salary for the fiscal year in the case of the chief financial officer, the two group vice presidents and Series 200 executives (who are senior vice presidents and group vice presidents and the chief fiancial officer, unless they are specifically in a different group) or 10% of salary for the fiscal year in the case of Series 100 executives (who are titled as directors of various divisions of Southern States).

     CEO Incentive Program. The CEO incentive program is a long term incentive program under which the chief executive officer is granted an award of 1.5% of the amount by which savings before taxes exceeds 10% of the total stockholders' and patrons' equity determined at the end of the prior year. Each award is placed in an incentive account established on the books of Southern States with a beginning balance of $150,000. One-third of the balance in the incentive account is distributed as of the end of each fiscal year. No distribution however, will be made for any fiscal year in which Southern States incurs a loss. Any positive balance in the incentive account is forfeited upon the chief executive officer's early termination of employment. The board retains the right to adjust earnings used for determining the award for any unusual gains or losses incurred during the fiscal year. However, the board may not reduce the balance in the incentive account or defer a scheduled payment for which no deferral election has been filed by the chief executive officer.

     CFO and Group Vice Presidents Incentive Program. For the fiscal year ending June 30, 1999, the Company's chief financial officer (Mr. Hawkins) and its two group vice presidents (Messrs. Winstead and McClung), were eligible for incentive awards equal to .40% of the amount by which savings before taxes exceeds a 4% return on total assets as determined at the end of the preceding fiscal year. No awards were made for that year. Awards made under this program are placed in an incentive account established on the books of Southern States. One-half of the balance in the incentive account is distributed at the end of each fiscal year. The accumulated balance in the executive's incentive account will be paid at the end of the fiscal year following the executive's termination of employment for any reason. The board retains the right to adjust earnings used for determining the award for unusual gains or losses incurred during the fiscal year. However, the board may not reduce the balance in the incentive account or defer a scheduled payment for which no deferral election is in place under the plan. For the fiscal year ending June 30, 2000, these executives will be granted the greater of the incentive award described above or their share of the awards made under the Earnings Fund Program. This program is eliminated for fiscal years beginning on or after July 1, 2000.

Retirement Benefits

     The following table shows the estimated annual benefits payable in the form of a single life annuity upon retirement under Southern States' retirement program, consisting of the retirement plan for employees of Southern States and the Southern States supplemental retirement plan, to persons in specified years of service and average earnings classifications, before offset of Social Security benefits, assuming retirement at 65 or at or after 62 with 30 years of creditable service:


                         Estimated Annual Benefits For Years of Service Indicated
                         --------------------------------------------------------
   Highest 36
      Month
     Average
    Earnings        10            15           20           25        30 or more
    --------        --            --           --           --        ----------
     $50,000      $10,000      $15,000       $20,000      $25,000      $30,000
     100,000       20,000       30,000        40,000       50,000       60,000
     150,000       30,000       45,000        60,000       75,000       90,000
     200,000       40,000       60,000        80,000      100,000      120,000
     250,000       50,000       75,000       100,000      125,000      150,000
     300,000       60,000       90,000       120,000      150,000      180,000
     350,000       70,000      105,000       140,000      175,000      210,000
     400,000       80,000      120,000       160,000      200,000      240,000
     450,000       90,000      135,000       180,000      225,000      270,000
     500,000      100,000      150,000       200,000      250,000      300,000

     Compensation covered by the Plan includes compensation set forth in the columns entitled "Salary" and "Bonus" in the Summary Compensation Table reduced by the bonus amounts that are electively deferred by executives under the Southern States deferred compensation plan. The credited years of service as of December 31, 1999, under the retirement income plan for the five executive officers listed in the summary compensation table are as follows: Mr. Boutwell
(3); Mr. Winstead (31); Mr. McClung (31); Mr. Hawkins (19); and Mr. Ancarrow
(28).

Security Ownership of Beneficial Owners and Management

     Our stockholder equity consists of our membership common stock and our preferred stock. Only the shares of membership common stock have voting rights.

     Under our articles of incorporation and under applicable Virginia law, each of our members has only one vote in our business affairs, regardless of the number of shares of common stock owned. See "Southern States--Cooperative Structure."

     At December 31, 1999, none of our directors or the executive officers listed in the summary compensation table, either individually or as a group, beneficially owned in excess of one percent of any class of Southern States' equity. At December 31, 1999, we knew of no person or entity to be the beneficial owner of more than five percent of our common shares.

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                        DESCRIPTION OF THE SENIOR NOTES

     The term "Senior Notes" describes the notes we are offering by this prospectus. We will issue the Senior Notes in multiple series under an Indenture between us and First Union National Bank. We have summarized the material provisions of the Indenture below. The forms of the Senior Notes have been included as exhibits to the Indenture which has been filed as an exhibit to the registration statement. You should read the Indenture and the forms of the Senior Notes for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

     Under this prospectus, Southern States is offering the following Senior Notes, issuable in series, as follows:

                                                                 Minimum
                   Series                                   Initial Investment
----------------------------------------------------      ----------------------
    Six month, Series A (Standard Certificate)                   $  1,000
    Six month, Series B (Large Certificate)                        10,000
    Six month, Series C (Jumbo Certificate)                       100,000

    One year, Series D (Standard Certificate)                       1,000
    One year, Series E (Large Certificate)                         10,000

    Two year, Series F (Standard Certificate)                       1,000
    Two year, Series G (Large Certificate)                         10,000

    Five year, Series H (Standard Certificate)                      1,000
    Five year, Series I (Large Certificate)                        10,000

    Seven year, Series J (Standard Certificate)                     1,000
    Seven year, Series K (Large Certificate)                       10,000

Ranking

     The Senior Notes will be our direct, unsecured obligations and will rank equally with all other unsecured and unsubordinated debt of Southern States.

     The Indenture does not limit the amount of Senior Notes that we may issue under it. We may issue Senior Notes from time to time under the Indenture in one or more series by entering into supplemental indentures or by a resolution of our Board of Directors or by action taken pursuant to a Board resolution. (Section 3.01 of the Indenture).

     The Indenture does not limit the amount of other securities that may be issued by Southern States or other indebtedness that may be incurred by Southern States, either secured or

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

unsecured, superior or subordinate to the Senior Notes, and does not protect the holders of Series Notes if we engage in a highly leveraged transaction.

Maturities

     The maturity date for each Senior Note will be calculated from the date of original issuance. For example, in the case of a five year Senior Note issued on October 1, 2000, the maturity date will be September 30, 2005. In the case of a seven year Senior Note issued on June 15, 2002, the maturity date will be June 14, 2009. In the case of all Senior Notes, the payment of the principal amount, together with any accrued but unpaid interest to the date of maturity, will be made at maturity. Payment will be made at maturity only upon presentation and surrender of the Senior Note. No interest will accrue after the date of maturity, regardless of the date of presentation and surrender of the Senior Note.

Denominations

     The Senior Notes will be sold in minimum denominations ranging from $1,000 to $100,000. The Series A, D, F, H and J Senior Notes (the "Standard Certificate Notes") will be sold in minimum denominations of $1,000 and increments of $100 above that amount. Holders of Standard Certificate Notes electing to reinvest interest, however, may hold Standard Certificate Notes in any principal amount over $1,000.

     The Series B, E, G, I and K Senior Notes (the "Large Certificate Notes") will be sold in minimum denominations of $10,000 and increments of $500 above that amount. Holders of Large Certificate Notes who elect to reinvest interest, however, may hold Large Certificate Notes in any principal amount over $10,000.

     The Series C Senior Notes (the "Jumbo Certificate Notes") will be sold in minimum denominations of $100,000 and increments of $1,000 above that amount. Holders of Jumbo Certificate Notes who elect to reinvest interest, however, may hold Jumbo Certificate Notes in any principal amount over $100,000. (Sections
3.01 and 3.02 of the Indenture.)

Interest Rates

     The rate of interest paid on the Senior Notes will be determined from time to time by the Board of Directors of Southern States or its delegate, after giving consideration to the current rates of interest established by various money markets and Southern States' need for funds. All Senior Notes of the same series issued during a particular calendar month will bear the same interest rate. A new interest rate for each series of Senior Notes will be established each month as of the first business day of the month. Any change in the interest rates will not affect the interest rate on any Senior Note already issued and for which the full purchase price was received prior to the change.

     Interest payments will be calculated based on a 365 day year.

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

     On the date of this prospectus, the interest rates on the Senior Notes are as follows:

                          Series                             Interest Rate
    ----------------------------------------------------------------------------
         Six month, Series A (Standard Certificate)                %
         Six month, Series B (Large Certificate)                   %
         Six month, Series C (Jumbo Certificate)                   %

         One year, Series D (Standard Certificate)                 %
         One year, Series E (Large Certificate)                    %

         Two year, Series F (Standard Certificate)                 %
         Two year, Series G (Large Certificate)                    %

         Five year, Series H (Standard Certificate)                %
         Five year, Series I (Large Certificate)                   %

         Seven year, Series J (Standard Certificate)               %
         Seven year, Series K (Large Certificate)                  %

Whenever the interest rates are changed, we will amend this prospectus to specify the interest rates in effect after the date of the change. In addition, we will set forth the applicable interest rate for each Senior Note in the confirmation of purchase you receive on the purchase of a Senior Note. In addition, each Senior Note will state on its face the rate of interest it will bear.

Interest Payments

     Interest will be payable on the Senior Notes as follows:

     . in the case of six month Senior Notes, interest will be payable only at maturity.

     . in the case of all other Senior Notes, interest will be paid quarterly on January 1, April 1, July 1 and October 1, to holders of record on the 15th day of the preceding month (or, if originally issued between the record date and the payment date, to the holder on the date of original issuance except that in the case of original issuances made on or after the 15th day of March, June, September and December and prior to the 1st day of the next succeeding month, interest from the date of original issuance through the end of the month in which such purchase was made will be paid at the time of and together with the next full quarterly interest payment.)

As the holder of a Senior Note, you will have the option of receiving interest (and principal) payments by check or by electronic transfer to an account designated by you. (Sections 3.07 and 6.01 of the Indenture.)

Interest Reinvestment Option

         At the time of application for purchase of a Senior Note (other than a six month Senior Note), or at any time thereafter, the holder, by written notice to Southern States, may elect to

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

have all interest payable on the Senior Notes reinvested automatically. In the event a holder selects the automatic reinvestment option, the interest due on each quarterly interest payment date will be added to the principal amount of the Senior Note and will earn interest thereafter on the same basis and at the same rate as the original principal amount. As a holder, you may revoke the election as to future interest payments at any time by written notice to Southern States. Notice will be effective on the date it is received by Southern States. Interest reinvested will be subject to federal income tax as if the interest had been received by the holder at the time reinvested. (Section 3.07 of the Indenture.)

Redemption at the Option of Holders

     Southern States will redeem Senior Notes prior to maturity at the request of the holder subject to the imposition of an interest payment penalty, except in limited circumstances:

     . in the case of death of a holder of Senior Notes upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws.

     . in the case of Senior Notes if the holder is holding a Senior Note in an individual retirement account (an "IRA") established under section 408 of the Internal Revenue Code, Southern States will redeem, upon written request, Senior Notes to the extent necessary to satisfy mandatory withdrawals from the IRA which are required by the Internal Revenue Code. This redemption will be made only upon sufficient proof to Southern States that a mandatory withdrawal from the IRA is required. In general, the Internal Revenue Code requires mandatory withdrawals from an IRA to commence on April 1 following the calendar year in which the beneficiary reaches the age of 70 1/2 years.

     In such an event, redemption will be in an amount equal to the full principal amount of the Senior Note being redeemed, plus interest accrued and unpaid thereon to the date of redemption. (Sections 3.01 and 5.01 of the Indenture.)

     Interest Penalties for Early Redemption. Southern States will impose an interest penalty for redemptions made at the request of a holder prior to maturity for reasons other than death or IRA withdrawals. In the case of six month and one year Senior Notes, the penalty will be equal to three months' interest. In the case of Senior Notes with a maturity date of more than one year, the interest penalty will be equal to six months' interest. In all cases, the interest penalty will be computed at the nominal (simple interest) rate shown on the Senior Note being redeemed. This interest penalty will be deducted from your proceeds upon redemption regardless of the length of time the Senior Note has been outstanding. The penalty could exceed the amount of interest paid or accrued on the Senior Note to the redemption date, thus resulting in a redemption price that is less than the principal amount of the Senior Note. (Section 5.01 of the Indenture.)

     Redemption prior to maturity will be made at the face value of the Senior Notes plus accrued interest, less any applicable interest penalty for early redemption. The following examples illustrate the calculation of the redemption price assuming the stated principal amounts and interest rates and assuming that the Senior Note is being redeemed for a reason other than death or permitted IRA withdrawals. The total redemption price in each example will vary with different interest rates and principal amounts.

     . For a one year Senior Note in the principal amount of $1,000 bearing interest at 6.5%, purchased on December 1, 2000, and redeemed at the request of the holder on January 15, 2001, the redemption price would equal:


                     $1,000.00     (Principal amount)
                 plus     8.02     (45 days' accrued interest at 6.5% per annum)
                     ---------
                      1,008.02
                 less    16.25     (3 months' simple interest at 6.5% per annum)
                     ---------
                       $991.77     (Total Redemption Price)


     . For a five year Senior Note in the principal amount of $5,000 bearing interest at 7.0%, purchased on October 1, 2000, and redeemed at the request of the holder on June 15, 2001, the redemption price would equal:


                     $5,000.00     (Principal amount)
                                   (75 days' accrued interest at 7.0% per annum,
                 plus    71.92     since the last payment date)
                     ---------
                      5,062.92
                 less   175.00     (6 months' simple interest at 7.0% per annum)
                     ---------
                     $4,896.92     (Total Redemption Price)

Redemption at the Option of Southern States

     At any time after two years from the date of original issuance but prior to maturity, at the option of Southern States, Southern States may redeem all, or a portion, of the five year and seven year Senior Notes. This redemption may be made on not less than fifteen days' written notice to the holder, at the face value of the Senior Note plus accrued interest to the date of redemption only. The Indenture permits Southern States to select at its discretion which Senior Notes to redeem. (Section 4.01 of the Indenture.)

Payment and Paying Agent

     The paying agent will pay the principal of any Senior Notes at maturity and upon the receipt of certificates for Senior Notes that are surrendered to it. The paying agent will pay principal and interest on the Senior Notes, subject to such surrender where applicable, at its office or, at the option of the holder of the Senior Note:

     . by wire transfer to an account at a banking institution in the United States that is designated in writing to the paying agent; or

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

     . by check mailed to the address of the person entitled to the payment, as that address appears in the security register for those Senior Notes. (Sections 3.07 and 6.01 of the Indenture.)

     The trustee will act as paying agent for the Senior Notes. The principal corporate trust office of the trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change of the office through which a paying agent acts. (Section 6.04 of the Indenture.)

     Any money that we have paid to a paying agent for principal or interest on the Senior Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to Southern States, holders of the Senior Notes should look only to us for those payments. (Section 6.06 of the Indenture.)

Transferability

     The Senior Notes are transferable on the books of Southern States when properly endorsed but are not negotiable.

     Each of the Senior Notes is transferable, in whole but not in part, upon the delivery to the transfer agent of a written instrument of transfer duly executed by the holder of the Senior Note(s) to be transferred or by his duly authorized attorney or legal representative. The trustee will act as transfer agent for the Senior Notes. (Section 3.05 of the Indenture.)

Modification of the Indenture; Waiver

     The Indenture contains provisions permitting Southern States and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Senior Notes in limited circumstances. (Section 12.01 of the Indenture.) These include:

     . to reflect the succession of another corporation to Southern States and the assumption by such successor of the covenants and obligations of Southern States, including the Senior Notes issued and any related interest;

     . to add to the covenants of Southern States for the benefit of the holders of all or any series of Senior Notes issued under the Indenture (and if such covenants are to be for the benefit of less than all series of Senior Notes, stating that such covenants are expressly being included solely for the benefit of specific series) or to surrender any right or power conferred upon Southern States;

     . to add any additional events of default with respect to all or any series of Senior Notes issued under the Indenture;

     . to change or eliminate any of the provisions of the Indenture relating to one or more series of Senior Notes issued under the Indenture; however, no such change or elimination shall become effective until there are no longer any Senior Notes

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

          outstanding of any series that is entitled to the benefit of such provision and was created before the execution of such supplemental indenture;

     . to establish the form or terms of Senior Notes of any series issued under the Indenture;

     . to reflect the appointment of, and provide for the acceptance of appointment by, a successor trustee with respect to the issued Senior Notes and to add to or change any of the provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee;

     . to cure any ambiguity or correct or supplement any provision in the Indenture that may be inconsistent with any other provision in the Indenture or to add new provisions with respect to matters or questions arising under the Indenture as long as the new provisions are not inconsistent with the provisions of the Indenture, and provided that this action does not adversely affect in any material respect the interests of the holders of any series of Senior Notes issued under the Indenture;

     . to modify, eliminate or add to the provisions of the Indenture to the extent required to qualify the Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act; or

     . to enable the issuance of uncertificated Senior Notes and to permit registration, transfer and exchange of Senior Notes by book-entry.

     Under the Indenture, our rights and obligations and the rights of the holders, except as provided in the next sentence, may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of each series affected by the modification. However, no modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without the holder's consent. (Section 12.02 of the Indenture.) In addition, we may supplement the Indenture without the consent of any holders of Senior Notes to create new series of Senior Notes and for certain other purposes. (Sections 3.01 and 12.01 of the Indenture.)

     The holders of a majority of the outstanding Senior Notes of any series under the Indenture with respect to which a default has occurred and is continuing may waive a default for that series, except a default in the payment of principal or interest on the Senior Notes or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding Senior Note of the series affected. (Sections
8.03 and 8.05 of the Indenture.)

Defaults and Notice of Default

     An "event of default" under the Indenture means any of the following:

     .    our failure to pay the principal of the Senior Notes when due;

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

     . our failure to pay any interest on the Senior Notes when due, for a period of 60 days;

     . certain events of bankruptcy, insolvency or reorganization of Southern States;

     . our failure to perform any other covenant or agreement contained in the Indenture for a period of 90 days after the trustee or the holders of at least a majority in principal amount of the outstanding Senior Notes have given written notice of the default; or

     . any other event of default included in the Indenture or any supplemental indenture. (Section 8.01 of the Indenture.)

     An event of default for a particular series of Senior Notes does not necessarily constitute an event of default for any other series of Senior Notes issued under the Indenture. (Sections 8.02 and 8.03 of the Indenture.)

     If an event of default for any series of Senior Notes occurs and continues, the trustee or the holders of at least a majority in aggregate principal amount of the Senior Notes of that series may declare the entire principal of the Senior Notes of that series, and all interest accrued thereon, due and payable immediately upon written notice to Southern States. However, in the case of an event of default arising from specific events of bankruptcy, insolvency or reorganization of Southern States, all Senior Notes will become due and payable without further action or notice. (Section 8.03 of the Indenture.)

     Southern States is bound by various loan agreements that govern its outstanding indebtedness. Certain events of default under the Indenture would also constitute an event of default under those agreements which, among other things, could cause an acceleration of the indebtedness payable by Southern States under those agreements.

     The Indenture provides that the trustee shall within 90 days after the occurrence of a default, not including periods of grace, give the holders of the affected series of Senior Notes notice of all defaults known to it, unless those defaults have been cured. The trustee may, however, withhold notice to the holders of Senior Notes of any default (except a default in the payment of principal or interest) if the trustee considers the withholding of notice to be in the best interests of the holders. (Section 8.02 of the Indenture.)

     In case of a breach of a general covenant by Southern States, the trustee may make a written demand to Southern States to cure such breach. The trustee must make a demand for cure if requested by holders of a majority in principal amount of the Senior Notes of the series affected by the breach. If Southern States fails to cure the breach within 90 days of the trustee's demand, the breach will be considered an event of default under the Indenture. (Section 8.01 of the Indenture.)

     The Indenture provides that the trustee may sue Southern States in the case of our default in the payment of the principal of any Senior Note when due and payable, or in the case of a default in the payment of interest on any Senior Note for any period of 60 days after such interest is due. The Indenture further provides that the right of any holder to receive payment of the principal of and interest on any Senior Note, or to institute a suit for the enforcement of a

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

payment, may not be impaired without the consent of that holder, unless, with regard to overdue interest payments, holders of 75% in principal amount of the outstanding Senior Notes of the affected series consent, on behalf of the holders of all the Senior Notes of the affected series, to the postponement of the overdue interest payments. The Indenture also provides that the holders of at least a majority in principal amount of the outstanding Senior Notes of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or to consent, on behalf of the holders of all Senior Notes of such series, to the waiver of any past default and its consequences, except for a default in the payment of principal or interest. (Sections 8.04, 8.05 and 8.06 of the Indenture.)

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Senior Notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of Senior Notes. (Sections 8.06 and 9.04 of the Indenture.)

     The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments. (Section 8.05 of the Indenture.)

Authentication and Delivery

     The Senior Notes may be authenticated and delivered upon the written order of Southern States without any further corporate action. (Sections 3.01 and 3.03 of the Indenture).

Satisfaction and Discharge

     We may discharge all of our obligations (except those described below) to holders of the Senior Notes issued under the Indenture, whose notes have not already been delivered to the trustee for cancellation and either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. The discharge of our obligations will be accomplished by depositing with the trustee an amount certified to be sufficient to pay when due the principal and interest on all outstanding Senior Notes. However, certain of our obligations under the Indenture will survive, including our obligations with respect to the following:

     . remaining rights of holders to register the transfer, conversion, substitution or exchange of Senior Notes of the applicable series;

     . rights of holders to receive payments of principal of, and any interest on, the Senior Notes of the applicable series, and other rights, duties and obligations of the holders of Senior Notes with respect to any amounts deposited with the trustee;

     . rights of holders regarding replacement, in the case of Senior Notes evidenced by physical certificates, of lost, stolen or mutilated Senior Notes; and

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

     . the rights, obligations and immunities of the trustee under the Indenture. (Section 14.01 of Indenture.)

Covenants

     Under the Indenture we will:

     .    pay the principal and interest on the Senior Notes when due;

     .    maintain a place of payment;

     . deliver an officer's certificate to the trustee under the Indenture at the end of each fiscal year confirming our compliance with our obligations under the Indenture; and

     . deposit sufficient funds with any paying agent on or before the due date for any principal and interest. (Sections 6.01, 6.02, 6.04 and 7.05 of the Indenture.)

Consolidation, Merger or Sale

     The Indenture provides that Southern States may consolidate or merge with or into, or sell all or substantially all of its properties and assets to, another corporation or other entity, provided that any successor assumes Southern States' obligations under the Indenture and the Senior Notes issued under the Indenture. We must also deliver an opinion of counsel to the trustee affirming our compliance with all conditions in the Indenture relating to the transaction. When the conditions of the Indenture are satisfied, the successor will succeed to and be substituted for Southern States under the Indenture, and we will be relieved of our obligations under the Indenture and the Senior Notes issued under them. (Sections 13.01, 13.02 and 13.03 of the Indenture.)

Statements as to Compliance

     The Indenture requires Southern States to file with the trustee annually an officer's certificate affirming the absence of certain defaults under the terms of the Indenture. (Section 7.05 of the Indenture).

Information Concerning the Trustee

     First Union National Bank is the trustee under the Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with First Union National Bank. The Trustee also serves as trustee under another indenture pursuant to which securities of ours and of certain of our affiliates are outstanding.

     The trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. The trustee is under no obligation to exercise any of its powers under the Indenture at the request of any holder of Senior Notes unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Section 9.04 of the Indenture.)

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

                              PLAN OF DISTRIBUTION

     The offering of Senior Notes made by this prospectus is not underwritten. Sales of the Senior Notes offered hereby will be solicited through direct mailings and through personal contact by certain designated employees of Southern States. No commission will be paid to any employee of Southern States in connection with the sale of the Senior Notes. The individual employees of Southern States who participate in the sale of the Senior Notes may be deemed to be underwriters of this offering within the meaning of that term as defined in
Section 2(11) of the Securities Act.

     The Senior Notes will be offered for sale only in those states of the United States where it is legal to make such offers. Southern States will register or qualify the sale of the Senior Notes in all states where it is offering the Senior Notes and registration or qualification is required. Southern States will also register as a broker-dealer or issuer-dealer under the state laws of all states where it is offering the Senior Notes and its registration as a broker-dealer or issuer-dealer is required. Certain employees of Southern States who will be participating in the sale of the Senior Notes will register as an agent under the state laws of all states where their registration as agent is required. Southern States will not accept subscriptions from investors residing in those states where Southern States and its employees have not complied with these state law requirements.

     The Senior Notes offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any Senior Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdictions. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Senior Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     The individual Southern States employees who will participate in the sale of the Senior Notes are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker in connection with the offer and sale of the Senior Notes. In order to rely on the "safe harbor" provisions of Rule 3a4-1, an employee must (1) not be subject to any statutory disqualification;
(2) not be compensated in connection with his or her participation in the offer and sale of the Senior Notes by the payment of commissions or other remuneration based either directly or indirectly on sales of the Senior Notes; and (3) not be an associated person of a broker or dealer. In addition, each employee must meet any one of three other qualifications. He or she must: (i) restrict his or her participation to only certain types of transactions involving offers and sales of the Senior Notes; (ii) perform substantial duties for the issuer, after the close of the offering, not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling and offering securities for any issuer more than once every 12 months; or (iii) restrict his or her participation to preparing or delivering written communications or responding to inquiries of potential purchasers, or performing ministerial or clerical work in connection with effecting any securities transactions. The employees of Southern States intend to comply with the "safe harbor" provisions of Rule 3a4-1.

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

              ABSENCE OF PUBLIC MARKET, REDEMPTION AND MARKET RISK

     There is no present market for the Senior Notes and there is no intent on the part of Southern States to create or encourage a trading mechanism for the securities. Southern States does not intend to apply for listing of the Senior Notes on any securities exchange. Any secondary market for, and the market value of, the Senior Notes will be affected by a number of factors independent of the creditworthiness of Southern States, including the level and direction of interest rates, the remaining period to maturity of the securities, the right of Southern States to redeem the securities, the aggregate principal amount of the Senior Notes and the availability of comparable investments. In addition, the market value of the Senior Notes may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Southern States specifically. See the "Risk Factors" section of this prospectus beginning on page 3.

                                  LEGAL MATTERS

     Mays & Valentine, L.L.P., Richmond Virginia, will issue an opinion for Southern States concerning the legality of the securities.


                                     EXPERTS

     The consolidated financial statements as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements of operations and cash flows of the Gold Kist Inputs Business for the two years ended June 27, 1998 and June 28, 1997 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

     Southern States has filed a registration statement on Form S-1 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the registration statement for further information with respect to Southern States and the securities offered by this prospectus. While statements contained in this prospectus concerning the provisions of documents are necessarily summaries, Southern States believes that all material terms of those documents have been provided in the prospectus.

     Following the offering of the Senior Notes, Southern States will file annual, quarterly and other periodic reports with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934. Although Southern States will not be required to provide holders of the capital securities with an annual report to shareholders containing audited financial statements, the annual reports on Form 10-K filed with the SEC will contain audited consolidated financial statements of Southern States. These reports and other materials filed with the SEC may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Southern States' filings will also be available to the public at the SEC Internet site (http://www.sec.gov).
                                        ------------------

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS


     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Southern States expected financial position, business and financing plans. These forward-looking statements reflect Southern States views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions as used with respect to the operations of the Gold Kist Inputs Business following our acquisition of that business, and otherwise, identify forward-looking statements. Although Southern States believes that the expectations reflected in such forward-looking statements are reasonable, Southern States can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including the risks and uncertainties described under "Risk Factors." All subsequent written and oral forward-looking statements attributable to Southern States or persons acting on Southern States behalf are expressly qualified in their entirety by these cautionary statements. Southern States cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Southern States is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                              ---------------------

Trademarks and service marks are italicized where they appear in this prospectus. All trademarks and service marks referred to in this prospectus other than Roundup(R) are registered trademarks of Gold Kist Inc., and (other than the "Gold Kist" mark), were conveyed to Southern States in connection with its acquisition of the Gold Kist Inputs Business. Roundup(R) is a registered trademark of the Monsanto Company.

                          INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements
                                                                           Page
Southern States Cooperative, Inc. and Subsidiaries
Report of Independent Accountants..........................................F-3
Consolidated Balance Sheet at June 30, 1999 and 1998.......................F-4
Consolidated Statement of Operations for the Years Ended
     June 30, 1999, 1998, and 1997.........................................F-6
Consolidated Statement of Patrons' Equity for the Years Ended
     June 30, 1999, 1998, and 1997.........................................F-7
Consolidated Statement of Cash Flows for the Years Ended
     June 30, 1999, 1998, and 1997.........................................F-8
Notes to Consolidated Financial Statements.................................F-9

Inputs Business of Gold Kist Inc.
Independent Auditors' Report...............................................F-33
Statements of Operations for the Years Ended June 28, 1997
     and June 27, 1998.....................................................F-34
Statements of Cash Flows for the Years Ended June 28, 1997
     and June 27, 1998.....................................................F-35
Notes to Financial Statements..............................................F-36


Unaudited Interim Financial Statements

Southern States Cooperative, Inc. and Subsidiaries
Consolidated Balance Sheet at December 31, 1999 and June 30, 1999..........F-40
Consolidated Statement of Operations for the Six Months Ended
     December 31, 1999 and 1998............................................F-42
Consolidated Statement of Patrons' Equity as of
     December 31, 1999 and June 30, 1999...................................F-43
Consolidated Statement of Cash Flows for the Six Months Ended
     December 31, 1999 and 1998............................................F-44
Notes to Consolidated Financial Statements.................................F-45

Inputs Business of Gold Kist Inc.
Statements of Operations for the Three Months Ended
    September 26, 1998 and September 27, 1997..............................F-50
Statements of Cash Flows for the Three Months Ended
    September 26, 1998 and September 27, 1997..............................F-51
Notes to Financial Statements..............................................F-52

Pro Forma Financial Statements

Southern States Cooperative, Inc. and Subsidiaries
Unaudited Pro Forma Combined Condensed Financial Information ..............F-53
Unaudited Pro Forma Combined Condensed Statement of Operations for the
     Year Ended June 30, 1999..............................................F-54
Notes to the Unaudited Pro Forma Combined Condensed Statement of
     Operations............................................................F-55
Unaudited Pro Forma Combined Condensed Financial Data......................F-56
Notes to the Unaudited Pro Forma Combined Condensed Financial Data.........F-57

                        Report of Independent Accountants



To the Board of Directors of
Southern States Cooperative, Incorporated:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, patrons' equity and of cash flows present fairly, in all material respects, the financial position of Southern States Cooperative, Incorporated and Subsidiaries (the "Company") at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                         /s/ PricewaterhouseCoopers LLP


October 29, 1999
Richmond, Virginia

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET, June 30, 1999 and 1998

                                   ----------


                                ASSETS                                      1999            1998
                                                                            ----            ----

Current assets:
 Cash and cash equivalents (Note 1k)                                    $ 18,742,408    $ 15,352,446
 Receivables, net (Notes 3 and 5)                                        117,375,357      55,329,766
 Inventories (Notes 1c and 4)                                            213,141,319     133,167,494
 Prepaid expenses                                                          7,241,450       7,325,862
 Deferred income taxes (Notes 1h and 12)                                   6,689,496       4,989,913
 Deferred charges                                                            840,022         960,334


                                                                       --------------  --------------

         Total current assets                                            364,030,052     217,125,815
                                                                       --------------  --------------


Investments and other assets:
 Investments:
         Statesman Financial Corporation (Notes 1a and 5)                 23,651,051      18,144,573
         Michigan Livestock Credit Corporation (Notes 1a and 5)           12,718,722      10,156,000
         Other companies (principally cooperatives) (Notes 1f and 6)      78,416,407      75,573,146
 Receivables (Notes 3 and 5)                                               1,544,553       1,316,515
 Other assets                                                             12,269,263      10,787,753
                                                                       --------------  --------------

         Total investments and other assets                              128,599,996     115,977,987
                                                                       --------------  --------------

Property, plant and equipment (Notes 1d and 7)                           378,196,657     304,577,628
  Less accumulated depreciation                                          189,079,016     175,384,990
                                                                       --------------  --------------

         Property, plant and equipment, net                              189,117,641     129,192,638
                                                                       --------------  --------------

                                                                        $681,747,689    $462,296,440
                                                                       ==============  ==============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET, June 30, 1999 and 1998

                               -----------------


                  LIABILITIES AND STOCKHOLDERS' AND
                           PATRONS' EQUITY                                  1999            1998
                                                                            ----            ----

Current liabilities:
 Short-term notes payable (Note 8)                                      $  5,600,000       $  7,100,000
 Current maturities of long-term debt (Note 9)                             3,836,938          1,833,434
 Accounts payable                                                        138,486,921         71,235,641
 Accrued expenses:
   Environmental remediation (Note 1g and 13b)                               972,477            429,649
   Payrolls, employee benefits, related taxes and other                   39,801,159         34,398,390
 Accrued income taxes                                                      2,050,129          2,380,815
 Dividends payable                                                           380,106            341,450
 Patronage refunds payable in cash                                                            2,378,378
 Advances from managed member cooperatives (Note 2)                       19,395,311          6,929,943
                                                                      ---------------    ---------------

        Total current liabilities                                        210,523,041        127,027,700
                                                                      ---------------    ---------------

Long-term debt:
 Bridge loan facility (Note 9)                                           100,000,000
 Long-term debt (Note 9)                                                 176,562,296        136,041,301
                                                                      ---------------    ---------------

        Total long-term debt                                             276,562,296        136,041,301
                                                                      ---------------    ---------------

Other noncurrent liabilities:
 Employee benefits                                                         7,070,509          6,936,519
 Deferred income taxes (Notes 1h and 12)                                   2,969,365          4,745,538
 Environmental remediation (Note 1g and 13b)                               2,218,664            746,498
 Miscellaneous                                                             4,538,213          5,403,204
                                                                      ---------------    ---------------

         Total other noncurrent liabilities                               16,796,751         17,831,759
                                                                      ---------------    ---------------

Redeemable preferred stock (Note 10)                                       2,114,100          2,114,100
                                                                      ---------------    ---------------

Stockholders' and patrons' equity:
 Stockholders' equity:
  Capital stock (Note 10):
    Preferred                                                              1,485,000          1,494,200
    Common                                                                12,147,082         12,195,018
                                                                      ---------------    ---------------

         Total stockholders' equity                                       13,632,082         13,689,218

 Patrons' equity                                                         162,119,419        165,592,362
                                                                      ---------------    ---------------

         Total stockholders' and patrons' equity                         175,751,501        179,281,580
                                                                      ---------------    ---------------

                                                                        $681,747,689       $462,296,440
                                                                      ===============    ===============

          See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                for the years ended June 30, 1999, 1998 and 1997

                                ---------------

                                                                     1999                 1998                 1997
                                                                     ----                 ----                 ----


Sales and other operating revenue:
 Net purchases by patrons (Note 2)                              $1,286,224,242       $1,026,630,260       $1,097,173,192
 Net marketing for patrons                                          76,540,489           92,862,915          115,972,257
 Other operating revenue                                             3,594,761            3,793,343            2,954,306
                                                              -----------------  -------------------  -------------------

                                                                 1,366,359,492        1,123,286,518        1,216,099,755

Cost of products purchased and marketed and other operating
 costs (Notes 1c, 6 and 13b)                                     1,114,782,525          931,435,923        1,014,440,358
                                                              -----------------  -------------------  -------------------

        Gross margin                                               251,576,967          191,850,595          201,659,397

Selling, general and administrative expenses                       247,634,813          175,783,844          166,132,518
                                                              -----------------  -------------------  -------------------

        Savings on operations                                        3,942,154           16,066,751           35,526,879
                                                              -----------------  -------------------  -------------------

Other deductions (income):
 Interest expense (Notes 5, 8, and 9)                               28,413,129           16,859,373           15,565,523
 Interest income and service charges (Note 2)                      (11,209,244)          (7,800,390)          (7,660,693)
 Miscellaneous income, net                                         (11,812,081)          (6,562,688)          (5,879,437)
                                                              -----------------  -------------------  -------------------

                                                                     5,391,804            2,496,295            2,025,393
                                                              -----------------  -------------------  -------------------

        (Loss) savings before income taxes and undistributed
          (loss) earnings in Statesman Financial Corporation        (1,449,650)          13,570,456           33,501,486

Income taxes (Notes 1h and 12)                                        (596,570)           2,960,539            6,035,412
                                                              -----------------  -------------------  -------------------

        (Loss) savings before undistributed earnings in
          Statesman Financial Corporation                             (853,080)          10,609,917           27,466,074

Undistributed (loss) earnings of Statesman Financial
 Corporation, net of income taxes                                   (1,221,685)              56,721               35,367
                                                              -----------------  -------------------  -------------------

        Net (loss) savings                                      $   (2,074,765)      $   10,666,638       $   27,501,441
                                                              =================  ===================  ===================



          See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF PATRONS' EQUITY

                for the years ended June 30, 1999, 1998 and 1997

                             --------------------

                                                                 1999                1998                1997
                                                                 ----                ----                ----


Patronage refund allocations:
 Balance, beginning of year                                  $ 68,151,124       $ 67,566,625        $ 63,445,207
 Allocation from net savings for the year                                          3,702,869          10,590,586
 Allocations assumed in merger (Note 17)                                           2,683,000
 Adjustments to prior year's allocation                            74,627            153,836             102,104
 Redemptions                                                     (381,552)        (5,955,206)        (6,571,272)
                                                          ----------------  -----------------  ------------------

      Balance, end of year                                     67,844,199         68,151,124         67,566,625
                                                          ----------------  -----------------  ------------------

Operating capital:
 Balance, beginning of year                                    97,441,238         93,948,702         84,653,534
 Net (loss) savings                                            (2,074,765)        10,666,638         27,501,441
 Patronage refunds payable in:
   Cash                                                                           (2,378,378)        (6,884,321)
   Patronage refund allocations                                                   (3,702,869)       (10,590,586)
 Adjustments to prior year's estimated patronage refunds,
   net of income taxes                                            (71,790)          (123,724)            82,219
 Dividends on capital stock declared:
   Preferred                                                     (278,419)          (279,407)          (283,808)
   Common, $.06 per share                                        (729,551)          (681,536)          (521,439)
 Other reductions                                                 (11,493)            (8,188)            (8,338)
                                                          ----------------  -----------------  ------------------

      Balance, end of year                                     94,275,220         97,441,238         93,948,702
                                                          ----------------  -----------------  -----------------

        Total patrons' equity                                $162,119,419       $165,592,362       $161,515,327
                                                          ================  =================  =================




          See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                for the years ended June 30, 1999, 1998 and 1997

                                                                  1999             1998             1997
                                                                  ----             ----             ----
Operating activities:
 Net (loss) savings                                          $  (2,074,765)    $ 10,666,638     $ 27,501,441
 Adjustments to reconcile net (loss) savings to cash
  provided by operating activities:
   Depreciation                                                 22,129,980       17,256,620       16,302,811
   Amortization                                                    264,036          355,252          295,558
   Deferred income taxes                                        (3,475,756)         274,611         (392,258)
   Gain on sale of property and equipment                       (1,822,468)        (510,695)        (927,289)
   Undistributed loss (earnings) of finance company and
     joint ventures                                              1,168,609         (289,720)        (189,019)
   Noncash patronage refunds received                           (4,746,591)      (6,764,372)      (9,855,976)
   Redemption of noncash patronage refunds received              2,763,912        2,335,408        2,148,256
   Cash provided by current assets and liabilities (Note 16)   129,710,351       10,277,837       (3,453,180)
                                                           ---------------- ---------------- ----------------

         Cash from operating activities                        143,917,308       33,601,579       31,430,344
                                                           ---------------- ---------------- ----------------

Investing activities:
 Additions to property, plant and equipment                    (46,602,932)     (33,904,668)     (19,944,578)
 Proceeds from disposal of property, plant and equipment         7,017,655        1,743,604        1,820,230
 Additional investments in affiliates and other companies      (10,224,875)     (10,430,352)      (2,856,293)
 Net cash paid for acquisitions (Notes 17 and 18)             (218,279,732)      (1,241,347)
                                                           ---------------- ---------------- ----------------

         Cash used in investing activities                    (268,089,884)     (43,832,763)     (20,980,641)
                                                           ---------------- ---------------- ----------------

Financing activities:
 Net increase (decrease) in short-term notes payable            (1,500,000)       4,725,000        2,200,000
 Proceeds from long-term debt                                  584,234,093       49,172,487        7,000,000
 Repayment of long-term debt                                  (551,502,998)     (31,594,763)      (7,969,689)
 Proceeds from bridge loan facility                            218,313,467
 Repayment of bridge loan facility                            (118,313,467)
 Net  redemptions of equities required by lender (Note 9)          126,480           42,160          (67,009)
 Dividends on capital stock paid                                  (969,314)      (1,022,041)        (958,265)
 Patronage refunds paid in cash                                 (2,378,378)      (6,884,321)      (6,668,809)
 Redemption of stockholders' and patrons' equity                  (537,929)      (6,630,611)      (6,631,292)
 Proceeds from issuance of capital stock                            90,584          921,929        1,214,365
                                                           ---------------- ---------------- ----------------

         Cash provided by financing activities                 127,562,538        8,729,840      (11,880,699)
                                                           ---------------- ---------------- ----------------

         Increase (decrease) in cash and cash equivalents        3,389,962       (1,501,344)      (1,430,996)

Balance at beginning of year                                    15,352,446       16,853,790       18,284,786
                                                           ---------------- ---------------- ----------------

         Balance at end of year                              $  18,742,408     $ 15,352,446     $ 16,853,790
                                                           ================ ================ ================

          See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             --------------------

1.   Summary of Significant Accounting Policies:
     ------------------------------------------

     a.   Basis of Presentation - The consolidated financial statements include
          ---------------------
          the accounts of Southern States Cooperative, Incorporated ("Southern States") and its wholly owned subsidiaries (collectively the "Company"). Upon consolidation, all significant intercompany accounts and transactions have been eliminated. Southern States' investment in Statesman Financial Corporation ("SFC" or the "Corporation") is accounted for by the equity method (see Note 5). Michigan Livestock Credit Corporation ("MLCC") is a wholly owned subsidiary of SFC.

          Effective April 1, 1998, Michigan Livestock Exchange ("MLE") merged with the Company. Pursuant to the merger, MLE became a division of the Company, operating under the name MLE Marketing.

          On October 13, 1998, the Company purchased the agricultural farm supply inputs business ("Inputs Business") of Gold Kist, Inc. (the "Gold Kist Inputs Business"), a Georgia marketing cooperative. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated results of operations since the date of acquisition (See Note 18).

     b.   Lines of Business - The Company's primary lines of business are the
          -----------------
          procurement, processing and distribution of agricultural production supplies and the marketing of grain and livestock, for its members. The Company distributes its products through a network of retail, wholesale and processing facilities primarily located in Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Texas, Virginia and West Virginia. The Company markets grain through a network of grain facilities located in Delaware, Kentucky, Maryland, North Carolina and Virginia. The Company markets livestock through a network of livestock facilities located in Indiana, Kentucky, Michigan and Ohio.

     c.   Inventories and Cost of Products Purchased and Marketed - Inventories,
          -------------------------------------------------------
          except grain, are stated at the lower of cost or market. Cost is determined on various bases, including average; first-in, first-out; and specific- identification. Grain inventories are stated at net market, as adjusted for unrealized gains and losses on open futures contracts, and open purchase and sales contracts. Grain inventories are substantially hedged to minimize risks arising from price volatility due to market fluctuations. Patronage refunds from supplier cooperatives in the form of qualified written notices of allocation are recorded as received and are accounted for as reductions of cost of products purchased and marketed. Nonqualified written notices of allocation are not recorded until the cash is received.

     d.   Property, Plant and Equipment - Property, plant and equipment is
          -----------------------------
          recorded at cost. The costs of property additions, major renewals and betterments are capitalized while the costs of ordinary maintenance and repairs are charged to operations as incurred. The costs of property additions include interest capitalized during major plant construction.

          The Company early adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") effective July 1, 1997. SOP 98-1 requires capitalization of certain costs incurred during the application development stage of an internal use software development project, including: (i) external direct costs of materials and services consumed in developing or obtaining internal-use computer software, which the company previously capitalized and (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project, which the company did not previously capitalize. Capitalized costs are amortized over three or ten year periods depending on the expected term of the benefit to be received. Unamortized balances were $11,027,801 and $6,928,276 at June 30, 1999 and 1998, respectively.

          Depreciation is determined principally by the straight-line method based on estimated useful lives (buildings and improvements 20 to 40 years, machinery and equipment 4 to 20 years, furniture and fixtures 5 to 10 years, software 10 years). Gains and losses on disposition or retirement of assets are reflected in income as incurred.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     e.   Impairment of Long-Lived Assets - The Company reviews long-lived
          -------------------------------
          tangible and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." For assets to be held and used in operations, this standard requires that, whenever events indicate that an asset may be impaired, undiscounted cash flows are analyzed at the lowest level for which there are identifiable and independent cash flows. If the sum of these undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the loss is based on the estimated fair value of the asset.

     f.   Investments - Investments in other cooperatives are stated at cost
          -----------
          (cash invested) plus qualified written notices of allocation, less redemptions. The equity method of accounting is used for investments in other companies in which Southern States' voting interest is 20 to 50 percent. The Company will reduce or write-off the carrying value of an investment when events indicate that the investment is impaired and the Company will not be able to recover the full carrying value of the investment.

     g.   Environmental Compliance and Remediation - Environmental compliance
          ----------------------------------------
          costs include the cost of purchasing and/or constructing assets to prevent, limit and/or control pollution or to monitor the environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives.

          Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. Remediation costs and post remediation costs at facilities that relate to an existing condition caused by past operations are accrued as liabilities on an undiscounted basis when it is probable that such costs will be incurred and when such costs are reasonably estimated.

     h.   Income Taxes - For income tax purposes, Southern States is a nonexempt
          ------------
          agricultural cooperative. Accordingly, Southern States does not pay income taxes on that portion of savings distributed in qualified written notices of allocation arising from sales to members, patrons eligible for membership and certain other patrons; such savings are included in the taxable income of these members and patrons. Deferred income tax liabilities and assets are determined based on differences between financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

     i.   Employee Retirement Plan - The employees of Southern States and
          ------------------------
          certain subsidiaries are covered under a multiemployer defined benefit retirement plan. Southern States' policy is to fund and expense an amount equal to Southern States' share of the actuarially determined funding requirement of the plan.

     j.   Common Stock and Patronage Refunds Payable - Southern States is an
          ------------------------------------------
          agricultural cooperative operating for the benefit of its stockholders/members and other patrons. Pursuant to its bylaws, Southern States is obligated to return all patronage-sourced savings for each year, after payment of dividends on capital stock and reasonable additions to capital reserves, to such members, patrons eligible for membership and certain other patrons in proportion to the volume of business transacted with them during the year. See Note 10 with respect to requirements for membership and common stock ownership.

     k.   Cash and Cash Equivalents - The Company considers all highly liquid
          -------------------------
          investments purchased with an original maturity of three months or less to be cash equivalents.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------

1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     l.   Estimates - The preparation of financial statements in conformity with
          ---------
          generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     m.   Transfers of Financial Assets - The Company accounts for transfers of
          -----------------------------
          financial assets pursuant to Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 applies a control oriented financial components approach to financial-asset-transfer transactions.

          Transactions between SFC and Southern States met SFAS 125's conditions for sale accounting, consistent with prior years; accordingly, the finance receivables sold to SFC were recorded as sales of financial assets and all related discounts were expensed as incurred.

     n.   New Accounting Standards - During the Company's fiscal year ended June
          ------------------------
          30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable and eliminates certain disclosures that are no longer useful. This standard was effective for the year ended June 30, 1999. The adoption of the standard resulted only in additional disclosure and did not have an impact on the financial position or results of operations. In addition in June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt SFAS No. 133 in its fiscal year 2001. The Company is currently evaluating any impact of the derivatives standard.

     o.   Revenue Recognition - Revenue from the sale of goods is recognized
          -------------------
          when title and risk of loss have transferred to the buyer, which is generally when the product is delivered. Service revenue is recognized upon completion of the rendered service. Rebates from crop protection product suppliers are recorded as a reduction to cost of products purchased when earned and received in cash or when earned and acknowledged by the supplier(s) at the end of supplier's program year.

     p.   Derivatives - As part of its asset/liability management program, the
          -----------
          Company utilizes financial derivatives to reduce the Company's sensitivity to interest rate fluctuations and commodity hedges to reduce market price fluctuations relating to grain and petroleum products. Net receipts or payments under the interest rate swap agreements are recognized as adjustments to interest expense. Realized and unrealized gains and losses on futures contracts for grain and petroleum products are accounted for on a deferral basis.

     q.   Reclassifications - Certain reclassifications have been made to the
          -----------------
          1998 and 1997 financial statements to conform to the 1999 presentation.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

2.   Managed Member Cooperatives:
     ---------------------------

     Under management agreements, Southern States performs various financial, management and accounting services for other agricultural cooperatives ("managed member cooperatives"). There were 70, 70 and 72 such cooperatives at June 30, 1999, 1998 and 1997, respectively. These managed member cooperatives are owned entirely by their stockholders and patrons and thus are associated with Southern States solely by management agreements (the "Agreements"). For services performed, Southern States was reimbursed $4,162,656 in 1999, $3,947,069 in 1998 and $3,795,021 in 1997.

     Under the Agreements, cash is advanced by Southern States to the managed member cooperatives (primarily as revolving advances for sales of products to the managed member cooperatives) and excess cash of the managed member cooperatives is advanced to Southern States. The interest rate charged or credited on monthly balances of these advances approximates the CoBank, ACB national variable rate. Net interest expense incurred by Southern States on net advances totaled $199,837 in 1999. Net interest income charged by Southern States to Managed Member Cooperatives on net advances totaled $296,423 in 1998 and $647,554 in 1997.

     During 1999, 1998 and 1997 certain managed member cooperatives chose to reinvest approximately $0, $1.2 million and $1.2 million, respectively, of their revolved patronage refund allocations in an equivalent amount of $1 par value shares of the Company's membership common stock.

     Net purchases by patrons include purchases by managed member cooperatives of approximately $195,312,918 in 1999, $209,833,488 in 1998 and
     $218,673,169 in 1997.

3.   Receivables:
     -----------

     The Company grants credit to farmers and other retail and wholesale purchasers of agricultural production supplies primarily in Alabama, Arkansas, Delaware, Florida, Georgia, Indiana, Kentucky, Louisiana, Maryland, Michigan, Mississippi, North Carolina, Ohio, South Carolina, Texas, Virginia and West Virginia. Receivables at year-end were as follows:

Current:                                                   1999         1998
                                                           ----         ----
    Trade:
        Accounts                                      $ 251,925,304     $ 149,625,090
        Notes                                            11,433,076         5,034,802
    Advances to managed member cooperatives (Note 2)     27,398,280        24,644,909
    Less receivables sold to SFC (Note 5)              (169,177,100)     (121,331,851)
                                                      --------------    --------------
                                                        121,579,560        57,972,950
    Less allowance for doubtful accounts                 (4,204,203)       (2,643,184)
                                                      --------------    --------------

        Total current receivables                     $ 117,375,357     $  55,329,766
                                                      ==============    ==============

Noncurrent:
    Trade notes                                       $   1,544,553     $   1,316,515
                                                      --------------    --------------

         Total noncurrent receivables                 $   1,544,553     $   1,316,515
                                                      ==============    ==============


     Interest is earned and recognized on accounts receivable based on average outstanding balances beginning either from account inception or after 30-day interest free periods dependent upon the type and anticipated duration of the account receivable.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               -----------------

4.   Inventories:
     -----------


     Inventories at year-end consisted of the following:

                                                            1999            1998
       Finished goods:                                      ----            ----
         Purchased for resale                            $183,115,888    $115,667,733
         Manufactured                                       5,902,728       4,384,872
                                                        -------------- ---------------
                                                          189,018,616     120,052,605
       Materials and supplies                              24,122,703      13,114,889
                                                        -------------- ---------------
          Totals                                         $213,141,319    $133,167,494
                                                        ============== ===============

5.   Investments in Finance Companies:
     --------------------------------

     SFC and Southern States are parties to an agreement dated September 16, 1991, and amended effective January 12, 1999, under which SFC purchases from Southern States certain receivables without recourse. Under the terms of the agreement, Southern States pays certain fees on receivables sold to SFC. In addition, certain receivables are discounted to provide SFC with revenues sufficient to cover interest charges incurred and historical charge-offs. Receivables sold to SFC totaled approximately $1,194,700,000, $996,700,000, and $991,500,000 for 1999, 1998 and 1997, respectively. The related fees and discounts for 1999, 1998 and 1997 were $10,600,000, $9,500,000 and $8,200,000, respectively. SFC paid volume incentive fees, which are recorded as miscellaneous income in the statement of operations, to Southern States for purchases of receivables of $1,875,000, $1,320,000, and $1,375,000 for 1999, 1998 and 1997, respectively. In addition, pursuant to the aforementioned contractual arrangement between Southern States and SFC, Southern States services certain accounts receivable sold to SFC.

     Under the terms of the agreement, Southern States is obligated to maintain a computed minimum investment in SFC's Class A noncumulative preferred stock ("Class A Preferred Stock"), based on the average daily balances of receivables sold to SFC. The amount of Class A Preferred Stock held by Southern States was $23,418,000 and $17,918,000 at June 30, 1999 and 1998,
     respectively.

     The consumer retail financing receivables, asset-based loans, and agrifinancing receivables are primarily due from customers of Southern States.

     SFC has entered into operating lease agreements with Southern States and its patrons whereby Southern States and its patrons lease computer equipment, liquid propane tanks, and agricultural equipment from SFC. The net book value of the assets leased to Southern States and its patrons by SFC totaled approximately $5,100,000 and $7,005,000 as of June 30, 1999 and 1998, respectively. Total operating lease expenses incurred by Southern States under the lease agreements totaled approximately $2,100,000, $2,460,000 and $2,663,000 in 1999, 1998 and 1997 respectively. SFC paid volume incentive fees to Southern States for operating lease agreements totaling $175,000, $295,000 and $392,000 in 1999, 1998 and 1997,
     respectively.

     As of April 1, 1998, MLCC became a wholly owned subsidiary of SFC. MLCC and Southern States are parties to an agreement dated April 1, 1998, under which MLCC provides agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans, and other loans to and financing for customers of Southern States. Under the agreement, Southern States agrees to provide MLCC with equity capital in exchange for shares of MLCC preferred stock. The amount of MLCC preferred stock held by Southern States was $14,156,000 and $10,156,000 at June 30, 1999 and 1998,
     respectively.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

5.   Investment in Finance Companies, continued:
     -------------------------------

     The following unaudited proforma results of operations, assume that the purchase of MLCC had occurred on July 1, 1997. The unaudited proforma results of operations are presented for informational purposes only and do not purport to be indicative of SFC's future consolidated results of operations.

                                                        Year ended June 30, 1998
                                                        ------------------------

     Interest and service fee income                            $24,791,835
                                                           ================

     Net loss                                                   $(2,026,773)
                                                           ================

     A consolidated condensed balance sheet and statement of operations for SFC as of June 30, 1999 and 1998, and for the years then ended, are as follows:

                                 Balance Sheet
                                 -------------

Assets                                                                           1999             1998
------                                                                           ----             ----

  Cash                                                                       $  8,221,133      $  3,917,971
  Notes receivable, net of allowance for credit losses of $3,941,274 for
   1999 and $4,394,408 for 1998                                                42,357,610        51,122,515

  Notes receivable--livestock feeding program, net of allowance
   for credit losses of $1,674,722 for 1999 and $1,802,789 for 1998            10,030,885        12,297,639
  Dairy leases and beef improvement program, net of allowance
   for credit losses of $297,819 for 1999 and $113,525 for 1998                   369,268         1,163,952
  Finance receivables, net of allowance for credit losses of
   $3,611,470 for 1999 and $3,152,085 for 1998                                185,628,609       138,323,980
  Crop time financing receivables                                              13,925,948
  Due from Southern States                                                        757,673         6,094,171
  Deferred income taxes                                                         5,337,791         3,266,169
  Other                                                                         4,128,061         1,832,193
  Investments in other cooperatives                                            11,341,183        10,922,574
  Property, plant and equipment, including equipment leased to others, net      5,460,541         7,201,610
                                                                             ------------      ------------
       Total assets                                                          $287,558,702      $236,142,774
                                                                             ============      ============

  Liabilities and Stockholders' Equity
  ------------------------------------

  Notes payable:
   Short-term lines of credit                                                $219,702,000      $166,545,000
   Term loans                                                                  30,750,000        34,250,000
  Accounts payable, deferred credit, and accrued expenses                       1,439,065         3,710,416
  Due to Southern States                                                          126,930
  Dividends payable                                                                                  63,277
  Preferred stock                                                              38,574,000        31,074,000
  Stockholders' equity                                                         (3,033,293)          500,081
                                                                             ------------      ------------
       Total liabilities and stockholders' equity                            $287,558,702      $236,142,774
                                                                             ============      ============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

5.   Investment in Finance Companies, continued:
     -------------------------------

                 Statement of Operations                        1999            1998           1997
                 -----------------------                    -------------    -----------    -----------

  Net interest income (expense) and fee income               $  (397,166)     $4,152,215     $3,793,217
  General and administrative expenses                          5,452,660       3,932,000      3,652,292
                                                             -----------      ----------     ----------
       Income (loss) before provision for income taxes        (5,849,826)        220,215        140,925
       Provision (benefit) for income taxes                   (2,238,622)         86,318         55,703
                                                             -----------      ----------     ----------
       Net (loss) income                                     $(3,611,204)     $  133,897     $   85,222
                                                             ===========      ==========     ==========

  Southern States' equity interest, net of income taxes      $(1,221,685)     $   56,721     $   38,368
                                                             ===========      ==========     ==========

     SFC has a Master Loan Agreement with CoBank, ACB ("CoBank") that provides for a $25,000,000 term loan payable due November 6, 2000 plus interest at an average interest rate of 6.80%. No borrowings were outstanding at June 30, 1999.

     On January 12, 1999, SFC renewed an agreement for a syndicated bank lending facility providing for line of credit borrowings totaling $250 million. This agreement is renewable annually and is administered by CoBank. The line of credit borrowings of $168,183,000 at June 30, 1999 bear interest at varying rates (approximately 5.97% at June 30, 1999). As of June 30, 1999, the balance of the amortizing term loan was $4 million payable $2 million annually in fiscal 2000 and 2001 plus interest at varying interest rates (approximately 7.69% at June 30, 1999). SFC is required to maintain investments in CoBank's capital stock and allocated equities based on percentages of the average loans outstanding. These investments are pledged as collateral for the notes payable.

     SFC terminated its Loan Agreement with Crestar Bank ("Crestar") that provided for a $10 million line of credit (subject to certain net worth restrictions), with a balance of $75,000 at May 31, 1999. The line of credit bore interest at varying rates established by Crestar (approximately 5.69% at May 31, 1999).

     On April 8, 1999, the Corporation entered into a credit agreement with Wachovia Bank ("Wachovia") that provides for a $5 million line of credit ($1,819,000 borrowed at June 30, 1999) which is utilized to manage the Corporation's daily cash requirements. The line of credit bears interest at varying rates established by Wachovia (approximately 6.18% at June 30, 1999). Since inception, the average daily borrowing under the line of credit was approximately $213,000.

     MLCC has an agreement for a syndicated bank lending facility that provides for a line of credit totaling $80 million that is renewable annually and is administered by CoBank. The line of credit borrowings of $49,700,000 at June 30, 1999 bore interest at varying rates (approximately 6.02% at June 30, 1999).

     MLCC terminated its loan agreement with Crestar that provided for a $5,000,000 line of credit with a balance of $855,000 at May 31, 1999. The line of credit bore interest at varying rates established by Crestar (approximately 5.69% at May 31, 1999).

     MLCC has subordinated debt of $1,750,000 that consists of notes payable to two farm bureaus, which notes are unsecured and subordinated to all "senior debt" of MLCC. "Senior debt" includes all indebtedness of MLCC to banks. These notes have interest rates of 10% to 10.5% and are due at various times through October 31, 2000.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                  ----------

5.   Investment in Finance Companies, continued:
     -------------------------------

     Under the most restrictive debt agreement, SFC cannot exceed a debt to net worth ratio of 7.5 to 1 at the end of each month. SFC plans to repay certain borrowings by August 31, 1999 in order to comply with this requirement. SFC is also required to achieve a "TIER" (Times Interest Earned Ratio) of 1.1 to 1 or greater. TIER is defined as net income before interest and taxes plus the sum of depreciation and net additions to reserves for losses, all divided by interest expense. SFC is also required to maintain a "Defaulted Receivable Ratio" not to exceed .0055 to 1. The Defaulted Receivable Ratio is calculated on a rolling 12 month average, the ratio actual monthly retail and wholesale write-offs (net of recoveries), plus the monthly change in retail and wholesale accounts over 90 days past due to the previous month-end accounts receivable (net of unearned finance charges).

     On August 1, 1996, SFC entered into a Financing Services and Contributed Capital Agreement (the "Agreement") with Land O'Lakes, Inc., successor to Countrymark Cooperative, Inc. ("Land O'Lakes"), whereby SFC extends revolving credit to customers of Land O'Lakes through the issuance of credit cards. Under the terms of the Agreement, Land O'Lakes is obligated to maintain a computed minimum investment in SFC's Class A noncumulative preferred stock. At June 30, 1999 and 1998 pursuant to the Agreement, Land O'Lakes had no investment in the Corporation's Class A preferred stock. In connection with this transaction, SFC and Land O'Lakes reentered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). Additionally, for as long as Land O'Lakes maintains at least 8.0% ownership in SFC's common stock, Land O'Lakes is entitled to maintain one representative on the Board of Directors of SFC. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If Land O'Lakes terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by Land O'Lakes at the par value.

     On December 3, 1998, the Corporation entered into a Financing Services and Contributed Capital Agreement (the "MFA Agreement") with MFA Oil Company ("MFA Oil") and on December 16, 1998 with MFA Incorporated ("MFA") whereby the Corporation is allowed to extend revolving credit to customers of MFA Oil and MFA through the issuance of credit cards. Under the terms the MFA Agreement, MFA and MFA Oil are obligated to maintain a computed minimum investment in the Corporation's Class A noncumulative preferred stock. At June 30, 1999 pursuant to the MFA agreement, MFA and MFA Oil had no investment in SFC's Class A preferred stock. If the actual investment exceeds the computed minimum, the Corporation will, upon written request from MFA and MFA Oil, redeem the excess number of shares. Upon written notice, the MFA Agreement may be terminated by either party.

     In connection with this transaction, the Corporation and MFA and MFA Oil also entered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). As part of the Common Stock Agreement, MFA and MFA Oil each purchased 73 shares of the Corporation's common stock (approximately 8.5% of the Corporation's authorized common stock) for $60,444 each. Additionally, for as long as MFA and MFA Oil maintain at least an 8% ownership in the Corporation's common stock, MFA and MFA Oil are entitled to maintain one representative each on the Board of Directors of the Corporation. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If MFA or MFA Oil terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by MFA or MFA Oil at the par value.

     As a result of the Common Stock Agreement, the 859 shares of outstanding common stock are owned 38.42% by Southern States, 36.08% by 62 independently owned agriculture cooperatives, 8.5% by Land O'Lakes, 8.5% by MFA and 8.5% by MFA Oil.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

6.   Investments in Other Companies:
     ------------------------------

  Investments in other companies consisted of the following at year end:

                                                        1999           1998
                                                        ----           ----

CF Industries, Inc.                                  $43,473,877     $43,473,877
CoBank, ACB                                            7,964,176       7,479,858
St. Paul Bank                                          1,474,092       1,470,947
Southern States Insurance Exchange                    12,474,193      11,266,484
Universal Cooperatives, Inc.                           3,339,991       3,216,156
Other cooperatives and companies                       2,804,363       2,772,154
Joint ventures                                         6,885,715       5,893,670
                                                     -----------     -----------

   Totals                                            $78,416,407     $75,573,146
                                                     ===========     ===========

  At June 30, 1999 and 1998, the Company's aggregate equity in the net assets of these investees exceeded the carrying value of such investments by approximately $31,500,000 and $15,650,000, respectively. Patronage refunds received for 1999 and 1998 are detailed in the table below. The cash portion of patronage refunds totaled $403,809 and $2,918,799 for 1999 and 1998, respectively.

                                                        1999           1998
                                                        ----           ----

CF Industries, Inc.                                   $        -      $5,512,596
CoBank, ACB                                              872,568         477,526
Southern States Insurance Exchange                     3,969,818       3,407,439
Universal Cooperatives, Inc.                             247,670         232,667
Other cooperatives                                        60,344          52,943
                                                      ----------      ----------

   Totals                                             $5,150,400      $9,683,171
                                                      ==========      ==========

     Purchases by Southern States from CF Industries, Inc. and Universal Cooperatives, Inc. were approximately $121 million and $88 million in 1999 and 1998, respectively.


7.   Property, Plant and Equipment:
     -----------------------------

  Property, plant and equipment at year end is summarized as follows:

                                                        1999           1998
                                                        ----           ----

Land                                                $ 21,687,177    $ 16,496,766
Buildings and improvements                           122,791,864      90,332,409
Machinery and equipment                              129,660,133     100,032,931
Furniture and fixtures                                35,464,195      28,667,191
Automotive equipment                                  53,867,421      53,307,919
Construction in progress                              14,725,867      15,740,412
                                                    ------------    ------------

   Totals                                           $378,196,657    $304,577,628
                                                    ============    ============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                  ----------

7.   Property, Plant and Equipment, continued:
     -----------------------------

     At June 30, 1999 and 1998, property, plant and equipment, having an aggregate book value of $11,160,153 and $6,990,070, respectively, was pledged as collateral under industrial revenue financings (see Note 9).

     The cost of property, plant and equipment includes: interest capitalized in the amount of $901,701, $451,478 and $164,506 in 1999, 1998 and 1997,
     respectively; and capitalized software in the amount of $14,618,592 and $9,610,641 at June 30, 1999 and 1998, respectively. Depreciation expense associated with capitalized software was $408,577, $234,027 and $237,251 in 1999, 1998 and 1997, respectively.

8.   Short-Term Notes Payable:
     ------------------------

     At June 30, 1999, short-term notes of $5,600,000 bearing interest at rates of 7.50% and 8.00% were payable to CoBank. At June 30, 1998, short-term notes of $7,100,000 bearing interest at 7.75% and 8.00% were payable to CoBank. At June 30, 1999, the Company had short-term lines of credit with other institutions totaling $7,000,000 which do not require the maintenance of compensating balances because generally credit extension is subject to availability of funds. At June 30, 1999 and 1998, there were no borrowings under these lines of credit.

     During 1999, average daily short-term borrowings were approximately $21,203,150 (maximum outstanding - $66,500,000) at a weighted average interest rate approximating 7.65%. During 1998, such borrowings averaged approximately $47,636,986 (maximum outstanding - $81,300,000) at a weighted average interest rate approximating 5.77%. These rates were computed net of qualified patronage refunds received from CoBank.


9.   Long-Term Debt:
     --------------

     Long-term debt at year-end consisted of:

                                                                                   1999            1998
                                                                                   ----            ----
Term notes - CoBank due 2005, 6.82% and 6.99% per annum at
 June 30, 1999 and 1998, respectively (a)                                      $ 37,000,000    $ 38,000,000
Revolving term loan - CoBank due 2001, 6.11%-6.31% and 6.12%
 per annum at June 30, 1998 and 1997, respectively (a)                                           93,000,000
Syndicated line of credit (expires January 11, 2002)                            127,600,000
Industrial revenue financings (b)                                                12,570,000       6,620,000
Notes due through 2003 (maximum rate 10%)                                           174,163         254,735
Liability under lease                                                             3,055,071
                                                                               ------------    ------------

   Total long-term debt                                                         180,399,234     137,874,735

Less current maturities                                                           3,836,938       1,833,434
                                                                               ------------    ------------

   Long-term debt due after one year                                            176,562,296     136,041,301

Bridge loan facility (c)                                                        100,000,000
                                                                               ------------    ------------

                                                                               $276,562,296    $136,041,301
                                                                               ============    ============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

9.   Long-Term Debt, continued:
     --------------

     (a) The term notes with CoBank are payable $3,000,000 in 2000, $3,000,000 in 2001, $7,000,000 annually in 2002 and 2003, $9,000,000 in 2004, and
          $8,000,000 in 2005. The credit facilities include a syndicated bank line of credit agreement totaling, in aggregate, $200,000,000. This agreement, which expires in 2002, enables the Company to refinance short-term debt on a long-term basis. Accordingly, certain current maturities of long-term debt intended to be refinanced were reclassified as long-term debt (see Note 9(b)). Under the terms of the short-term and long-term loan agreements with CoBank, the Company is required to maintain investments in CoBank's capital stock and allocated equities based on percentages of the average loans outstanding. At June 30, 1999 and 1998, such investments in the amounts of $7,964,176 and $7,479,858, respectively, were pledged as collateral for indebtedness to CoBank.

     (b) Three industrial revenue financings require payments sufficient to enable the industrial development authorities to pay principal, premium, if any, and interest on the revenue bonds. The obligations mature serially in the following annual amounts: $750,000 annually in fiscal 2000 through 2004, $1,620,000 in 2005, $500,000 in 2006, and
          6,700,000 in 2016. The obligations bear interest at rates ranging from 3.65% to 3.85%.

     (c) In October 1998, Southern States borrowed $218.3 million under a 180-day "bridge" loan facility with NationsBank, N.A., First Union Bank and CoBank to finance the purchase of the Gold Kist Inputs Business. In January, 1999 this facility was paid down by $118.3 million utilizing proceeds from the Southern States syndicated three year facility. The bridge loan facility has been classified as long term debt since the Company had the ability and intent to refinance the debt. The weighted average interest rate on this loan was 5.99%.

     Long-term debt maturing within each of the four fiscal years after June 30, 2000 is as follows: 2001 - $232,520,207; 2002 - $8,068,573; 2003 -
     $8,050,159; 2004 - $10,066,286; thereafter - $17,857,071.

     The Company had outstanding letters of credit in the amount of $15,000,000 and $20,000,000 at June 30, 1999 and 1998 to collateralize certain liabilities.

     Under the most restrictive outstanding debt agreement, the Company is required to maintain, at fiscal year end and at the end of each fiscal quarter, on a consolidated basis: (a) the ratio of consolidated outstanding debt to capitalization not to exceed .50 to 1.00, (b) tangible net worth not to be less than the sum of $256,000,000 plus twenty-five percent of the net income (no reduction for net losses) of the Company for each such fiscal year and, (c) the ratio of consolidated cash flow for four consecutive fiscal quarters to consolidated interest expense plus distributions during such period not to be less than 1.5 to 1.00.

     See Note 15, Derivative Financial Instruments for information relating to interest swaps.

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $59.4 million Step-Up Rate Capital Securities, Series A ("Series A"), net of issuance costs of $600,000. Distributions are cumulative relating to the Series A securities at a rate of 8% per annum, increasing to 8.5% on July 5, 2000 and 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Also on October 5, 1999, Southern States issued to Gold Kist $40 million Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"). Issuance costs incurred with respect to the Series B securities totaled $800,000. Cash dividends are cumulative at an initial rate of 7.5%, increasing to 8% per annum 9 months after the date of issuance and increasing to 8.25% per annum twenty-one months after the issuance of the Series B securities. Dividends are payable quarterly, in arrears on January 5, April 5, July 5 and October 5 of each year. The proceeds from the sale of both the Series A securities and the Series B securities were used to reduce Company debt and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                   ---------

10.  Capital Stock:
     -------------

     At June 30, 1999, Southern States' authorized capital stock consisted of 20,000,000 shares of common stock ($1 par value) and 1,000,000 shares of cumulative preferred stock ("5% - 6% Preferred Stock") ($100 par value), issuable in series. The 5% to 6% preferred stock is redeemable at par plus declared and unpaid dividends, if any, and redemption is limited to 20,000 shares annually. The Company's Articles of Incorporation were restated on July 13, 1998 to increase the authorized shares of preferred stock from 200,000 shares to 1,000,000 shares, $100 par value per share.

     Wetsel, Inc. ("Wetsel"), a wholly owned subsidiary, has authorized 35,000 shares of Series 1, Class A cumulative redeemable preferred stock. At June 30, 1999 and 1998, Wetsel had 21,141 shares ($2,114,000) of 9% Series 1,
     Class A cumulative redeemable preferred stock ("9% Redeemable Preferred Stock") outstanding. Pursuant to an agreement dated February 3, 1995, this stock may not be called for redemption by Wetsel or put for redemption by the holders prior to December 31, 1999.

     Southern States' authorized common stock is membership common stock and, pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance or transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. Dividends on Southern States' common stock are limited annually to 6% of this stock's aggregate par value.

     Patronage refund allocations represent allocated undistributed member margins. Patronage refund allocations do not bear interest and are subordinated to all common and preferred shares outstanding and indebtedness of the Company. Patronage refund allocations may be redeemed at the discretion of the Board of Directors.

     Each member, regardless of the number of shares of common stock registered in the member's name, is entitled to one vote in the affairs of Southern States. Under various circumstances (e.g., death of stockholder), Southern States repurchases common stock from its members at par value plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of the assets of Southern States, the holders of common stock, after satisfaction of obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of $1 per share (par value) plus declared and unpaid dividends, if any. Any remaining amounts shall be returned to members and other patrons on a pro rata basis of their respective interest therein.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

10.  Capital Stock, continued:
     -------------

     Changes in preferred stock ($100 par) and common stock ($1 par) during 1998 and 1999 follow:

                                                                               9%
                                        5% - 6% Preferred            Redeemable Preferred                    Common
                                  -----------------------------  ------------------------------  -----------------------------------
                                  Outstanding     Aggregate      Outstanding      Aggregate      Outstanding          Aggregate
                                    Shares        Par Value        Shares         Par Value          Shares           Par Value
                                  -----------   ---------------  ------------  ----------------  ----------------  -----------------
Balances, June 30, 1996               16,389        $1,638,900        21,141       $2,114,100         10,847,364        $10,847,364
      Issued                             349            34,900                                         1,179,465          1,179,465
      Redeemed                        (1,306)         (130,600)                                         (105,407)          (105,407)
                                  -----------   ---------------  ------------  ----------------  ----------------  -----------------

Balances, June 30, 1997               15,432        $1,543,200        21,141       $2,114,100         11,921,422        $11,921,422
      Issued                             424            42,400                                           879,529            879,529
      Redeemed                          (914)          (91,400)                                         (605,933)          (605,933)
                                  -----------   ---------------  ------------  ----------------  ----------------  -----------------

Balances, June 30, 1998               14,942        $1,494,200        21,141       $2,114,100         12,195,018        $12,195,018
      Issued                             507            50,700                                            39,884             39,884
      Redeemed                          (599)          (59,900)                                          (87,820)           (87,820)
                                  -----------   ---------------  ------------  ----------------  ----------------  -----------------

Balances, June 30, 1999               14,850        $1,485,000        21,141       $2,114,100         12,147,082        $12,147,082
                                   ===========   ===============  ============  ================  ================  ================


           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                             --------------------

11.  Employee Benefit and Compensation Plans:
     ---------------------------------------

     Southern States sponsors a multiemployer defined benefit retirement plan (the "Plan") which is noncontributory and includes substantially all employees of Southern States, certain subsidiaries, SFC, and 70 managed member cooperatives ("the Participating Employers"). Plan assets are not segregated for each Participating Employer and are used to provide benefits for participants of all Participating Employers. Benefit formulas and pension cost allocation and funding methodologies are the same for all Participating Employers. If a Participating Employer withdraws from the plan, the Participating Employer does not withdraw any assets from the Plan and does not assume any of the Plan's obligation. Thus, information relating specifically to Southern States is not available. For 1999, 1998 and 1997, Southern States' expenses, including administrative expenses, were $1,210,865, $3,004,146 and $3,899,638, respectively. A comparison of accumulated benefits, as estimated by the Plan's actuary, and net assets of the Plan is presented below.

                                                             July 1
                                                  ------------------------------
                                                      1999             1998
                                                      ----             ----
Actuarial present value of plan benefits:
 Vested                                            $122,399,788     $ 98,115,602
 Nonvested                                            3,929,335        2,834,524
                                                  -------------     ------------

    Total benefits                                 $126,329,123     $100,950,126
                                                  =============     ============

Net assets available for benefits                  $154,922,073     $148,571,687
                                                  =============     ============

     The discount rates used in computing the present value of plan benefits were 6.95%, 7.34% and 7.47% for the years ended June 30, 1999, 1998 and 1997, respectively. Also, the method of calculating ages as of the valuation dates was changed from age last birthday for June 30, 1998 to age nearest birthday for June 30, 1999.

     The Corporation has a non-qualified supplemental retirement plan covering certain employees, which provides for incremental retirement payments from the Company's funds so that total retirement payments equal amounts that would have been payable from the Company's multiemployer retirement plan if it were not for limitations imposed by income tax regulations. The amounts expensed for the supplemental retirement plan were $278,334, $232,755 and $$422,530 in 1999, 1998 and 1997, respectively. The accumulated benefit obligation recognized in the Company's consolidated balance sheet at June 30, 1999 and 1998 was $1,551,912 and $1,115,854 respectively.

     Southern States provides certain life insurance benefits for retired employees. Substantially all of Southern States' employees may become eligible for those benefits, generally upon attaining normal retirement age while employed by Southern States. Those and similar benefits for active employees are provided through insurance companies whose premiums are based on benefits paid. The costs of these benefits for retired employees are a function of the annual pension plan valuation.

     Costs for postretirement benefits other than pensions, primarily medical benefit costs, are accrued during the employee's period of service. In connection with the July 1, 1993 adoption of SFAS No. 106, "Postretirement Benefits Other Than Pensions," the Company recognized accumulated postretirement benefit obligation ("APBO") (the "transition obligation") of $5,043,773. The transition obligation is being amortized over a period of 20 years and is recorded in miscellaneous other noncurrent liabilities. The Company's policy is to fund these benefits on a pay-as-you-go basis.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

11.  Employee Benefit and Compensation Plans, continued:
     ---------------------------------------

Summary postretirement plan information is as follows:          June 30,        June 30,
                                                                  1999            1998
                                                                  ----            ----
Actuarial present value of benefit obligations:
Accumulated postretirement benefit obligation:
         Retirees                                             $ 2,508,512     $ 2,732,229
         Fully eligible, active plan participants                 957,117         621,812
         Other active plan participants                         2,119,157         585,216
                                                              ------------    -----------

                                                                5,584,786       3,939,257
      Unrecognized prior service cost                          (1,186,007)       (551,158)
      Unrecognized net gain                                        15,101       1,076,486
      Transition obligation being recognized over 20 years     (3,530,639)     (3,782,828)
                                                              -----------     -----------

      Accrued postretirement benefit cost                     $   883,241     $   681,757
                                                              ===========     ===========

                                                                     Year ended June 30,
                                                                 1999          1998         1997
                                                                 ----          ----         ----
Net periodic postretirement benefit cost:
      Service cost                                             $ 86,209      $ 80,194      $116,692
      Interest cost                                             277,853       285,888       339,746
      Amortization of unrecognized prior service cost            61,240        61,240
      Amortization of net gain                                  (45,504)      (47,960)
      Amortization of transition obligation                     252,189       252,189       252,189
                                                               --------      --------      --------
                                                               $631,987      $631,551      $708,627
                                                               ========      ========      ========

     Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation or the net postretirement benefit cost. The discount rate used to determine the APBO was 7.0% at June 30, 1999 and 7.5% at June 30, 1998. The unrecognized prior service cost resulted from a 1997 plan amendment which extended an employer cost freeze previously effective January 1, 1997, to January 1, 2000, and from a 1999 amendment that changed the benefit eligibility for employees retiring under 65 from age 55 with 20 years of service to the earlier of 1) age 55 with 20 years of service, 2) age 60 with 15 years of service, or 3) age 62 with 10 years of service.

     Under the Company's 401(k) plan, the Company matches employee contributions and may make discretionary contributions based on the Company's performance. Employee contributions are matched to the extent of 40% of the participant's first 3% contributed and 15% of the next 2% contributed. The Company's matching contributions for 1999, 1998 and 1997 were $1,292,942, $1,001,382 and $865,909, respectively. The Company did not make a discretionary contribution in fiscal 1999 or 1998. The Company provided for an additional contribution of $672,136 for 1997.

     The Company has in effect other compensation plans for management and retail store personnel under which current and deferred awards, based principally on operating results, are made. The aggregate charge to operations with respect to these plans approximated $3,273,819 in 1999, and $1,793,045 in 1998 and $2,488,144 in 1997.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ----------------

12.  Income Taxes:
     ------------

  Income tax expense consisted of the following:

                                         1999           1998            1997
                                         ----           ----            ----
Current:
 Federal                             $ 2,035,460      $2,123,899     $5,297,003
 State                                   466,283         567,276      1,130,667
                                     ------------    -----------    ------------

  Total current                        2,501,743       2,691,175      6,427,670

  Deferred federal and state          (3,098,313)        274,611       (392,258)
                                     ------------    -----------    ------------

Total                                $  (596,570)     $2,965,786     $6,035,412
                                     ============    ===========    ============

     The significant differences between the U.S. federal statutory income tax rate and the effective income tax rate are as follows:


                                                       1999      1998      1997
                                                       ----      ----      ----

Statutory federal income tax rate                      35.0%     35.0%     35.0%
Patronage refund deduction                              0.0     (15.6)    (18.2)
State income taxes, net of federal benefit              5.8       3.0       2.1
Other, net                                               .4      (0.6)     (0.9)
                                                      -----     -----     -----

Effective income tax rate                              41.2%     21.8%     18.0%
                                                      =====     =====     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1999 and 1998 are as follows:

                                                        1999            1998
                                                    ------------    ------------
Current deferred tax assets:
 Allowance for doubtful accounts                    $   962,542     $ 1,058,273
 Inventory costs                                      1,314,607         935,034
 Uninsured losses                                     1,410,054         512,983
 Accrued vacation pay                                 3,002,293       2,062,041
 Other, net                                                             421,582
                                                    ------------    ------------

   Net current deferred income tax asset              6,689,496       4,989,913
                                                    ------------    ------------

Noncurrent deferred tax assets (liabilities):
 Deferred compensation                                2,607,410       2,603,258
 Non-qualified patronage refund allocations:
   Issued                                             1,417,560       1,419,261
   Received                                            (980,160)     (1,001,333)
 Property, plant and equipment                       (9,399,969)     (7,933,404)
 Net operating loss carryforward                      2,529,530               0
 Other, net                                             856,264         166,680
                                                    ------------    ------------

   Net noncurrent deferred income tax liability      (2,969,365)     (4,745,538)
                                                    ------------    ------------

Net deferred income tax asset                       $ 3,720,131     $   244,375
                                                    ============    ============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                              -------------------

13.  Commitments and Other Matters:
     -----------------------------

     a.   Leases - Southern States is party to an agreement whereby an
          ------
          investment company (the "Owner") constructed, on land owned by Southern States and leased to the Owner for a 70-year term expiring in 2048, a headquarters building for lease to Southern States. Under the terms of the building lease, Southern States is obligated to pay rent (net of income from the land rental) based upon the cost of the building and executory costs such as insurance, maintenance and property taxes. This operating lease has an initial term of 30 years, expiring in October 2008, and contains options allowing Southern States to renew the lease for two additional five-year periods and to purchase the building, at certain times throughout the lease, at the greater of the building's original cost or its then fair market, value as defined in the lease. Should Southern States not exercise its purchase option by the expiration of the building lease, the Owner has options, exercisable throughout the remaining term of the land lease, to purchase the land at its then fair market value.

          In addition, the Company leases transportation, data processing and other equipment under operating leases expiring generally during the next five years. Rent expense approximated $18,058,165 in 1999, $8,700,650 in 1998 and $8,109,700 in 1997.

          The Company's approximate minimum lease commitments under noncancellable leases, less noncancelable subleases, are as follows:

                                                Office Building
                                           -----------------------
             Year                Equipment     Lease      Sublease     Totals
             ----                ---------     -----      --------     ------

             2000               $11,874,346  $  742,538  $(571,479)  $12,045,405
             2001                 8,090,227     742,538   (594,338)    8,238,427
             2002                 5,594,652     742,538   (618,112)    5,719,078
             2003                 3,647,547     742,538   (208,713)    4,181,372
             2004                 2,296,880     742,538                3,039,418
          Thereafter              2,875,708   3,155,786                6,031,494

     b.   Other Matters - The Company's 1999, 1998 and 1997 consolidated
          -------------
          statement of operations includes a provision in cost of products purchased and marketed and other operating costs of $4,204,456, $872,306, and $477,447, respectively, to cover estimated environmental remediation costs. These costs are offset by recoveries, primarily from state agencies, of certain environmental costs expended in prior periods, of $0, $100,000 and $41,415 in 1999, 1998 and 1997 respectively. The unpaid portion of such costs totaled $3,191,141 and $1,176,147 at June 30, 1999 and 1998, respectively, and is included as a liability in the Company's consolidated balance sheet for the respective years. Amounts accrued do not take into consideration claims for recovery from insurance or state underground storage tank remediation trust funds. When specific amounts within a range cannot be determined, the Company has accrued the minimum amount within that range. The remaining actual environmental remediation liability may be different from management's estimates due to the uncertainty of the extent of pollution, the complexity of laws and government regulations and their interpretation, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery, and the uncertain level of the Company's involvement. As the scope of the Company's environmental contingencies becomes more clearly defined, it is possible that expenditures in excess of those amounts already accrued may be necessary. However, management believes that these overall costs are expected to be incurred over an extended period of time and, as a result, such contingencies are not anticipated to have a material impact on the consolidated financial position or liquidity, but could have a material adverse effect on future annual operating results.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                             --------------------

13.  Commitments and Other Matters, continued:
     -----------------------------

     In early January of 1999, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at one of the Company's past operating sites. Based upon this additional information the Company accrued $3.0 million for the additional estimated cost of remediating this site. These costs are expected to be expended over a twenty-year period with approximately $1.1 million to be expended by December 31, 2000 and the remaining portion spread over the remaining 19 years. Expenditures for the first ten years are for capital equipment and site remediation and expenditures after year ten are expected to be for site monitoring and reporting. The liability accrual and remediation methodology has been developed by a third party environmental consultant and is based on known remediation methodologies and techniques.

     The Company is a defendant in several lawsuits arising in the ordinary course of business. While the outcome of any litigation cannot be predicted with certainty, the Company believes that the ultimate disposition of these matters will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.

     At June 30, 1999 and 1998, commitments for the construction and acquisition of plant and equipment totaled approximately $2.2 million and $7.1 million, respectively.


14.  Fair Value of Financial Instruments:
     -----------------------------------

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Accounts Receivable - The carrying amounts approximate fair
          ----------------------------
          value because of the short maturity of these assets.

          Long-term Investments - Long-term investments, principally in supplier
          ---------------------
          cooperatives, are carried at cost and unpaid qualified written notices of allocation are carried at stated or par value. The Company believes it is not practicable to estimate the fair value of the securities of supplier cooperatives without incurring excessive costs because there is no established market for these securities and it is inappropriate to estimate future cash flows which are largely dependent on future patronage earnings of the supplier cooperatives.

          Accounts Payable and Notes Payable - The carrying amounts approximate
          ----------------------------------
          fair value because of the short maturity of these liabilities.

          Long-term Debt - The fair value of the Company's long-term debt is
          --------------
          estimated based on the discounted cash flow of that debt, using estimated current rates for debt of the same remaining maturities. At June 30, 1999, the estimated fair value of the long-term debt totaling $280,399,234 was $262,474,093. At June 30, 1998, the estimated fair value of the long-term debt totaling $137,874,735 was $134,290,704.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               -----------------

15.  Derivative Financial Instruments:
     --------------------------------

     As part of its' asset/liability management program, the Company utilizes financial derivatives to reduce the Company's sensitivity to interest rate fluctuations. At June 30, 1999, the Company had outstanding seven variable to fixed interest rate swaps with a notional amount of $140,000,000 and fair market value of $1,777,395 with terms ranging from three to seven years. Under terms of these agreements, the company is paying fixed interest rates ranging from 4.930% to 6.420% and receiving a variable rate based on 3-month London Interbank offered rates ("LIBOR") of 5.368% at June 30, 1999. At June 30, 1998, the Company had outstanding four variable to fixed interest rate swaps with a notional amount of $65,000,000 and fair market value of $(1,216,369) with terms ranging from two to five years. Under the terms of these agreements, the Company was paying fixed interest rates ranging from 6.335% to 6.760% and receiving a variable rate based on 3-month LIBOR of 5.719% at June 30, 1998. These interest rate swaps are being used to convert certain floating rate debt to fixed rates. Net receipts or payments under the agreements are being recognized as adjustments to interest expense. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

     The Company uses futures contracts to protect purchase and sales contract prices from directly related fluctuations in the market price of grains and petroleum products. Those futures contracts are commitments to either purchase or sell designated amounts and varieties of grain and petroleum products at a future date, generally not exceeding a period of six months, for a specified price, and may be settled in cash or through delivery. The Company hedges purchases and sales with the sole purpose of eliminating the risk of market price fluctuations. No futures contracts are purchased or sold for purely speculative purposes. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

     Realized and unrealized gains and losses on futures contracts are accounted for on a deferral basis. Net realized gains and losses on open and closed futures contracts, primarily in grain futures, reported in the statement of operations under Cost of products purchased and marketed were net gains of $1,210,383, $1,016,672 and $2,417,602 for 1999, 1998 and 1997 respectively.
     Since these net realized gains were the result of hedging transactions, they were substantially offset by net losses realized on cash transactions. New crop grain futures are futures contracts to hedge fixed purchase price commitments with grain producers to purchase set volumes of grain at set prices with set delivery dates. Deferred gains on open and closed new crop grain futures reported in the balance sheet under accrued expenses were $543,343 and $274,802 for 1999 and 1998, respectively. Deferred losses on open and closed new crop grain futures reported in the balance sheet under other assets were $830,390 and $1,144,721 for 1999 and 1998, respectively.

     At June 30, 1999 the Company's open and closed new crop grain futures were as follows:


                                                                         Weighted Average
                                Bushels         Contract Amount            Price/Bushel                 Terms
                                -------         ---------------            ------------                 -----
Corn                             1,955,000              $4,513,688                   $2.2625           Dec. 99
                                    70,000              $  164,850                   $2.3550           Mar. 00
Soybeans                           215,000              $  990,613                   $4.6075           Nov. 99
Corn (for wheat)                   195,000              $  411,938                   $2.1125           Jul. 99
                                 ---------              ----------                   -------
Total                            2,475,000              $6,081,088                   $2.4570

     The carrying value for these contracts at June 30, 1999 was an unrealized gain of $274,205, which was substantially hedged or offset by an unrealized loss of approximately the same amount on the matching open forward purchase commitments to acquire grains.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------

16.  Supplemental Disclosures of Cash Flow Information:
     -------------------------------------------------

     The components of cash provided by current assets and liabilities, net of the effect of balances acquired from the acquisition of the Gold Kist Inputs Business on October 13, 1998 and MLE on April 1, 1998, follow:

                                     1999             1998             1997
                                     ----             ----             ----

 Receivables                     $ 61,950,915     $ 27,870,279      $(3,475,635)
 Inventories                       (4,776,701)      (6,476,370)      (7,664,598)
 Prepaid expenses                   1,492,252       (1,173,102)         840,253
 Accounts payable                  65,855,438      (29,534,741)       6,738,389
 Accrued expenses                   8,138,855       20,838,166        1,335,287
 Other, net                        (2,950,408)      (1,246,395)      (1,226,876)
                                --------------    -------------    -------------

                                 $129,710,351     $ 10,277,837      $(3,453,180)
                                ==============    =============    =============

     Cash payments for interest were $20,758,285, $17,145,980 and $15,316,454 for 1999, 1998 and 1997, respectively. Cash payments for income taxes were $2,719,806, 2,533,809 and $6,463,517 for 1999, 1998 and 1997, respectively.

     During fiscal 1999, non-cash transactions included the assumption of liabilities totaling $9,793,404. During fiscal 1998, non-cash transactions included the assumption of patronage refund allocations from Michigan Livestock Exchange ("MLE") totaling $2,683,000.

17.  Merger:
     ------

     On April 1, 1998, Southern States completed a merger with MLE Marketing, a livestock marketing cooperative headquartered in East Lansing, Michigan. MLE operates livestock dealer and auction markets in Indiana, Kentucky, Michigan and Ohio. The merger constituted a tax-free reorganization and has been accounted for using the purchase method under Accounting Principles Board Opinion No. 16 ("APB 16"). The acquisition of MLE was completed for approximately $3.5 million. In that connection, the Company issued 60,664 shares (par value $60,664) of its common stock to the former members of MLE and assumed patronage refund allocations issued in prior years to MLE members in the amount of $2,683,000. Pro forma results of operations for the year ended June 30, 1998 as if the acquisition of MLE occurred as of the beginning of the respective period is not presented, as the effect is not material.

     The fair value of the assets acquired and liabilities assumed is summarized as follows (in thousands):

                Current assets                                       $ 23,290
                Investments                                            10,352
                Property, plant and equipment                           7,680
                Other non-current assets                                4,389
                Current liabilities                                   (33,251)
                Long-term liabilities                                  (8,963)
                                                                     --------

                                                                     $  3,497
                                                                     ========

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                             --------------------


18.  Acquisition of Gold Kist Inputs Business:
     ----------------------------------------

     On October 13, 1998, the Company purchased the Gold Kist Inputs Business of Gold Kist Inc. ("Gold Kist"), a Georgia cooperative marketing association. The net assets purchased included certain inventory, real property, personal property, and certain accounts receivable, other assets, and certain liabilities. The initial estimated net purchase price of $218 million, (net of liabilities assumed of approximately $21.5 million and subject to a final purchase price adjustment) was financed utilizing a bridge loan facility. This acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated to inventory, accounts receivable and property plant and equipment based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated statement of operations since the date of acquisition.

     In connection with the purchase transaction, the Company delivered to Gold Kist a post-closing statement of net asset value (the "Post-Closing Valuation") prepared pursuant to the terms of the purchase agreement (the "Agreement"). The final purchase price as determined by the Company pursuant to the adjusted Post-Closing Valuation was approximately $198 million compared to an initial estimated purchase price (after deducting the $10 million hold back provided for in the Agreement) of $218 million. Taking into account certain agreed upon adjustments, the Company's Post-Closing Valuation resulted in a repayment by Gold Kist to the Company of approximately $21 million on September 3, 1999, with interest from the closing date. The difference between the initial estimated purchase price as determined by the pre-closing valuation and the Company's determination of the final purchase price as shown by the adjusted Post-Closing Valuation was principally due to the Company not purchasing certain accounts receivable that were included in the initial purchase price.

     The following unaudited pro forma consolidated results of operations assumes that the purchase of Gold Kist had occurred at the beginning of each respective year. The unaudited pro forma consolidated results are presented for informational purposes only and do not purport to be indicative of the Company's future consolidated results of operations.

                                   Year Ended           Year Ended
                                  June 30,1999         June 30,1998
                                  ------------         ------------

   Revenues                      $1,457,867,492       $1,603,828,518
                                 ==============       ==============

   Loss on operations            $   (5,217,846)      $   (3,161,249)
                                 ==============       ==============

   Net loss                      $   (8,108,864)      $     (544,363)
                                 ==============       ==============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                              -------------------


19.  Quarterly Results of Operations:
     -------------------------------

     The Company's unaudited quarterly results of operations were as follows:

                                                 Fiscal 1999 Quarters

                                                September 30        December 31        March 31          June 30
                                                ------------        -----------        --------          -------

 Sales and other operating revenue                $210,892,909      $227,216,075      $413,901,376     $514,349,132

 Gross margin                                       34,970,645        55,436,515        72,705,734       88,464,073

 Net (loss) savings                                 (8,081,367)       (7,510,864)        2,663,564       10,853,902



                                                Fiscal 1998 Quarters

                                                September 30        December 31        March 31          June 30
                                                ------------        -----------        --------          -------

 Sales and other operating revenue                $234,836,414      $244,613,823      $282,240,987     $361,595,294

 Gross margin                                       34,115,913        39,788,781        52,918,937       65,026,964

 Net (loss) savings                                 (5,501,643)       (2,029,222)        7,885,182       10,312,321

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                              -----------------

20.  Segment Information:
     -------------------

     The Company has six reporting segments or divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. The crops segment procures, manufactures, processes and distributes fertilizer, seed and crop protection products. The feed segment procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. The petroleum segment distributes all grades of gasoline, kerosene, fuel oil, propane and other related petroleum products. The retail farm supply segment distributes agricultural supplies through approximately 300 Company owned and managed member cooperatives. The farm and home segment distributes farm and home products through wholesale and retail centers. The marketing segment purchases corn, soybean, wheat, barley and livestock from its members and markets these products.

     The Company evaluates performance based upon operating profit or loss. Interest expense is allocated to each of the segment assets employed and excluding the allocation of general overhead. The Company accounts for intersegment sales at current market prices.

     The following table presents information about the Company's reported segment profit and segment assets as well as the reconciliation of reportable segment revenues, operating profit and assets to the Company's consolidated totals.

1999                                                                                 Retail            Farm
                                      Crops            Feed         Petroleum      Farm Supply        and Home       Marketing
                                   ------------    ------------    ------------    ------------     ------------    -----------
Revenues from external customers   $193,745,243    $181,287,240    $165,645,121    $532,287,286     $209,563,533    $79,637,454
Intersegment revenues               285,085,607      70,473,727      13,663,909              --       51,301,878      6,871,948
Interest expense                      4,175,956       2,676,378       1,218,823      11,747,410        3,046,888      1,220,555
Depreciation and amortization         1,821,066       2,984,380       1,985,752       9,080,996        2,011,605      1,371,066
Profit                               12,422,440      11,825,694           5,867        (518,604)       8,326,288       (380,799)
Assets                              119,567,826      47,542,388      36,378,354     197,754,505       69,022,499     46,421,387
Capital expenditures                  3,774,689       3,695,269          35,209      21,574,003          345,728      2,354,457

1999
                                      Other             Total
                                   ------------     --------------

Revenues from external customers     $4,193,615     $1,366,359,492
Intersegment revenues                   794,754        428,191,823
Interest expense                      4,327,119         28,413,129
Depreciation and amortization         3,139,151         22,394,016
Profit                               (1,169,078)        30,511,808
Assets                              166,923,095        683,610,054
Capital expenditures                 14,824,577         46,603,932

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                ---------------

1998                                                                                  Retail            Farm
                                    Crops            Feed           Petroleum       Farm Supply       and Home        Marketing
                                 ------------    -------------    -------------    -------------    ------------    -------------
Revenues from external customers    $154,825,265    $145,581,994     $193,097,559     $336,259,693     $196,116,317    $ 94,516,837
Intersegment revenues                156,898,258      62,314,122       17,555,622               --       40,404,007       8,876,637
Interest expense                       2,461,380       1,805,800        1,488,294        6,570,858        2,965,678        (191,898)
Depreciation and amortization          1,315,274       2,107,916        2,057,166        6,594,762        1,844,868         910,256
Profit                                16,865,664       6,120,676        1,650,180        4,855,530        5,966,802       1,781,884
Assets                                55,508,563      34,270,787       35,634,480      104,946,956       69,168,805      51,698,503
Capital expenditures                   1,102,859       3,046,937        2,499,106       14,372,371        2,380,587         820,786

                                         Other            Total
                                     -------------    --------------

Revenues from external customers    $  2,888,853     $1,123,286,518
Intersegment revenues                    711,122        286,759,768
Interest expense                       1,759,261         16,859,373
Depreciation and amortization          2,781,630         17,611,872
Profit                                  (526,980)        36,713,756
Assets                               111,068,346        462,296,440
Capital expenditures                   9,682,022         33,904,668

1997                                                                                  Retail            Farm
                                    Crops            Feed           Petroleum       Farm Supply       and Home        Marketing
                                 ------------    -------------    -------------    -------------    ------------    -------------
Revenues from external customers    $160,448,334    $161,939,799     $250,260,067     $336,043,632     $188,425,641    $116,211,167
Intersegment revenues                152,832,784      65,124,073       21,514,906               --       40,531,928      20,572,748
Interest expense                       1,911,693       1,711,774        1,078,107        6,376,174        2,963,301           1,989
Depreciation and amortization          1,253,195       2,118,456        1,946,686        6,220,394        1,721,362         756,392
Profit                                26,609,406       6,301,755        7,106,830        5,854,165        7,172,649       3,585,102
Assets                                50,852,032      32,269,622       36,414,775      106,164,547       64,464,842      15,487,755
Capital expenditures                   1,363,892       2,481,491        2,280,690        7,368,498        1,947,395       1,104,470

                                         Other            Total
                                     -------------    --------------

Revenues from external customers    $  2,771,115     $1,216,099,755
Intersegment revenues                    781,968        301,358,407
Interest expense                       1,522,485         15,565,523
Depreciation and amortization          2,581,947         16,598,432
Profit                                  (197,898)        56,432,009
Assets                               103,506,540        409,160,113
Capital expenditures                   3,398,142         19,944,578

     The following is a reconciliation of reportable segment profit to the Company's consolidated totals.

                                                         1999             1998             1997
Total profit for reportable segments             $ 30,511,808     $ 36,713,756     $ 56,432,009
General corporate overhead                        (31,961,458)     (23,143,300)     (22,930,523)
                                                 ------------     ------------     ------------
(Loss) savings before income taxes and
 undistributed (loss) earnings in Statesman
 Financial Corporation                           $ (1,449,650)    $ 13,570,456     $ 33,501,486
                                                 ============     ============     ============

                          Independent Auditors' Report

The Board of Directors
Gold Kist Inc.:
Southern States Cooperative, Incorporated:

     We have audited the accompanying statements of operations and cash flows of the Inputs Business (as defined in Note 1) of Gold Kist Inc. and subsidiaries (the "Company") for each of the years in the two-year period ended June 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements of the Company's Inputs Business to be sold to Southern States Cooperative, Inc. were prepared pursuant to the Asset Purchase Agreement described in Note 1, and are not intended to be a complete presentation of the Inputs Business's results of operations and cash flows as if the Inputs Business had operated as a stand-alone company.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of the Inputs Business of Gold Kist Inc. and subsidiaries for each of the years in the two-year period ended June 27, 1998, pursuant to the Asset Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                     KPMG LLP


Atlanta, Georgia
August 26, 1998

                        INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF OPERATIONS
                             (Amounts in Thousands)

                                                                 Years Ended
                                                      -------------------------------
                                                        June 28, 1997   June 27, 1998
                                                        --------------  --------------

Net sales.............................................       $488,409        $480,542
Cost of sales.........................................        389,798         393,711
                                                             --------        --------
    Gross margin......................................         98,611          86,831
Distribution, administrative and general expenses.....         98,456         105,291
                                                             --------        --------
    Net operating margin (loss).......................            155         (18,460)
                                                             --------        --------
Other income (deductions):............................
    Interest income...................................          8,448          10,041
    Interest expense..................................        (11,282)        (12,675)
    Miscellaneous, net................................             88           1,169
                                                             --------        --------
        Total other deductions........................         (2,746)         (1,465)
                                                             --------        --------
    Loss before income taxes..........................         (2,591)        (19,925)
Income tax benefit (note 6)...........................            972           7,576
                                                             --------        --------
    Net loss..........................................       $ (1,619)       $(12,349)
                                                             ========        ========

                 See accompanying notes to financial statements.

                        INPUTS BUSINESS OF GOLD KIST INC.

                            STATEMENTS OF CASH FLOWS

                             (Amounts in Thousands)

                                                                       Years Ended
                                                              -----------------------------
                                                              June 28, 1997   June 27, 1998
                                                              --------------  --------------
Cash flows from operating activities:
Net loss.....................................................        $(1,619)       $(12,349)
Non-cash items included in net loss:
   Depreciation and amortization.............................          6,186           6,188
   Allowance for doubtful accounts...........................          2,282           5,773
   Gains on sales of assets..................................            (23)           (475)
   Equity in loss of limited liability corporation...........             --             481
   Other.....................................................            (82)            (34)
Changes in operating assets and liabilities:
   Receivables...............................................          2,831          (8,334)
   Crop notes receivable.....................................         (8,479)        (10,746)
   Inventories...............................................         (1,678)         (7,623)
   Other current assets......................................            447             564
   Accounts payable and accrued expenses.....................          4,909           9,166
                                                                     -------        --------

      Net cash provided by (used in) operating activities....          4,774         (17,389)
                                                                     -------        --------

Cash flows from investing activities:
   Acquisitions of investments...............................             --          (1,673)
   Acquisitions of property, plant and equipment.............         (9,375)         (4,729)
   Proceeds from disposals of property, plant and equipment..            404             871
   Other.....................................................           (101)           (367)
                                                                     -------        --------

      Net cash used in investing activities..................         (9,072)         (5,898)
                                                                     -------        --------

Cash flows from financing activities:
   Principal payments of long-term debt......................           (270)           (232)
   Net transfers form Gold Kist Inc..........................          4,568          23,519
                                                                     -------        --------
      Net cash provided by financing activities..............          4,298          23,287
                                                                     -------        --------
      Net change in cash and cash equivalents................             --              --

Cash and cash equivalents at beginning of year...............             --              --
                                                                     -------        --------

Cash and cash equivalents at end of year.....................        $    --        $     --
                                                                     =======        ========

Supplemental disclosure of cash flow data:
Cash paid during the years for:
   Interest paid to third parties............................        $   510        $    468
                                                                     =======        ========
   Income taxes (note 6).....................................        $    --        $     --
                                                                     =======        ========

                 See accompanying notes to financial statements.

                        INPUTS BUSINESS OF GOLD KIST INC.

                          NOTES TO FINANCIAL STATEMENTS

                         June 28, 1997 and June 27, 1998

                          (Dollar Amounts in Thousands)


(1)  Basis of Presentation

     Gold Kist Inc. ("Gold Kist" or "Company") and Southern States Cooperative, Incorporated ("Southern States") have entered into an Asset Purchase Agreement (the "Agreement"), dated as of July 23, 1998, pursuant to which the Company has agreed to sell and assign, and Southern States has agreed to purchase and assume, the assets and certain of the liabilities of the Company's agricultural inputs business. The affected assets include substantially all of the assets of the Company's Agri-Services segment, as well as certain crop notes receivable of AgraTrade Financing, Inc., the Company's wholly-owned finance subsidiary (such businesses and certain other assets to be acquired are referred to as the "Inputs Business"). The Agri-Services segment purchases, manufactures and processes fertilizers, agricultural chemicals, seeds, pet foods, feed and animal health products and other farm supply items for distribution and sale at wholesale and retail. Additionally, the segment serves as a contract procurement agent for and storer of farm commodities such as soybeans, grain and peanuts and is engaged in cotton processing and storage.

     The financial statements are not intended to be a complete presentation of the results of operations and cash flows as if the Inputs Business had operated as a stand-alone company. Intercompany transactions within the Inputs Business have been eliminated. The accompanying financial statements present the results of operations and cash flows of the Inputs Business, based upon the structure of the transaction as described in the Agreement. The transaction as set forth in the Agreement is hereinafter referred to as the Acquisition.

     Gold Kist provides various services to the Inputs Business including, but not limited to, facilities management, information systems processing, corporate protection and risk management, payroll and employee benefits administration, auditing and financial reporting, credit, engineering, and government and public relations services. Gold Kist allocates these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among Gold Kist's businesses on the basis of their respective assets, revenues, headcount, or other measures. In the opinion of management of Gold Kist, these methods of allocated costs are reasonable. These expenses totaled $5.8 million and $5.4 million in 1997 and 1998, respectively.

     The Inputs Business has been financed by operating cash flow and advances from Gold Kist. Gold Kist has allocated interest expense to the Inputs Business based upon net operating assets employed at interest rates that approximate market. Interest expense charged to the Inputs Business for 1997 and 1998 was $10.8 million and $12.2 million, respectively.

     Sales of animal feeds from the Inputs Business to Gold Kist approximated $5.4 million in 1997 and $6.0 million in 1998. The Inputs Business recorded cotton procurement commission revenue from Gold Kist of $95 for 1998. These amounts have been included in the statements of operations.

     The Inputs Business participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Gold Kist.

     Significant accounting policies are designated below as an integral part of the notes to financial statements to which the policies relate.

                        INPUTS BUSINESS OF GOLD KIST INC.

                          NOTES TO FINANCIAL STATEMENTS

                         June 28, 1997 and June 27, 1998

                          (Dollar Amounts in Thousands)


     (a)  Fiscal Year

          Gold Kist employs a 52/53 week fiscal year. The financial statements for 1997 and 1998 reflect 52 weeks.

     (b)  Use of Estimates

          Management of Gold Kist has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

     (c)  Depreciation

          Depreciation of plant and equipment is calculated by the straight-line method over the estimated useful lives of the respective assets (buildings and improvement--10 to 25 years, machinery and equipment--4 to 10 years).

     (d)  Goodwill

          In 1997, Gold Kist acquired a cotton gin at Morven, Georgia that is included in the Inputs Business. The cash purchase price totaled $1.7 million. Of this amount, $423 of goodwill was recorded to reflect the excess of cash prices for these businesses over the fair values of their net assets. The goodwill for this acquisition is being amortized on a straight-line basis over a 15 year period.

(2)  Crop Notes Receivable

     The Inputs Business issues crop notes receivables to farmers and third party agricultural inputs dealers which are generally secured by crop liens and bear interest at variable rates based on the prime lending rate. The increase in the bad debts provision on crop notes receivable for the year ended June 27, 1998 reflects the increase in the age of outstanding crop notes and a deterioration in the credit quality of specific crop notes. These factors were primarily the result of poor crop yields and low farm commodity prices during 1998. An allowance for doubtful notes has been recorded, the activity of which is summarized as follows:

                                                  Years Ended
                                        ------------------------------
                                        June 28, 1997   June 27, 1998
                                        --------------  --------------
  Allowance for doubtful notes -
       beginning of the fiscal year...        $ 2,193         $ 2,706

  Bad debts provisions on crop
        notes receivable..............          1,528           6,798

  Write-off of crop notes receivable..         (1,015)         (2,688)
                                              -------         -------

  Allowance for doubtful notes -
       end of the fiscal year.........        $ 2,706         $ 6,816
                                              =======         =======

                        INPUTS BUSINESS OF GOLD KIST INC.

                          NOTES TO FINANCIAL STATEMENTS

                         June 28, 1997 and June 27, 1998

                          (Dollar Amounts in Thousands)

(3)  Futures and Options Transactions

     Gold Kist on behalf of the Inputs Business engages in commodity futures and options transactions to manage the risk of adverse price fluctuations with regard to its animal feed ingredient purchases. Gains and losses on futures contracts are recognized when closed. Option contracts are valued at fair market value. Gains or losses on futures and options transactions are included as a part of product cost. Cost of sales for the fiscal years ended June 28, 1997 and June 27, 1998 include losses on futures and options transactions of $465 thousand and $4.1 million, respectively.

(4)  Investments

     At June 27, 1998, Gold Kist had a $28.8 million investment in CF Industries, Inc., a major fertilizer cooperative, that is not included in the acquisition. The Inputs Business Statements of Operations include patronage refunds from CF Industries, Inc. of $10.1 million and $3.7 million, respectively, for 1997 and 1998. These patronage refunds are reflected as a reduction in cost of sales.

(5)  Rent Expense

     Total rental expense on operating leases was $12.4 million and $12.0 million in 1997 and 1998, respectively.

(6)  Income Taxes

     The operations of the Inputs Business are included in the consolidated income tax returns of Gold Kist. All income tax payments are made by Gold Kist and are not allocated to the Inputs Business. Pursuant to the Agreement, Gold Kist will retain all income tax liabilities and rights to all tax refunds relating to operations prior to the closing date of the acquisition. The statements of operations reflect management's estimates of income tax benefit using effective federal and state statutory rates as if the Inputs Business was operated as a stand-alone company. As Gold Kist manages its tax position on a consolidated basis, which takes into account the results of all of its operations, the Inputs Business's effective tax rate could vary in the future from that reported in the accompanying statements of operations. The Inputs Business's future effective tax rate will largely depend on Southern States' structure and tax strategies.

     The components of the income tax benefit were as follows:

                                               June 28, 1997   June 27, 1998
                                               --------------  --------------
Current:
--------
     Federal                                           $(222)        $(5,007)
     State                                               (12)           (698)
                                                       -----         -------
                                                        (234)         (5,705)
                                                       -----         -------
Deferred:
---------
     Federal                                            (671)         (1,701)
     State                                               (67)           (170)
                                                       -----         -------
                                                        (738)         (1,871)
                                                       -----         -------
                                                       $(972)        $(7,576)
                                                       =====         =======

     The effective tax rates were different from the United States statutory rates for the reasons set forth below:

                                               June 28, 1997   June 27, 1998
                                               --------------  --------------

Computed expected income tax benefit                   $(881)        $(6,974)
Effect of state income taxes                              (8)           (433)
Other                                                    (83)           (169)
                                                       -----         -------
                                                       $(972)        $(7,576)
                                                       =====         =======

                        INPUTS BUSINESS OF GOLD KIST INC.

                          NOTES TO FINANCIAL STATEMENTS

                         June 28, 1997 and June 27, 1998

                          (Dollar Amounts in Thousands)


(7)  Profit Sharing and Retirement Plans

     The Inputs Business participates in various incentive plans provided by Gold Kist for its employees, including a voluntary profit sharing and investment plan, as well as an annual incentive plan for key employees. The Inputs Business also participates in Gold Kist's two noncontributory defined benefit pension plans, as well as a retiree health care benefit plan. All obligations and liabilities of these plans associated with Inputs Business will be retained by Gold Kist.

     The costs of these plans have been allocated by Gold Kist to the Inputs business based upon either plan participation, unit profitability or relative payroll costs. Total benefit plan costs charged to the Inputs Business operations were $1.5 million for 1997 and $1.1 million for 1998.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                   as of December 31, 1999 and June 30, 1999

                               ----------------

                                                 December 31,
                                                     1999
                      ASSETS                     (Unaudited)        June 30, 1999
                                                --------------      -------------

Current assets:
    Cash and cash equivalents                    $ 40,046,593        $ 18,742,408
    Receivables, net                               69,793,161         117,375,357
    Inventories                                   240,768,190         213,141,319
    Prepaid expenses                               11,574,457           7,241,450
    Deferred income taxes                           6,610,490           6,689,496
    Deferred charges                                  258,329             840,022
                                                 ------------        ------------

      Total current assets                        369,051,220         364,030,052
                                                 ------------        ------------

 Investments and other assets:
    Investments:
      Statesman Financial Corporation              23,552,999          23,651,051
      Michigan Livestock Credit Corporation        12,535,110          12,718,722
      Other companies (principally cooperatives)   83,065,066          78,416,407
    Receivables                                     1,415,989           1,544,553
    Other assets                                   10,008,404          12,269,263
                                                 ------------        ------------

      Total investments and other assets          130,577,568         128,599,996
                                                 ------------        ------------

Property, plant and equipment                     396,121,000         378,196,657
    Less accumulated depreciation                 198,476,318         189,079,016
                                                 ------------        ------------

      Property, plant and equipment, net          197,644,682         189,117,641
                                                 ------------        ------------

                                                 $697,273,470        $681,747,689
                                                 ============        ============

         See accompanying notes to consolidated financial statements.

            SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEET
                     as of December 31, 1999 and June 30, 1999

                            ----------------------

                                                   December 31,
         LIABILITIES AND STOCKHOLDERS' AND             1999
                  PATRONS' EQUITY                  (Unaudited)        June 30, 1999
                                                  --------------      -------------

Current liabilities:
   Short-term notes payable                        $  2,800,000        $  5,600,000
   Current maturities of long-term debt               3,838,541           3,836,938
   Accounts payable                                 157,639,853         138,486,921
   Accrued expenses:
     Environmental remediation                        1,533,462             972,477
     Payrolls, employee benefits, related taxes
       and other                                     42,554,190          39,801,159
   Accrued income taxes                                       -           2,050,129
   Dividends payable                                  1,231,857             380,106
   Advances from managed member cooperatives         21,795,359          19,395,311
                                                ---------------       -------------

       Total current liabilities                    231,393,262         210,523,041
                                                ---------------       -------------

Long-term debt
   Bridge loan facility                                                 100,000,000
   Long-term debt                                   183,827,179         176,562,296
                                                ---------------       -------------

       Total long term debt                         183,827,179         276,562,296
                                                ---------------       -------------

Other noncurrent liabilities:
   Employee benefits                                  7,349,164           7,070,509
   Deferred income taxes                              2,814,045           2,969,365
   Environmental remediation                          1,848,564           2,218,664
   Miscellaneous                                      4,847,148           4,538,213
                                                ---------------       -------------

       Total other noncurrent liabilities            16,858,921          16,796,751
                                                ---------------       -------------

Capital Securities, Series A                         59,405,000

Redeemable preferred stock                            2,114,100           2,114,100

Stockholders' and patrons' equity:
   Capital stock:
     Preferred                                       41,449,500           1,485,000
     Common - $1 par value; 12,116,877 and
       12,147,082 shares outstanding at
       December 31, 1999 and June 30, 1999,
       respectively                                  12,116,877          12,147,082
                                                ---------------       -------------

       Total stockholders' equity                    53,566,377          13,632,082

   Patrons' equity                                  150,108,631         162,119,419
                                                ---------------       -------------

       Total stockholders' and patrons' equity      203,675,008         175,751,501
                                                ---------------       -------------

                                                   $697,273,470        $681,747,689
                                                   ============        ============

         See accompanying notes to consolidated financial statements.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
              for the six months ended December 31, 1999 and 1998

                                  (Unaudited)

                           ------------------------
                                                                           Six Months Ended
                                                                             December 31,
                                                                           ----------------

                                                                    1999               1998
                                                                    ----               ----
Sales and other operating revenue:
   Net purchases by patrons                                 $547,032,752       $438,108,984
   Net marketing for patrons                                  38,948,249         42,773,380
   Other operating revenue                                     1,433,810          2,092,136
                                                       -----------------    ---------------

                                                             587,414,811        482,974,500

Cost of products purchased and marketed and other
 operating costs                                             470,012,491        392,567,340
                                                       -----------------    ---------------

                  Gross margin                               117,402,320         90,407,160

Selling, general and administrative expenses                 128,153,470        108,578,082
                                                       -----------------    ---------------

                  Loss on operations                         (10,751,150)       (18,170,922)
                                                       -----------------    ---------------

Other deductions (income):
   Interest expense                                           16,292,760         13,356,897
   Interest income and service charges                        (7,373,532)        (6,874,400)
   Miscellaneous income, net                                  (2,602,156)        (3,742,750)
                                                       -----------------    ---------------

                                                               6,317,072          2,739,747
                                                       -----------------    ---------------
                  Loss before distribution on
                  Capital Securities, Series A, income
                  tax benefit, undistributed loss in
                  Statesman Financial Corporation and
                  cumulative effect of change in
                  accounting method                          (17,068,222)       (20,910,669)

Distributions on Capital Securities, Series A                 (1,200,000)

                  Loss before income tax benefit,
                  undistributed loss in Statesman
                  Financial Corporation and cumulative
                  effect of change in accounting method      (18,268,222)       (20,910,669)

Income tax benefit                                            (7,151,364)        (5,494,473)
                                                       -----------------    ---------------

                  Loss before undistributed loss in
                  Statesman Financial Corporation and
                  cumulative effect of change in             (11,116,858)       (15,416,196)
                  accounting method

Undistributed loss of Statesman Financial Corporation,
   net of income taxes                                          (252,322)          (176,035)

Cumulative effect of change in accounting method               1,589,996
                                                       -----------------    ---------------

                  Net loss                                  $ (9,779,184)      $(15,592,231)
                                                            ============       ============

         See accompanying notes to consolidated financial statements.

                SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF PATRONS' EQUITY
                        as of  December 31, 1999 and June 30, 1999

                                    -----------------

                                                          December 31,
                                                              1999
                                                          (Unaudited)        June 30, 1999
                                                         --------------      --------------

Patronage refund allocations:
   Balance, beginning of year                             $ 67,844,199        $ 68,151,124
   Adjustments to prior year's allocation                                           74,627
   Redemptions                                                (529,934)           (381,552)
                                                          ------------        ------------

     Balance, end of quarter                                67,314,265          67,844,199
                                                          ------------        ------------

Operating capital:
   Balance, beginning of year                               94,275,220          97,441,238
   Net loss from operations                                 (9,779,184)         (2,074,765)
   Adjustments to prior year's estimated patronage refunds,
     net of income taxes                                                           (71,790)
   Dividends on capital stock declared:
     Preferred                                                (888,485)           (278,419)
     Common, $.06 per share                                                       (729,551)
   Stock issuance costs                                       (800,000)
   Other reductions                                            (13,185)            (11,493)
                                                          ------------        ------------

     Balance, end of period                                 82,794,366          94,275,220
                                                          ------------        ------------

       Total patrons' equity                              $150,108,631        $162,119,419
                                                          ============        ============

         See accompanying notes to consolidated financial statements.

                 SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            CONSOLIDATED STATEMENT OF CASH FLOWS
                    for the six months ended December 31, 1999 and 1998

                                        (Unaudited)

                                     -----------------
                                                                   Six Months Ended
                                                                     December 31,
                                                                   ----------------

                                                                 1999              1998
                                                                 ----              ----

Operating activities:
   Net loss                                                 $  (9,779,184)    $ (15,592,231)
   Adjustments to reconcile net loss to cash (used)
       provided by operating activities:
     Depreciation and amortization                             12,591,896        10,374,180
     Deferred income taxes                                        (76,314)       (2,927,628)
     Gain on sale of property and equipment                    (1,064,141)          228,536
     Undistributed (earnings) loss of insurance exchange
       and joint ventures                                      (4,597,925)          242,469
     Undistributed loss of Statesman Finance Company, net
     of tax                                                       252,322           176,035
     Noncash patronage refunds received                           (60,524)           (2,529)
     Redemption of noncash patronage refunds received               1,609            86,124
     Cash provided by current assets and liabilities           19,024,386        98,163,918
                                                             ------------      ------------

       Cash provided in operating activities                   16,292,125        90,748,874
                                                             ------------      ------------

Investing activities:
   Additions to property, plant and equipment                 (20,161,506)      (24,529,052)
   Proceeds from disposal of property, plant and equipment      2,817,279           626,112
   Additional investments in other companies                       (5,000)       (3,441,670)
   Net cash paid for acquisition                                               (203,105,507)
   Proceeds from purchase price adjustment                     19,927,176                 -
                                                             ------------      ------------

       Cash provided (used) in investing activities             2,577,949      (230,450,117)
                                                             ------------      ------------

Financing activities:
   Net decrease in short-term notes payable                    (2,800,000)       (4,700,000)
   Proceeds from bridge loan facility                                           218,313,467
   Proceeds from long-term debt                               467,051,336         7,000,000
   Repayment of long-term debt, including bridge loan
     facility                                                (559,784,850)      (40,794,205)
   Proceeds from sale of Capital Securities, Series A          59,400,000
   Proceeds from sale of preferred stock                       39,200,000
   Dividends on capital stock paid                                (36,734)
   Patronage refunds paid in cash                                                  (575,650)
   Net redemption of stockholders' and patrons' equity           (595,641)         (293,447)
                                                          ---------------------------------

       Cash provided in financing activities                    2,434,111       178,950,165
                                                          ---------------------------------

       Increase in cash and cash equivalents                   21,304,185        39,248,922

Balance at beginning of year                                   18,742,408        15,352,446
                                                          ---------------------------------

       Balance at end of period                             $  40,046,593     $  54,601,368
                                                            =============     =============


         See accompanying notes to consolidated financial statements.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                                ---------------


1.   Basis of Presentation
     ---------------------

     In the opinion of management, the accompanying unaudited consolidated financial statements of Southern States Cooperative, Inc. ("Southern States") and its wholly owned subsidiaries (collectively the "Company") contain all adjustments necessary to present fairly, in all material respects, the Company's consolidated financial position as of December 31, 1999 and the consolidated results of operations and cash flows for the six month periods ended December 31, 1999 and 1998. All adjustments are of a normal, recurring nature. These financial statements should be read in conjunction with the June 30, 1999 consolidated financial statements and notes thereto included herein. The results of operations for the six months ended December 31, 1999 and 1998 are not indicative of the results to be expected for the full year as the farming industry is very cyclical.

     On October 13, 1998, the Company purchased the agricultural farm supply inputs business ("Inputs Business") of Gold Kist Inc. (the "Gold Kist Inputs Business"), a Georgia marketing cooperative. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated results of operations since the date of acquisition (See
     Note 7).

     Certain amounts in the accompanying unaudited consolidated financial statements for the six month period December 31, 1998 have been reclassified to conform to the current presentation.

2.   Inventory
     ---------

     Inventories at December 31, 1999 and June 30, 1999 consisted of the following:

                                              December 31, 1999    June 30, 1999
                                              -----------------    -------------
Finished goods:
   Purchased for resale                            $204,921,630     $183,115,888
   Manufactured                                       6,532,989        5,902,728
                                                   ------------     ------------
                                                    211,454,619      189,018,616
Materials and Supplies                               29,313,571       24,122,703
                                                   ------------     ------------
   Totals                                          $240,768,190     $213,141,319
                                                   ============     ============

3.   Other Information
     -----------------

     The Company is a defendant in several lawsuits arising in the ordinary course of business. While the outcome of any litigation cannot be predicted with certainty, the Company believes that the ultimate disposition of these matters will not have a material adverse effect on its consolidated financial position or results of operations.

     The Company's accrued environmental costs represents the cost to cover estimated environmental remediation costs. The remaining actual environmental remediation liability may be different from management's estimates due to uncertainty of the extent of the pollution, the complexity of laws and government regulations and their interpretation, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery, and the uncertain level of the Company's involvement.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                                --------------

     In February of 2000, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at four of the Company's operating sites. Based upon this additional information the Company accrued $1.2 million for the additional estimated cost of remediating these sites. These costs are expected to be expended over a five-year period with approximately $538,000 to be expended by December 31, 2000 and the remaining portion spread over the remaining four years.

     Because the events that resulted in the additional accrual occurred prior to closing the period ended December 31, 1999, the accrued amounts are reflected in the financial statements for that period.

     In early January of 1999, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at one of the Company's past operating sites. Based upon this additional information the Company accrued $3.0 million for the additional estimated cost of remediating this site. These costs are expected to be expended over a ten-year period with approximately $1.1 million to be expended by December 31, 2000 and the remaining portion spread over the remaining 9 years. Expenditures for the first five years are for capital equipment and site remediation and expenditures after year five are expected to be for site monitoring and reporting.

4.   Supplemental Disclosures of Cash Flow Information
     -------------------------------------------------

     The components of cash provided by (used in) current assets and liabilities:

                         2000           1999
                         -----          ----

Receivables         $ 27,812,928   $ 35,404,580
Inventories          (27,626,871)   (36,901,730)
Prepaid expenses      (4,333,007)      (603,851)
Accounts payable      21,552,985     88,465,853
Accrued expenses       1,481,371     12,721,830
Other, net               136,980       (953,688)
                    ------------   ------------
                     $19,024,386   $ 98,132,994
                    ============   ============

     Dividends declared but not paid during the six-month periods ended December 31, 1999 and 1998, were $888,485 and $137,405, respectively. Cash payments for interest expense were $15,959,291 and $12,501,597 for the six-month periods ended December 31, 1999 and 1998, respectively. Cash payments for income taxes were $269,700 and $673748 for the six month periods ended December 31, 1999 and 1998, respectively.

5.   Segment Information
     -------------------

     The Company has six reporting segments or divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. The crops segment procures, manufactures, processes and distributes fertilizer, seed and crop protection products. The feed segment procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. The petroleum segment distributes all grades of gasoline, kerosene, fuel oil, propane and other related petroleum products. The retail farm supply

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                                ---------------

     segment distributes agricultural supplies through approximately 300 Company owned retail locations and managed local cooperatives. The farm and home segment distributes farm and home products at wholesale and retail centers. The marketing segment purchases corn, soybeans, wheat, barley and livestock from its members and markets these products.

     The Company evaluates performance based on operating profit or loss. Interest expense is allocated to each of the segments based upon segment assets employed and excludes the allocation of general corporate overhead. The Company accounts for intersegment sales at current market prices.

     The following tables present information about the Company's reported segment profits and losses as well as the reconciliation of reportable segment revenues and operating losses to the Company's consolidated totals for the six months ended December 31, 1999 and 1998, respectively.

                           Revenues from                    Intersegment                     Segment
                        External Customers                    Revenues                    Profit (Loss)
                      -----------------------------------------------------------------------------------------
                          Six months ended                 Six months ended               Six months ended
                            December 31,                     December 31,                   December 31,
                      -----------------------------------------------------------------------------------------
                         1999             1998            1999          1998            1999           1998
                      --------------  ------------    ------------  ------------    -------------  -------------

Retail Farm Supply      $204,750,034  $145,660,417    $          0  $          0     $(7,844,968)   $(5,618,493)
Feed                      91,689,393    84,536,467      37,138,281    32,660,337       5,571,973      5,864,444
Crops                     42,947,704    44,809,535      91,473,085    50,377,109          18,072     (1.071,968)
Farm and Home             84,474,763    85,922,994      27,024,712    18,677,222         660,650         76,351
Petroleum                122,130,004    76,319,727      10,187,384     6,981,099       3,045,781     (5,403,341)
Marketing                 40,213,864    44,624,623       4,098,991     3,469,108        (696,735)       122,639
Other                      1,209,049     1,100,737               0             0        (508,950)      (533,628)
                     ------------------------------------------------------------------------------------------
   Total                $587,414,811  $482,974,500    $169,922,453  $112,164,875     $   245,823    $(6,563,996)


                    General corporate expenses                    (18,514,045)   (14,346,673)
                                                             -------------------------------

                    Loss before income tax benefit,
                    undistributed loss in Statesman
                    Financial Corporation and cumulative
                    effect of change in accounting method.       $(18,268,222)  $(20,910,669)
                                                             -------------------------------



6.   New Accounting Standards
     ------------------------

     In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt SFAS No. 133 in the fiscal year 2001. The Company is currently evaluating any impact of the derivatives standard.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                                ---------------


7.   Acquisition of Gold Kist Inputs Business
     -----------------------------------------

     On October 13, 1998, the Company purchased the Gold Kist Inputs Business of Gold Kist Inc. ("Gold Kist"), a Georgia cooperative marketing association. The net assets purchased included certain inventory, real property, personal property, and certain accounts receivable, other assets, and certain liabilities. The initial estimated net purchase price of $218 million, (net of liabilities assumed of approximately $21.5 million and subject to a final purchase price adjustment) was financed utilizing a bridge loan facility. This acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated to inventory, accounts receivables and property plant and equipment based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated statement of operations since the date of acquisition.

     In connection with the purchase transaction, the Company delivered to Gold Kist a post-closing statement of net asset value (the "Post-Closing Valuation") prepared pursuant to the terms of the purchase agreement (the "Agreement"). The final purchase price as determined by the Company pursuant to the Post-Closing Valuation was approximately $198 million compared to an estimated purchase price (after deducting the $10 million hold back provided for in the Agreement) of $218 million. Taking into account certain agreed upon adjustments, the Company's Post-Closing Valuation resulted in a repayment by Gold Kist to the Company of approximately $21 million, including interest. The difference between the initial estimated purchase price as determined by the pre-closing valuation and the Company's determination of the final purchase price as shown by the Post-Closing Valuation was principally due to the Company not purchasing certain accounts receivable that were included in the initial purchase price.

     Consistent with the Company's business plan for reducing the pre-acquisition losses of the Gold Kist Inputs Business, the Company has finalized its rationalization plan, which will result in the closure of 29 locations. Costs to exit these locations were approximately $1.3 million, most of which represent severance and facility closure costs. These costs were have been recorded as an adjustment to the purchase accounting of Gold Kist. At December 31, 1999, the Company had paid approximately $300,000, most of which related to severance costs. The remaining portion of the reserve relates primarily to facility closure costs, which are anticipated to be expended by June 2000.

8.   Financing Agreements
     --------------------

     On January 12, 1999, Southern States entered into a new $200 million three-year revolving credit facility with various commercial banks, including Bank of America (formerly NationsBank, N.A.), First Union National Bank and CoBank. Under the terms of this facility, Southern States must maintain a ratio of funded indebtedness to capitalization of less than or equal to .50 to 1, have tangible net worth of at least $256 million plus 25% of net income in a fiscal year and maintain a ratio of consolidated cash flow to consolidated interest expense and distribution on Capital Securities, Series A of greater than 1.50 to 1. Interest rates under this facility are determined on a competitive bid basis or at a LIBOR-based maximum rate.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                                ---------------

     In January of 1999, Southern States repaid $118.3 million of its outstanding indebtedness under the bridge loan facility by borrowing an equivalent amount under this new credit facility. On October 5, 1999, in connection with the issuance of the securities to Gold Kist, Inc., the bridge loan facility was repaid in full. See Note 10.

9.   Change in Accounting Method
     ---------------------------

     Effective July 1, 1999, Southern States Cooperative changed its method of accounting for its investment in the Southern States Insurance Exchange (the "Insurance Exchange") and began recognizing operating results on this investment on a quarterly basis. Prior to the accounting change, Southern States' portion of the annual earnings relating to the Insurance Exchange, which year ends on December 31, were recognized in Southern States' third quarter, which ends March 31. Although this method was acceptable under accounting rules for agricultural cooperatives, Southern States believes the new method is preferable because operating results relating to the Insurance Exchange are more appropriately matched with the period in which the revenue is earned.

     Pro forma amounts assuming the change in application of accounting method applied retroactively (unaudited):

                                      Six Months Ended
                                      ----------------
                             December 31, 1999   December 31, 1998
                             -----------------   -----------------

     Net loss                    $6,194,494           $7,621,748

10.  Issuance of Securities
     ----------------------

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $59.4 million Step-Up Rate Capital Securities, Series A ("Series A"), net of issuance costs of $600,000. Distributions are cumulative relating to the Series A securities at a rate of 8% per annum, increasing to 8.5% on July 5, 2000 and 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Also on October 5, 1999, Southern States issued to Gold Kist $40 million Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"). Issuance costs incurred with respect to the Series B securities totaled $800,000. Cash dividends are cumulative at an initial rate of 7.5%, increasing to 8% per annum 9 months after the date of issuance and increasing to 8.25% per annum twenty-one months after the issuance of the Series B securities. Dividends are payable quarterly, in arrears on January 5, April 5, July 5 and October 5 of each year. The proceeds from the sale of both the Series A securities and the Series B securities were used to reduce Company debt and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

                        INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF OPERATIONS
                             (Amounts in Thousands)
                                   (Unaudited)



                                                 Three Months Ended
                                                 ------------------
                                       September 26, 1998   September 27, 1997
                                       -------------------  -------------------
Net sales............................        $91,508             $104,735
Cost of sales........................         78,506               91,495
                                             -------             --------
   Gross margin......................         13,002               13,240
Distribution, administrative and
 general expenses....................         22,054               22,444
                                             -------             --------
   Net operating loss................         (9,052)              (9,204)
Other income (deductions):
   Interest income...................          3,209                2,972
   Interest expense..................         (3,994)              (3,168)
   Miscellaneous, net................            171                  753
                                             -------             --------
     Total other deductions..........           (614)                 557
                                             -------             --------
   Loss before income taxes..........         (9,666)              (8,647)
Income tax benefit (note 2)..........          3,625                3,288
                                             -------             --------
   Net loss..........................        $(6,041)            $ (5,359)
                                             =======             ========




                 See accompanying notes to financial statements.

                       INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF CASH FLOWS
                             (Amounts in Thousands)
                                  (Unaudited)

                                                 Three Months Ended
                                                -------------------
                                       September 26, 1998   September 27, 1997
                                       -------------------  -------------------
Cash flows from operating activities:
 Net income (loss)...................       $ (6,041)            $ (5,359)
 Non-cash items included in net
  income (loss):
  Depreciation and amortization......          1,592                1,520
  Allowance for doubtful accounts....           (828)                 292
  (Gains) losses on sales of assets..             11                 (396)
  Other..............................          1,062                   30
 Changes in operating assets and
  liabilities:
  Receivables........................         25,692               17,428
  Crop notes receivable..............         (6,996)              (7,017)
  Inventories........................         13,840                8,233
  Other current assets...............            408               (3,068)
  Accounts payable and other current
   liabilities.......................        (38,535)             (24,348)
                                            --------             --------
   Net cash used in operating
    activities.......................         (9,795)             (12,685)
                                            --------             --------
Cash flows from investing activities:
 Acquisitions of property, plant and
  equipment..........................            (21)              (2,270)
 Proceeds from disposals of
  property, plant and equipment......             56                  594
                                            --------             --------
    Net cash provided by (used in)
     investing activities............             35               (1,676)
                                            --------             --------
Cash flows from financing activities:
 Principal payments of long-term debt            (52)                 (47)
 Net transfers from Gold Kist Inc....          9,812               14,409
                                            --------             --------
    Net cash provided by financing
     activities......................          9,760               14,362
                                            --------             --------
    Net change in cash and cash
     equivalents.....................              -                    -
Cash and cash equivalents at
 beginning of year...................              -                    -
                                            --------             --------
Cash and cash equivalents at end of
 year................................       $      -             $      -
                                            ========             ========

Supplemental disclosure of cash flow
 data:
Cash paid during the years for:
  Interest paid to third parties.....       $     87             $    117
                                            ========             ========
  Income taxes (note 2)..............       $      -             $      -
                                            ========             ========



                See accompanying notes to financial statements.

                       INPUTS BUSINESS OF GOLD KIST INC.
                                 NOTES TO FINANCIAL STATEMENTS
                             (Amounts in Thousands)
                                  (Unaudited)


1. Gold Kist Inc. ("Gold Kist" or "Company") and Southern States Cooperative, Incorporated ("Southern States") have entered into an Asset Purchase Agreement (the "Agreement"), dated as of July 23, 1998, pursuant to which the Company has agreed to sell and assign, and Southern States has agreed to purchase and assume, the assets and certain of the liabilities of the Company's agricultural inputs business. The affected assets include substantially all of the assets of the Company's Agri-Services segment, as well as certain crop notes receivable of AgraTrade Financing, Inc., the Company's wholly-owned finance subsidiary (such businesses and certain other assets to be acquired are referred to as the "Inputs Business"). The Agri-Services segment purchases, manufactures and processes fertilizers, agricultural chemicals, seeds, pet foods, feed and animal health products and other farm supply items for distribution and sale at wholesale and retail. Additionally, the segment serves as a contract procurement agent for and storer of farm commodities such as soybeans, grain and peanuts and is engaged in cotton processing and storage.

     The financial statements are not intended to be a complete presentation of the results of operations and cash flows as if the Inputs Business had operated as a stand-alone company. Intercompany transactions within the Inputs Business have been eliminated. The accompanying financial statements present the results of operations and cash flows of the Inputs Business, based upon the structure of the transaction as described in the Agreement. The transaction as set forth in the Agreement is hereinafter referred to as the Acquisition.

     The accompanying unaudited financial statements reflect the accounts of the Inputs Business of Gold Kist Inc. ("Inputs Business"). All significant intercompany transactions have been eliminated. Due to the seasonality of the Inputs Business, results of operations for interim periods are not necessarily indicative of results for the entire year.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations and cash flows.

2. The operations of the Inputs Business are included in the consolidated income tax returns of Gold Kist. All income tax payments are made by Gold Kist and are not allocated to the Inputs Business. The statements of operations reflect management's estimates of income tax benefit using effective federal and state statutory rates as if the Inputs Business was operated as a stand-alone company. As Gold Kist manages its tax position on a consolidated basis, which takes into account the results of all of its operations, the Inputs Business's effective tax rate could vary in the future from that reported in the accompanying statements of operations. The Inputs Business's future effective tax rate will largely depend on Southern States's structure and tax strategies.

                       SOUTHERN STATES COOPERATIVE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements have been prepared from and should be read in conjunction with, the historical financial statements and the related notes of Southern States and the Gold Kist Inputs Business included elsewhere in this prospectus.

     The unaudited pro forma combined condensed statements of operations for the year ended June 30, 1999, have been prepared to give effect to the acquisition of the Gold Kist Inputs Business as if this transactions occurred on July 1, 1998. For further information concerning this acquisition, see "Business of Southern States Acquisition of the Gold Kist Inputs Business."

     The pro forma adjustments are based upon available information and estimates and assumptions which management of Southern States believes are reasonable. The unaudited pro forma combined condensed statements of operations do not purport to represent what Southern States' results of operations would have actually been had the transaction described in the respective notes occurred on July 1, 1998. In addition, the unaudited pro forma combined condensed financial statements do not purport to project Southern States' financial position or results of operations for any future date or period.

                       SOUTHERN STATES COOPERATIVE, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1999

                                                            Historical
                                               ---------------------------------
                                                                     Gold Kist
                                                      Southern         Inputs       Pro Forma
                                                       States         Business     Adjustments    Pro Forma Combined
                                                      --------       ---------     -----------    ------------------
                                                                     (amounts in thousands)
Net sales......................................       $1,366,359         $91,508                        $1,457,867
Cost of sales..................................        1,114,782          78,506   $       108 (1)       1,193,396
                                                      ----------         -------   -----------          ----------

  Gross margin.................................          251,577          13,002          (108)            264,471

Selling, general and administrative............          247,635          22,054                           269,689
                                                      ----------         -------                        ----------

  Savings (loss) on operations.................            3,942          (9,052)         (108)             (5,218)

Other income (deductions):
  Interest expense.............................          (28,413)         (3,994)       (3,768) (2)
                                                                                         3,888  (2)        (32,287)

  Interest income and service charges..........           11,209           3,209                            14,418

  Miscellaneous income, net....................           11,812             171                            11,983
                                                      ----------         -------   -----------          ----------
                                                          (5,392)           (614)         (120)             (5,886)
                                                      ----------         -------   -----------          ----------

  Loss before income tax, and undistributed
   loss in Statesman Financial Corporation.....           (1,450)         (9,666)           12             (11,104)




Income tax expense (benefit)...................             (597)         (3,625)            5 (3)          (4,217)
                                                      ----------         -------   -----------          ----------

  Loss before undistributed loss in Statesman
   Financial Corporation.......................             (853)         (6,041)            7              (6,887)




Undistributed loss in Statesman Financial
 Corporation, net of tax.......................           (1,222)                                           (1,222)
                                                      ----------         -------   -----------          ----------

  Net loss.....................................       $   (2,075)        $(6,041)  $         7          $   (8,109)
                                                      ==========         =======   ===========          ==========


   See accompanying notes to unaudited pro forma combined condensed financial statements

                       SOUTHERN STATES COOPERATIVE, INC.

              NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
               (in thousands of dollars, unless otherwise noted)


Basis of Presentation
---------------------

     Effective October 13, 1998, Southern States acquired the Gold Kist Inputs Business. The Gold Kist Inputs Business results of operations have been included in the Southern States' historical consolidated statement of operations since the date of acquisition. The results of operations of the Gold Kist Inputs Business from July 1, 1998 through September 30, 1998 have been included as a pro forma adjustment in the unaudited pro forma combined condensed statement of operations for the year ended June 30, 1999. The results of operations for the Gold Kist Inputs Business for the 13 day period from October 1, 1998 to October 13, 1998 have been excluded. This 13 day period is not considered material for this presentation.

     Southern States' fiscal year is based upon a 12 calendar month year ended June 30, 1999. Gold Kist Inputs Business quarterly information includes 13 weeks. Southern States quarterly information is based upon three month calendar quarters.

Pro Forma Adjustments
---------------------

(1) Adjustment to increase depreciation expense based on the amounts assigned and the estimated remaining useful lives of plant and equipment ranging from 2 to 19 years.

(2) To reflect increased interest expense of $3,768 on borrowings utilizing the bridge loan facility with a weighted average borrowing rate of approximately 6.00% for 105 days for the period ended June 30, 1999. Also, to reflect elimination of $3,888 of interest expense on liabilities not assumed by Southern States.

(3) To record the income tax effect of the pro forma adjustments affecting income at the applicable income tax rate, including the elimination of interest expense allocated by Gold Kist Inc. to the Gold Kist Inputs Business based on assets employed.

                       SOUTHERN STATES COOPERATIVE, INC.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

               (in thousands of dollars, unless otherwise noted)

     The following unaudited pro forma combined condensed financial data give effect to the acquisition of the Gold Kist Inputs Business using the purchase method of accounting (this adjustment only impacts the pro forma statement of operations for the year ended June 30, 1999).

     The unaudited pro forma combined condensed financial data are intended for information purposes only and are not necessarily indicative of the future financial position or results of operations of Southern States had the acquisition described above occurred on the indicated dates or been in effect for the period presented. The unaudited pro forma combined condensed financial data should be read in conjunction with, and is qualified in its entirety by, the unaudited pro forma financial statements and the historical consolidated financial statements of Southern States and the Gold Kist Inputs Business, including in each case the related notes, included elsewhere in this prospectus, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                               Fiscal Year
                                                                  Ended
                                                              June 30, 1999
                                                         ----------------------

                                                         (amounts in thousands)
Statement of Operations Data:
Sales and other operating revenue...........................     $1,457,867
Cost of products purchased and marketed.....................      1,193,396
Selling, general and administrative expenses................        269,689
                                                                 ----------
Loss on operations (1)......................................     $   (5,218)
                                                                 ==========

Interest expense............................................     $   32,287

                                                                 As of
                                                              June 30, 1999
                                                             --------------
Other Data:
Cash flows from operations..................................   $  140,257
Cash flows used in investing activities.....................     (268,090)
Cash flows from financing activities........................      127,562
Ratio of earnings to fixed charges (3) (4)..................          N/A
EBITDA (2)..................................................       42,837

Ratio of EBITDA to interest expense.........................         1.31x
Current ratio (5)...........................................          N/A
Long-term debt to total capitalization (6)..................          N/A

                       SOUTHERN STATES COOPERATIVE, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA


(1) Loss on operations represents loss before other deductions, other income, income taxes and distributions on Capital Securities, Series A.

(2) EBITDA is defined as savings (loss) before income tax and after distributions on Capital Securities, Series A, plus interest, depreciation and amortization expenses after the cumulative effect of change in accounting method, net of tax. EBITDA should not be considered as an alternative to net savings (as determined in accordance with generally accepted accounting principles), as a measure of operating performance or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. Southern States believes that EBITDA is a measure commonly reported and widely used by investors as a measure of operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to interest, taxes, depreciation and amortization, which can vary significantly depending upon capitalization structure, tax status (particularly when comparing a cooperative company to a non-cooperative company), accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information and the related other EBITDA ratios, including the ratio of EBITDA to interest expense, have been disclosed in this prospectus to permit a more complete comparative analysis of operating performance relative to companies within and outside of the industry and of Southern States' debt servicing ability. However, EBITDA and EBITDA to interest expense may not be comparable in all instances to other similar types of measures used by other companies in the agricultural industry.

(3) In the calculation of the ratio of earnings to fixed charges, earnings consist of net savings (loss) before income taxes after consideration of distributions on the Capital Securities, Series A, plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of financing costs, that portion of rental expense representative of the interest factor and distributions on the Capital Securities, Series A.

(4) On a pro forma basis, earnings were insufficient to cover fixed charges by $12.2 million for the year ended June 30, 1999.

(5) Current ratio is defined as total current assets divided by total current liabilities.

(6) Total capitalization is defined as the total of long-term debt, Capital Securities, Series A, net, mandatorily redeemable preferred stock, capital stock and patrons' equity.

================================================================================


You should rely only on the information contained in this prospectus or other information to which this prospectus refers. Southern States has not authorized anyone to provide you with information that is different. Southern States is not making an offer of the Senior Notes in any state where the offer is not permitted. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, the Senior Notes offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary .....................................................    1
Risk Factors ...........................................................    3
Use of Proceeds ........................................................    6
Selected Historical Consolidated Financial
   Information .........................................................    7
Management's Discussion and Analysis of
   Financial Condition and Results of Operations .......................   11
Southern States ........................................................   30
Business of Southern States ............................................   35
Management .............................................................   53
Description of the Senior Notes ........................................   63
Plan of Distribution ...................................................   73
Absence of Public Market, Redemption and
   Market Risk .........................................................   74
Legal Matters ..........................................................   74
Experts ................................................................   74
Available Information ..................................................   74
Disclosure Regarding Forward Looking
   Statements ..........................................................   75
Index to Financial Statements...........................................  F-1



                                   $50,000,000



                             [Southern States Logo]





                                  SENIOR NOTES

                                    Due From
                            Six Months to Seven Years
                              From Date of Issuance





                              --------------------

                                   Prospectus

                              --------------------



                              ____________ __, 2000





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses to be incurred by Southern States in connection with the issuance and distribution of the Senior Notes to be offered. All amounts are estimates except for the SEC registration fee:


     Registration under the Securities Act of 1933, as amended ........ $13,200
     Accounting Fees and Expenses .....................................
     Blue Sky Fees and Expenses .......................................
     Legal Fees and Expenses ..........................................
     Trustee and Transfer Agent Fees ..................................
     Printing and Engraving Expenses ..................................
     Miscellaneous
                                                                        -------
          Total ....................................................... $
                                                                        =======


Item 14.  Indemnification of Directors and Officers

     Sections 13.1-698 and 13.1-702 of the Code of Virginia (1950) (the "Code") provide that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Further, under Sections 13.1-697 and 13.1-702 of the Code, a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against reasonable expenses incurred in the proceeding if (i) he conducted himself in good faith, and (2) he believed, in the case of conduct in his official capacity with the corporation that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification is not permissible however, (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Article D of the Restated Articles of Incorporation of Southern States reads as follows:

               The Association shall indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted under Title 13.1 of the Code of Virginia, as the same may be amended from time to time, and under any other controlling statutes or regulation whether Federal or State. Such indemnification shall be in addition to, and not in limitation of, any other indemnity required by law or agreement.

     The Company maintains a Directors and Officers Liability Insurance Policy (the "Policy") in place with Federal Insurance Company which indemnifies directors and officers of the Company against certain damages and expenses relating to claims against them caused by negligent acts, errors or omissions. The Policy is a "claims made" policy with a $ 15,000,000 policy aggregate.


Item 15.  Recent Sales of Unregistered Securities

     During the three fiscal years ended June 30, 1999, the Company issued the following:

     A. Southern States Membership Common Stock. Southern States' common stock
        ---------------------------------------
is membership common stock, issued at a price equal to its $1.00 par value per share. Southern States' membership common stock, notwithstanding a 6% dividend feature, does not have characteristics typical of an investment security. As an agricultural cooperative, voting rights in the Company are per capita, regardless of the number of shares of membership common stock held; there is no opportunity for capital appreciation, as shares are issued at par ($1.00 per share) and are redeemable at par; there is no trading market in such shares as they are subject to significant transfer restrictions. Pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance and transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Southern States is of the opinion that its membership common stock should not be considered a security within the meaning of the federal securities laws, but is nevertheless providing the information below to comply with the requirements of this Item 15 under a contrary view.

     1. Issuance of Shares of Membership Common Stock to Managed Local Cooperatives in Lieu of Cash Refunds of Patronage Refund Allocations.

        (a) Securities Issued. During the fiscal years ended June 30, 1997, 1998 and 1999, the Company issued an aggregate of 1,179,265 shares, 803,329 shares and no shares of its membership common stock, respectively, to 66 managed local cooperatives, all of which are managed by the Company under uniform management contracts and all of which operate as an integral part of the Southern States cooperative distribution system. See "Southern States--The Southern States Distribution System--Managed Local Cooperatives" in the Prospectus included as
Part I of this registration statement. The shares of membership stock issued in 1997 and 1998 were issued in lieu of cash payments made on the Company's patronage refund allocations previously distributed to patrons for the fiscal years ended June 30, 1975 and 1976, respectively. See "Southern States--Cooperative Structure--Patronage Refunds" in the Prospectus included as
Part I of this registration statement.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration. The shares were issued at par value ($1.00 per share) in lieu of an equivalent dollar amount otherwise payable in cash upon revolvement of the Company's patronage refund allocations for the years in question.

        (d) Exemption from Registration Claimed. The Company is of the opinion that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration pursuant to Section 4(2) of the Securities Act in the circumstances described. The offer and sale of shares exchanged with the managed local cooperatives was made exclusively to a limited and clearly defined class of offerees, namely the 70 managed local cooperatives who operate under a management agreement with Southern States and who, by virtue of their relationship with Southern States, are familiar with and have access to complete information concerning the business and financial position of Southern States. The offer and sale was not made through any general advertisement or solicitation.


     2. Issuance of Shares of Membership Common Stock to Agricultural Producers Who Wish to Qualify to Do Business with the Company on a Cooperative Basis.

        (a) Securities Issued. During each of the fiscal years ended June 30, 1997, 1998 and 1999, the Company issued one (1) share of its membership common stock, $1.00 par value per share, to each of approximately 200 agricultural producers who purchased one share each in order to qualify for membership in the Company. Such transactions usually involved agricultural producers who did not wish to wait to receive a share of membership common stock in connection with a future patronage refund based upon business done with the Company.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration. $1.00 per share. See (a) above.

        (d) Exemption from Registration Claimed. The Company is of the opinion that the issuance of one (1) share of its membership common stock, at a purchase price of $1.00, to persons wishing to qualify to do business with the Company on a cooperative basis, does not involve the issuance of a security for purposes of the Securities Act of 1933, and that even if such transactions are viewed as involving the issuance of a security, such transactions were exempt under Rule 504 of Regulation D. In no year during the three year period ending June 30, 1999, did the issuance of shares of membership common stock by the Company pursuant to Section 3(b) or in violation of Section 5(a) of the Securities Act exceed the aggregate $1 million limitation of Rule 504. The Company believes it complied with the requirements of Rule 504 in all material respects with respect to the issuance of these shares.

     3. Issuance of Shares in Connection with Mergers of Managed Local Cooperatives into the Company.

        (a) Securities Issued. In the fiscal year ended June 30, 1998, the Company issued approximately 4,120 shares of its membership common stock to members of two managed local cooperatives that were merged into the Company during that period.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration. $1.00 per share. See (a) above.

        (d) Exemption from Registration Claimed. The Company is of the opinion that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration under Rule 504 of Regulation D. The aggregate dollar amount of this offering, based upon the par value of the shares of membership common stock issued, was under $5,000. The Company believes all applicable requirements of Rule 504 were met. The Company filed a Form D with respect to these two transactions under cover of letter dated February 17, 1998.

     4. Issuance of Shares in Connection with Merger of Michigan Livestock Exchange with and into the Company.

        (a) Securities Issued. The Company has issued or will issue a maximum of approximately 78,000 shares of its membership common stock to members of Michigan Livestock Exchange ("MLE"), a Michigan cooperative, in connection with the merger of MLE into the Company effective April 1, 1998. The merger agreement specified that each active member of MLE who held allocated equities of MLE at the time of the merger would receive one share of the Company's membership common stock in exchange for, and in lieu of, the first

$1.00 of allocated equity held in MLE, which allocated equity was assumed by the Company in the merger.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration.

            (i) One share of membership common stock, $1.00 par value, was issued or will be issued to each of approximately 38,000 members of MLE as described in (a) above as part of the consideration for the merger; there were no discounts or commissions. Members of MLE are required by law to own one share of the Company's membership common stock in order to be a member of the Company. Each share issued represents, and will be issued in lieu of, the first $1.00 of any allocated equity due to such member of MLE, which allocated equities were assumed by the Company in the merger.

            (ii) A maximum of approximately 40,000 of the shares referenced in
(a) above will be issued on the basis of one share per member, to MLE members who were not due any allocated equity from MLE at the time of merger, in order to qualify such members of MLE for membership in the Company. The consideration is $1.00 per share which was deemed by the parties to the merger to have been paid as part of the merger consideration.

        (d) Exemption from Registration Claimed. The Company is of the opinion that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration under Rule 504 of Regulation D, as the consideration for such shares was limited to $1.00 per share, or a maximum of approximately $78,000. The Company believes all requirements of Rule 504 were met. The Company filed a Form D with respect to this transaction under cover of letter dated February 17, 1998.

     B. Southern States 6% Cumulative Preferred Stock. Southern States' 6% cumulative preferred stock is issued at a price equal to its $100.00 par value.

        (a) Securities Issued. During its fiscal years ended June 30, 1997, 1998 and 1999, the Company issued 349, 424 and 507 shares, respectively, of its 6% cumulative preferred stock to existing holders of such securities, in lieu of cash dividends thereon, pursuant to prior elections made by such holders to receive additional shares in lieu of cash dividends.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration. Each of the shares referenced in (a) above was issued at par value, for $100.00 per share, in lieu of cash dividends in like amount.

        (d) Exemption from Registration Claimed. The Company's 6% cumulative preferred stock was initially sold in 1970 pursuant to the exemption in Section 3(a)(5)(B) of the Securities Act. At that time, purchasers were given the option of electing to receive future dividends, if declared, in the form of cash or in additional shares of the same issue. The Company is of the opinion that the issuance of additional shares of its 6% cumulative preferred stock pursuant to such elections is not a sale of such securities within the meaning of Section 2(3) of the Securities Act. The Company relies on the interpretive ruling of the General Counsel of the SEC listed at 17 C.F.R. Section 231.929 (par. 1121 of the CCH Federal Securities Law Reports) in support of this position.

     C. "Payment Plus" Debt Obligations.

        (a) Securities Issued. On April 1, 1998, Michigan Livestock Exchange ("MLE"), a Michigan cooperative, merged into the Company. MLE has, for a number of years, operated a "Payment Plus" program under which farmers and other members of MLE who sell livestock to or through MLE, can elect to receive sales proceeds on a deferred basis. Such proceeds are payable upon demand of the MLE member, and are paid with interest at a specified rate. If not earlier paid, such obligations are paid 12 months after the date of the livestock sale transaction that gave rise to such proceeds. The Payment Plus obligations of MLE, at the time of its merger into the Company, were secured by an irrevocable stand-by letter of credit issued by the St. Paul Bank for Cooperatives. MLE had outstanding Payment Plus indebtedness of approximately $14,000,000 at April 1, 1998, held by approximately 550 members of MLE. Payment Plus obligations became obligations of the Company upon the effective date of the merger. At June 30, 1998 and June 30, 1999, respectively, the Company had outstanding Payment Plus indebtedness of approximately $14 million held by approximately 520 and 500 patrons, respectively.

        (b) Underwriters and Other Purchasers. No underwriters were involved. See (a) above.

        (c) Consideration. Payment Plus obligations are interest-bearing debt obligations for livestock sales proceeds owed by MLE (now the Company) to members as a result of commercial transactions handled by MLE (now the Company).

        (d) Exemption from Registration Claimed. Prior to its merger into the Company, MLE was a farmers' cooperative organization exempt from tax under section 521 of the Internal Revenue Code of 1954. Accordingly, if the Payment Plus obligations of MLE are viewed as securities, the Company is of the view they were exempt from registration pursuant to section 3(a)(5)(B) of the Securities Act of 1933. Upon the merger of MLE into the Company effective April 1, 1998, the Payment Plus obligations became obligations of the Company. Although the Payment Plus obligations (as obligations of the Company) no longer qualify for the exemption in section 3(a)(5)(B) of the 1933 Act, the Company has continued to maintain the bank letter of credit securing such obligations and, accordingly, is of the opinion that if such obligations constitute securities, they are exempt from registration by virtue of the exemption from registration provided by section 3(a)(2) of the 1933 Act.

     D. Step-Up Rate Series B Cumulative Redeemable Preferred Stock and Step-Up Rate Capital Securities.

        (a) Securities Issued. On October 5, 1999, the Company issued and sold to Gold Kist Inc. ("Gold Kist") $40,000,000 aggregate liquidation amount of its Step-Up Rate Series B Cumulative Redeemable Preferred Securities. As part of the same transaction, Gold Kist purchased $60,000,000 aggregate liquidation amount of Step-Up Rate Capital Securities issued by Southern States Capital Trust I, a trust subsidiary of the Company.

        (b) Underwriters and Other Purchasers. No underwriters were involved. Gold Kist was the sole purchaser of the preferred securities and the capital securities.

        (c) Consideration. Gold Kist paid the Company and Southern States Capital Trust I a total of $100 million for the preferred securities and capital securities (or $98.6 million, net of a commitment fee Southern States paid to Gold Kist in connection with the sale).

        (d) Exemption from Registration Claimed. The sale of securities to Gold Kist in October, 1999, was made pursuant to a fixed price commitment letter, dated October 13, 1998, between the Company and Gold Kist. The parties entered into the commitment letter in connection with the Company's acquisition from Gold Kist of its agriservices (or "inputs") business. See "Business of Southern StatesAcquisition of the Gold Kist Inputs BusinessFinancing Commitment" in the prospectus constituting Part I of this registration statement. In entering into this commitment letter and making this sale of securities to Gold Kist, the Company relied on the exemption from federal registration contained in (S) 4(2) of the Securities Act of 1933.


Item 16.  Exhibits, Financial Statement Schedules

(A)  EXHIBITS

     An index of exhibits appears at page II-10 and is incorporated herein by reference.

(B)  FINANCIAL STATEMENT SCHEDULES

     Schedule II - Valuation and Qualifying Accounts and Report of Independent Public Accountants on Schedule II

     All other schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.

Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to its registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Southern States Cooperative, Incorporated has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia on May 1, 2000.

                                    SOUTHERN STATES COOPERATIVE,
                                      INCORPORATED


                                    BY: /s/  Wayne A. Boutwell
                                       -----------------------------------------
                                       Wayne A. Boutwell
                                       President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed for the following persons in the capacities indicated on May 1, 2000.



/s/  Wayne A. Boutwell             President and Chief
----------------------              Executive Officer
Wayne A. Boutwell


/s/  Jonathan A. Hawkins        Senior Vice President and
------------------------         Chief Financial Officer
      Jonathan A. Hawkins

/s/  Robert W. Taylor               Controller and
---------------------         Principal Accounting Officer
       Robert W. Taylor

Michael W. Beahm, Cecil D. Bell, Jr., Floyd K. Blessing,
James E. Brady, Jr., Earl L. Campbell, Jere L. Cannon,
William F. Covington, Herbert A. Daniel, Jr., H. Michael Davis,
John B. East, George E. Fisher, R. Bruce Johnson,
James A. Kinsey, J. Wayne McAtee, Richard F. Price,
William Pridgeon, Curry A. Roberts, John Henry Smith,
James A. Stonesifer, William W. Vanderwende,
Raleigh O. Ward, Jr., Wilbur C. Ward, Charles A. Wilfong          Directors


By:  /s/ N. Hopper Ancarrow, Jr.
     ------------------------------------
     N. Hopper Ancarrow, Jr.
     Attorney-In-Fact

                                 EXHIBIT INDEX
                           to Registration Statement
                                  on Form S-1

                   SOUTHERN STATES COOPERATIVE, INCORPORATED


Exhibit No.                  Description of Exhibit
-----------                  ----------------------


          ARTICLES OF INCORPORATION AND BYLAWS:

3.1       (a) Restated Articles of Incorporation of Southern States Cooperative,
              Incorporated, effective July 30, 1998

          (b) Articles of Amendment, effective October 1, 1999, to Restated Articles of Incorporation of Southern States Cooperative, Incorporated

3.2 Bylaws of Southern States Cooperative, Incorporated, amended as of March 29, 1999

     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

4.1 Form of Indenture between Southern States Cooperative, Incorporated and First Union National Bank, dated ________,2000

4.2 Form of Senior Notes for Southern States Cooperative, Incorporated (included as Exhibits A-K to Exhibit 4.1 above)

       Certain instruments relating to long-term debt not being registered have been omitted in accordance with Item 601(b) (4) (iii) of Regulation S-K. Registrant will furnish a copy of any such instrument to the Commission upon its request.


5* Opinion of Mays & Valentine, L.L.P. regarding the legality of the Senior Notes


       MATERIAL CONTRACTS:

10.1      (a)  Asset Purchase Agreement between Gold Kist Inc. and Southern
               States Cooperative, Inc., dated July 23, 1998

          (b) Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of October 13, 1998, amending the Asset Purchase Agreement

          (c) Amendment to Asset Purchase Agreement, dated September 7, 1999, between Gold Kist Inc. and Southern States Cooperative, Inc.

          (d) Commitment Letter between Gold Kist Inc. and Southern States Cooperative, Inc., dated October 13, 1998

          (e) Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of March 25, 1999, amending the Commitment Letter

          (f) Purchase Agreement among Southern States Capital Trust I, Southern States Cooperative, Inc. and Gold Kist Inc., dated October 5, 1999

10.2      (a)  Revolving Credit Agreement between Southern States Cooperative,
               Incorporated and CoBank, ACB, First Union National Bank, NationsBank, N.A. and various other lenders, dated January 12, 1999, as amended February 3, 1999

          (b) Consent Agreement between Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, NationsBank, N.A. and various other lenders, dated as of March 25, 1999, relating to the Revolving Credit Agreement, as amended February 3, 1999

          (c) Second Amendment to Revolving Credit Agreement and Consent Agreement between Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, Bank of America, N.A. and various other lenders, dated December 22, 1999

          (d) Third Amendment to Revolving Credit Agreement Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, Bank of America, N.A. and various other lenders, dated January 31, 2000

          (e) Consent Agreement between Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, Bank of America, N.A. and various other lenders, dated as of April 19, 2000, relating to the Revolving Credit Agreement, as amended January 31, 2000

10.3 Fourth Amended and Restated Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Statesman Financial Corporation, dated January 12, 2000

10.4      (a)  Financing Services and Contributed Capital Agreement between
               Southern States Cooperative, Incorporated and Michigan Livestock Credit Corporation, dated April 1, 1998

          (b) Amendment to Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Michigan Livestock Credit Corporation, dated November 6, 1998 (included as
               Exhibit I to Exhibit 10.2(a) above)

          (c) Second Amendment to Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Michigan Livestock Credit Corporation, dated March 25, 1999

10.5      (a)  Southern States Insurance Exchange Subscriber's Agreement and
               Power of Attorney, dated April 27, 1988

          (b) Agreement between Southern States Insurance Exchange and Southern States Underwriters, Incorporated, dated April 27, 1988


10.6      (a)  Form of Management Agreement between Southern States Cooperative,
               Incorporated and various local managed cooperatives (listed in Attachment A to Exhibit 10.6(a))

          (b) Management/Operating Agreement between Orange-Madison Cooperative Farm Service, Inc. and Southern States Cooperative, Inc., dated March 1, 1991, as amended by Reclassification Agreement, dated September 1, 1991, as amended November 20, 1992, as amended April 1, 1993, as amended February 1, 1994, as amended May 1, 1994, as amended March 2, 1995

10.7      (a)  Member Product Purchase Agreement between CF Industries, Inc. and
               Southern States Cooperative, Incorporated, dated October 18, 1974, as supplemented by letter from J. Sultenfuss to G. Adlich, dated January 7, 1998

          (b) CF Industries, Inc. Product Purchase Agreement Assignment and Assumption Agreement by and among Gold Kist Inc., Southern States Cooperative, Inc. and CF Industries, Inc., dated October 13, 1998

10.8 Agreement and Plan of Merger between and among Southern States Cooperative, Incorporated, and Michigan Livestock Exchange, Statesman Financial Corporation and Michigan Livestock Credit Corporation, dated as of December 31, 1997

10.9      (a)  Ground Lease between Southern States Cooperative, Incorporated, as Lessor, and Gold Bond Stamp Company of Georgia, as Lessee, dated as of July 15, 1977

          (b) Lease and Agreement between Gold Bond Stamp Company of Georgia, as Lessor and Southern States Cooperative, Incorporated, as Lessee, dated as of July 15, 1977.

10.10 Lease Agreement with Purchase Option by and between Scott Petroleum Corporation and Gold Kist Inc., dated January 5, 1995

            MANAGEMENT REMUNERATION PLANS:

10.11 Southern States Supplemental Retirement Plan, effective November 11, 1987, as amended and restated through Fourth Amendment, effective July 1, 1995

10.12 Southern States Deferred Compensation Plan, effective July 1, 1995, as amended and restated through Sixth Amendment, effective October 1, 1999

10.13 Southern States Directors Deferred Compensation Plan, effective July 1, 1989, as amended and restated through First Amendment, effective July 1, 1995

10.14 Form of Executive Split Dollar Agreement between Southern States Cooperative, Incorporated and certain executive officers (listed in Attachment A to Exhibit 10.14)

12        Computation of Ratios

21        List of Subsidiaries


            CONSENTS OF EXPERTS AND COUNSEL:

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of KPMG LLP

23.3*     Consent of Mays & Valentine, L.L.P. (included in Exhibit 5.1)

24        Powers of Attorney

25 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of First Union National Bank as Trustee under the Indenture

27        Financial Data Schedule

---------------------

*              To be filed by amendment.

             Report of Independent Public Accountants on Schedule II
                    Southern States Cooperative, Incorporated


To the Board of Directors of
Southern States Cooperative, Incorporated

In connection with our audits of the consolidated financial statements of Southern States Cooperative, Incorporated and Subsidiaries as of June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/  PricewaterhouseCoopers LLP

Richmond, Virginia
May 2, 2000


                                          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                            SOUTHERN STATES COOPERATIVE, INCORPORATED
                                                         (In thousands)

Column A                                     Column B                   Column C                     Column D             Column E
--------                                     --------                   --------                     --------             --------

                                                                       Additions
                                                                       ---------

                                             Balance         Charged                                                      Balance
                                          at Beginning     to Costs and        Charged to                                at End of
                                          of the Period      Expenses        Other Accounts        Deductions              Period
                                          -------------      --------        --------------        ----------              ------
Year ended 6-30-99
   Reserves and allowances
      deducted from asset accounts:
      Allowance for doubtful accounts          $2,643              $246          $1,832 (1)              $517 (2)          $4,204
      Allowance for discounts and
       other deductions                             0                 0                                     0                   0
                                        -------------       -----------     -----------           -----------         -----------
                                               $2,643              $246         $ 1,832                  $517              $4,204
                                        =============       ===========     ===========           ===========         ===========


Year ended 6-30-98
   Reserves and allowances
      deducted from asset accounts:
      Allowance for doubtful accounts          $2,237              $100          $1,233 (3)              $927 (2)          $2,643
      Allowance for discounts and
       other deductions                             0                 0                                     0                   0
                                        -------------       -----------     -----------           -----------         -----------
                                               $2,237              $100         $ 1,233                  $927              $2,643
                                        =============       ===========     ===========           ===========         ===========

Year ended 6-30-97
   Reserve and allowances
      deducted from asset accounts:
      Allowance for doubtful accounts          $2,217               $93                                   $73 (2)          $2,237
      Allowance for discounts and
       other deductions                             0                 0                                     0                   0
                                        -------------       -----------                          ------------         -----------
                                               $2,217               $93                                   $73           $   2,237
                                        =============       ===========                          ============         ===========

(1)  Allowance balance of Inputs Business at acquisition
(2)  Accounts charged off, net of recoveries
(3)  Allowance balance of Michigan Livestock Exchange at acquisition

                                      S-2